EXHIBIT 10.2

Purchase Agreement

This PURCHASE AGREEMENT (this “Purchase Agreement”) is made this 31st day of October, 2007 between Momenta Pharmaceuticals, Inc. (“Seller”) and Alnylam Pharmaceuticals, Inc. (“Buyer”).

WHEREAS, Seller is the subtenant under that certain sublease dated as of September 8, 2006 (the “Sublease”) with Archemix Corp., as sublandlord (“Sublandlord”) with respect to approximately 22,364 rentable square feet (the “Subleased Premises”) located on the second floor of the Building located at 300 Third Street, Cambridge, Massachusetts (the “Building”). A true copy of the Sublease is attached hereto as Exhibit A-1.

WHEREAS, Sublandlord, as tenant, and ARE-MA Region No. 28, LLC (successor-in-interest to Three Hundred Third Street L.L.C.) as landlord (“Landlord”) are parties to that certain Lease dated April 11, 2005, as amended by that certain First Amendment to Lease dated July 9, 2006 and that certain Second Amendment to Lease dated October 31, 2007 (as amended, the “Overlease”).

WHEREAS, Seller, Sublandlord and Landlord are parties to that certain Consent to Sublease dated as of October 23, 2006 (the “Sublease Consent”). A true copy of the Sublease Consent is attached hereto as Exhibit A-2. The Sublease and the Sublease Consent are collectively referred to as the “Sublease Documents”.

WHEREAS, Seller is in the process of completing Subtenant’s Work (as defined in the Sublease) to prepare the Subleased Premises for Seller’s use and occupancy.

WHEREAS, the Subtenant’s Work is being completed by F.L. Caulfield & Sons, Inc. (the “General Contractor”) pursuant to an agreement dated as of May 2, 2007, as modified by three Prime Contract Change Orders dated July 10, 2007, August 27, 2007 and October 1, 2007 (as so modified, the “Construction Contract”). A true copy of the Construction Contract is attached hereto as Exhibit B.

WHEREAS, the Subtenant’s Work is shown on construction plans and specifications (the “Drawings”) prepared by Olson Lewis Dioli & Doktor, Architects & Planners Incorporated (the “Architect”) pursuant to a fee proposal agreement dated October 4, 2006, as modified by letter agreement dated August 19, 2007 (as so modified, the “Architect Contract”). A complete list of the Drawings is attached hereto as Exhibit C, and a true copy of the Architect Contract is attached hereto as Exhibit D.

WHEREAS, Seller has purchased the items of equipment and furniture for the Subleased Premises itemized on Exhibit E-1 attached hereto (the “Equipment”), and has ordered various additional items of equipment and furniture for the Subleased Premises as shown on the purchase orders (the “Purchase Orders”), true copies of which are attached hereto as Exhibit E-2.

WHEREAS, Seller holds the permits and approvals (the “Approvals”) relating the Subtenant’s Work listed on Exhibit F attached hereto.

WHEREAS, as of the Effective Date (as defined in Section 2.4 herein), Seller wishes to assign to Buyer, and Buyer wishes to assume from Seller, all Seller’s rights under the Sublease Documents, the Construction Contract, the Drawings, the Architect Agreement, the Equipment, the Purchase Orders, the Approvals, together with all Seller’s rights to insurance benefits, claims against third parties, and rights to deposits and refunds (other than the security deposit paid to Sublandlord under the Sublease) in connection with the foregoing (collectively, the “Purchased Assets”) upon the terms and conditions set forth herein. Notwithstanding the foregoing, the Purchased Assets do not include, and Seller reserves all rights to, any proceeds from the claim made by Seller to the General Contractor for reimbursement in the amount of $14,527.23 paid by Seller to Sublandlord for sprinkler valve damage incurred during the performance of the Subtenant’s Work.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller and Buyer agree as follows:

1.                                       Purchase and Sale.  Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the Purchased Assets. Notwithstanding the foregoing, as between Buyer and Seller, the transfer of the Purchased Assets pursuant to this Purchase Agreement shall not include the assumption of any liability or obligation related to the Purchased Assets unless Buyer expressly assumes that liability or obligation pursuant to Section 2.1.

2.                                       Purchase Price and Assumption of Obligations.  In consideration of the purchase and sale described in Section 1, Buyer shall, on the Effective Date:

2.1                                 Assumption of Obligations.  Assume and perform Seller’s obligations under the Sublease Documents (in accordance with the terms of the Sublease Assignment and Amendment (as defined in Section 3.1.1 herein)), the Construction Contract, the Drawings, the Architect Agreement, the Purchase Orders, and the Approvals arising on or after the Effective Date (but excluding any liability or obligation arising out of or relating to a breach of or default by Seller under any of Seller’s obligations under the Construction Contract, the Drawings, the Architect Agreement, the Purchase Orders, and the Approvals that occurred before the Effective Date), and no other liabilities or obligations of Seller, whether fixed or contingent (subject, however, to the terms of the Sublease Assignment and Amendment).  In addition, Buyer shall be responsible for all “Rent” payable under the Sublease Documents relating to the period (the “Rent Assumption Period”) on or after May 1, 2007 through the Effective Date.  The Purchase Price (as defined in Section 2.3 herein) includes all “Rent” with respect to the Rent Assumption Period paid by Seller to Sublandlord as of the Effective Date.  In the event that after the Effective Date, Seller shall make additional payments  to Sublandlord or Landlord with respect to adjustments in “Rent” pursuant to the Sublease Documents including, but not limited to, payments regarding recalculation of estimated operating expenses or real estate taxes,  and such  payments relate to the Rent Assumption Period, Buyer agrees to reimburse Seller for such payments, which such obligation shall survive the Effective Date.   Notwithstanding anything to the contrary in this Purchase Agreement or any other document, as to Sublandlord, if there shall be any conflict or inconsistency between the terms, covenants and conditions of this Purchase Agreement and the terms, covenants and conditions of the Sublease Assignment and Amendment), then the terms, covenants and conditions of the Sublease Assignment shall control and prevail.

For clarity and without limitation, as between Buyer and Seller, the following shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by Seller:

(a)                                  any Environmental, Health and Safety Liabilities arising out of or relating to Seller’s subleasing or operation of the Subleased Premises, or Seller’s ownership of the Purchased Assets;

(b)                                 any liability or obligation arising out of or resulting from Seller’s compliance or noncompliance with any applicable law or order of any governmental authority;

(c)                                  any liability or obligation for taxes, including (i) any taxes arising as a result of Seller’s ownership of the Purchased Assets prior to the Effective Date, (ii) any taxes that will arise as a result of the sale of the Purchased Assets pursuant to this Agreement and (iii) any deferred taxes with respect to the foregoing;

(d)                                 any liability or obligation of Seller under this Purchase Agreement; and

(e)                                  any liability or obligation of Seller based upon Seller’s acts or omissions occurring on or after the Effective Date.

2.2                                 Condition of Certain Purchase Assets.  Buyer has had the opportunity to inspect and evaluate the condition of the Subleased Premises, the construction of the Subtenant’s Work, the Drawings and the Equipment, and agrees to accept the same on the Effective Date in their “AS-IS” condition. Notwithstanding anything to the contrary in this Purchase Agreement or any instrument delivered pursuant to this Purchase Agreement (including Exhibits H-1, H-2, H-3, H-4 H-5, H-6 and H-7), (i) Buyer shall have no claim against Seller, and hereby releases Seller from the same, for any deficiencies in the condition of the Subleased Premises, the construction of the Subtenant’s Work, the Drawings or the Equipment, except to the extent said deficiencies are caused by Seller’s negligence or willful misconduct; and (ii) Buyer shall have no claim against Sublandlord, and hereby releases Sublandlord from the same, for any deficiencies in the condition of the Subleased Premises and the construction of the Subtenant’s Work. For clarification, Buyer is not hereby releasing Sublandlord for any deficiencies in the condition of the Subleased Premises to the extent said deficiencies first arise after the Effective Date (except, however, to the extent such deficiencies arise from the construction of the Subtenant’s Work, the Drawings or the Equipment, for which deficiencies, Buyer hereby releases Sublandlord entirely).

2.3                                 Cash Payment. Pay Seller $4,430,548.23 in good U.S. funds (the “Purchase Price”). The Purchase Price is detailed on Exhibit G attached hereto.

2.4                                 Definitions.

2.4.1                        “Effective Date” shall have the same meaning as such term has under the Sublease Assignment and Amendment (as defined in Section 3.1.1 herein).

2.4.2                        “Environmental, Health and Safety Liabilities” means any cost, damages, expense, liability, obligation or other responsibility arising from or under any Environmental Law or Occupational Safety and Health Law.

2.4.3                        “Environmental Law” means any federal, state or local laws, rules, regulations, directives, orders, decrees, judgments, and the like relating to pollution or protection of human health, safety or the environment, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 et seq., as amended

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(CERCLA), the Resource Conservation and Recovery Act, as amended 42 U.S.C. 6901 et seq., the Clean Water Act, 33 U.S.C. 1251 et seq., the Clean Air Act, 42 U.S.C. 7401 et seq., the Toxic Substance Control Act, 15 U.S.C. 2601 et seq., the Safe Drinking Water Act, 42 U.S.C. 300f through 300j, the Massachusetts Oil and Hazardous Material Release Prevention and Response Act of 1993, and Massachusetts General Laws, Chapter 21E, as amended, and the regulations promulgated thereunder.

2.4.4                        “Hazardous Activity” means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, release, storage, transfer, transportation, treatment or use (including any withdrawal or other use of groundwater) of Hazardous Material at the Subleased Premises or any part thereof into the environment and any other act, business, operation or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm, to persons or property on or off the Subleased Premises.

2.4.5                        “Hazardous Material” means any substance, material or waste which is regulated by any governmental authority, including any material, substance or waste which is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “contaminant,” “toxic waste” or “toxic substance” under any provision of Environmental Law, and including petroleum, petroleum products, asbestos, presumed asbestos-containing material or asbestos-containing material, urea formaldehyde and polychlorinated biphenyls.

2.4.6                        “Occupational Safety and Health Law” means any applicable law designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, including the Occupational Safety and Health Act, and any program, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

2.4.7                        “Knowledge of Seller” or words to that effect means the actual knowledge of Richard P. Shea, Chief Financial Officer.

3.                                       Conditions.

3.1                               Assignments.  On the Effective Date, Seller and Buyer shall execute and deliver the following instruments:

3.1.1                        Assignment, Assumption and Consent Agreement; and First Amendment to Sublease in the form of Exhibit H-1 attached hereto (“Sublease Assignment and Amendment”);

3.1.2                        Assignment and Assumption of Construction Contract in the form of Exhibit H-4 attached hereto;

3.1.3                        Assignment and Assumption of Architect Contract in the form of Exhibit H-5 attached hereto;

3.1.4                        Bill of Sale in for the Equipment in the form of Exhibit H-6 attached hereto; and

3.1.5                        Assignment and Assumption of Purchase Orders in the form of Exhibit H-7 attached hereto.

3.2                               Third Party Consents.  On the Effective Date, Seller shall deliver to Buyer consents or approvals of (i) the Sublandlord pursuant to the Sublease Assignment and Amendment (i.e. Exhibit H-1), (i) the Landlord pursuant to the form of consent attached hereto as Exhibit H-2, (iii) the General Contractor pursuant to the form of consent included as part of Exhibit H-4, and the Architect pursuant to the form of consent included as part of Exhibit H-5 to consummate the transactions contemplated hereby and transfer each and all of the Purchased Assets in conformity with this Purchase Agreement. Except as provided in Section 3.6 herein, Seller shall be responsible for any fees payable to such third parties to obtain their consents and/or approvals.

3.3                               Sublease Amendment; Overlease Amendment.  On the Effective Date, Buyer shall have obtained (i) from the Sublandlord (with the written consent of the Landlord), the amendment to the Sublease as contained in the Sublease Assignment and Amendment; and (ii) from Landlord and Sublandlord, an amendment to the Overlease as more particularly described in that certain Second Amendment to Lease in the form attached hereto as Exhibit H-3.

3.4                               Security Deposit.  Simultaneously with the execution of this Purchase Agreement, Buyer shall deliver to Sublandlord a security deposit complying with Paragraph 5 of the Sublease, as amended by the terms of the Sublease Assignment and Amendment.

3.5                               Deliverables.  In addition to the foregoing, the parties to this Purchase Agreement shall, on the Effective Date, deliver to each other such documents and instruments as legal counsel of the parties reasonably require to consummate the transactions contemplated hereby and evidence Buyer’s assumption of Seller’s obligations under Subsection 2.1 herein and Seller’s transfer to Buyer of the Purchased Assets in conformity with this Purchase Agreement.

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3.6                               Sublandlord’s Costs.  Seller shall be responsible for reimbursing Sublandlord for Sublandlord’s Costs (as defined in Section 12(g) of the Sublease Assignment and Amendment) (“Sublandlord’s Costs”). As between Seller and Buyer only, Buyer shall then reimburse Seller for one-third (1/3) of the aforementioned Sublandlord’s Costs, which such obligation shall survive the Effective Date or the expiration or termination of this Purchase Agreement; provided, however, to the extent any such Sublandlord’s Costs relate to the Subtenant’s Work (e.g. plan approval [including architects fees and engineering costs], overtime services, service shutdowns, etc), Buyer shall reimburse Seller for 100% of such costs, which such obligation shall survive the Effective Date.

4.                                       Representations and Warranties of Seller.

Seller represents and warrants to Buyer that the following statements are true and correct.

4.1                                 Corporate Organization.  Seller is a corporation duly organized, validly existing and in good standing under the laws of Delaware.

4.2                                 Corporate Authority.  Seller has all requisite corporate power and authority to enter into this Purchase Agreement and related agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Purchase Agreement and any related agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action of Seller, including adoption of appropriate resolutions by Seller’s board of directors. This Purchase Agreement and related agreements have been duly executed and delivered by Seller and constitute the legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms, subject to laws of general application relating to the rights of creditors and to the availability of equitable remedies.

4.3                                 No Defaults; Environmental Matters.

(a)                                  Seller is in compliance with its obligations under the Purchased Assets and has not received any notices of default with respect to said Purchased Assets, nor is Seller aware of any event or conditions which, with after notice to Seller or the passage of time, or both, would constitute a default by Seller under such Purchased Assets.

(b)                                 Neither Seller nor any person for whose conduct it is or may be held responsible, or to the knowledge of Seller (having made no independent investigation whatsoever), any other person, has permitted or conducted any Hazardous Activity conducted with respect to the Subleased Premises or the Purchased Assets except in full compliance with all applicable Environmental Laws.

(c)                                  To the Knowledge of Seller (having made no independent investigation whatsoever), there has been no release or, threat of release, of any Hazardous Materials at or from the Subleased Premises or the Purchased Assets.

4.4                                 Compliance with Laws.  The execution of this Purchase Agreement and any related agreements by Seller does not, and Seller’s performance of its obligations thereunder will not, conflict or violate Seller’s certificate of incorporation, by-laws, any laws applicable to Seller or by which any of its assets or properties are bound or affected, result in any breach of or constitute a default under any agreement, lease, license or other instrument or obligation to which Seller is a party or by which Seller’s properties are bound or affected.

4.5                                 Governmental Approval.  No governmental approval, consent or authorization is required for Seller to enter into this Purchase Agreement and any related agreement and to perform its obligations thereunder and consummate the transactions contemplated hereby or thereby.

4.6                                 Contracts.  Seller is not a party to any contract or agreement, written or oral, with respect to the Subleased Premises and the Subtenant’s Work, other than the Purchased Assets.

4.7                                 Litigation.  There is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, or, to the knowledge of Seller, threatened (including allegations that could form the basis for future legal action), against Seller or any of the Purchased Assets.

4.8                                 Good Title.  Seller has good and marketable title to, or in the case of leased properties or assets, a valid leasehold interest in, all of the Purchased Assets, in each case free and clear of all liens, encumbrances or claims and, on the Effective Date, Buyer shall acquire good and marketable title to or a valid leasehold interest in, each and all of the Purchased Assets, free and clear of all liens, claims, and encumbrances.

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4.9                                 Transferability.  Except for obtaining the third party consents described in Subsection 3.2 herein, Seller is entitled to transfer and assign all of the Purchased Assets to Buyer without any restriction or payment of any kind to any third party by Seller or Buyer.

4.10                           Taxes.  Seller has paid all federal, state and local taxes and fees, including interest and penalties thereon, if any, and collected, withheld and remitted to the applicable governmental authority any taxes that it was obligated to collect, withhold or remit, as of the Effective Date, and there are no unpaid taxes or fees which could result in the imposition of a lien, encumbrance or claim on the Purchased Assets or against Buyer.

4.11                           No Brokers or Finders.  Seller has had no dealings with any broker or other finder with respect to the transactions contemplated by this Purchase Agreement.

4.12                           Additional Representations.  On the Effective Date, Seller shall be deemed to have made the representations of Seller as set forth in Exhibits H-1, H-2, H-4, H-5 and H-7 attached hereto.

4.13                           Disclosure.  No representation or warranty or other statement made by Seller in this Purchase Agreement or any related agreements (including without limitation Exhibits H-1, H-2, H-4, H-5 and H-7) contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading. Seller does not have Knowledge of any fact that has specific application to Seller (other than general economic or industry conditions) and that may materially adversely affect the Purchased Assets that has not been set forth in this Purchase Agreement or otherwise disclosed to Buyer in writing.

5.                                       Representations and Warranties of Buyer.

Buyer represents to Seller that the following statements are true and correct:

5.1                                 Corporate Organization.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware.

5.2                                 Corporate Authority.  Buyer has all requisite corporate power and authority to enter into this agreement and related agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this agreement and any related agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action of Buyer, including adoption of appropriate resolutions by Buyer’s board of directors and stockholders. This agreement and related agreements have been duly executed and delivered by Buyer and constitute the legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms, subject to laws of general application relating to the rights of creditors and to the availability of equitable remedies.

5.3                                 Compliance with Laws.  The execution of this Purchase Agreement and any related agreements by Buyer does not, and Buyer’s performance of its obligations thereunder will not, conflict or violate Buyer’s certificate of incorporation, by-laws, any laws applicable to Buyer or by which any of its assets or properties are bound or affected, result in any breach of or constitute a default under any agreement, lease, license or other instrument or obligation to which Buyer is a party or by which Buyer’s properties are bound or affected.

5.4                                 Governmental Approval.  No governmental approval, consent or authorization is required for Buyer to enter into this Purchase Agreement and any related agreement and to perform its obligations thereunder and consummate the transactions contemplated hereby or thereby.

5.5                                 No Brokers or Finders.  Buyer has had no dealings with any broker or other finder with respect to the transactions contemplated by this Purchase Agreement, except for Richards Barry Joyce & Partners. Buyer shall be responsible for fees payable to Richards Barry Joyce & Partners with respect to such engagement (the “Broker’s Fee”). Buyer represents to Seller that the Broker’s Fee is $89,456.00. Seller shall reimburse Buyer for one-half (1/2) of the Broker’s Fee as a credit against the Purchase Price.

6.                                       Post-Closing Agreements.

Following the Effective Date,

6.1.                              Further Assurances. The parties shall execute such further documents, and perform such further acts, as may be necessary to transfer and convey the Purchased Assets to Buyer on the terms herein contained and otherwise to comply with the terms of this agreement and consummate the transactions contemplated hereby.

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6.2                                 Transfer Taxes.  Seller shall be responsible for and shall pay any and all transfer taxes, use, value-added, documentary, recordation or other similar taxes in connection with the transfer of the Purchased Assets as contemplated by this Purchase Agreement.

7.                                       Indemnification.

7.1                                 Survival.  Buyer’s and Seller’s representations and warranties in this agreement shall survive the Effective Date.

7.2                                 Indemnification of Buyer.  From and after the Effective Date, Seller shall indemnify and hold harmless Buyer and its stockholders, directors, officers, employees, agents, and attorneys and shall reimburse them for, any third-party claim, liability, loss, damage, or expense (including reasonable attorneys’ fees and expenses) paid or reasonably incurred by them as a result of any material breach of any representation, warranty, agreement or covenant of Seller under this Purchase Agreement or any related agreements, or arising out of the ownership or operation of the Purchased Assets or the Subleased Premises prior to the Effective Date, or relating to any liability or obligation not assumed by Buyer under Subsection 2.1 hereof.

7.3                                 Indemnification of Seller.  From and after the Effective Date, Buyer shall indemnify and hold harmless Seller and its stockholders, directors, officers, employees, agents, and attorneys and shall reimburse them for, any third-party claim, liability, loss, damage, or expense (including reasonable attorneys’ fees and expenses and the costs of investigation) paid or reasonably incurred by them as a result of any material breach of any representation, warranty, agreement or covenant on the part of Buyer under this Purchase Agreement or any related agreements, or arising exclusively out of the ownership or operation by Buyer of the Purchased Assets or the Subleased Premises on or after the Effective Date, or arising from any liabilities assumed by Buyer under Subsection 2.1 hereof.

8.                                       Miscellaneous.

8.1                                 Notices.  All notices or other communications required or given hereunder shall be in writing and shall be deemed duly given if delivered in person (with receipt therefor), or if sent by certified or registered mail, return receipt requested, postage prepaid, to the following addresses: (i) if to Seller, to Richard P. Shea, CFO, Momenta Pharmaceuticals, Inc., 675 W. Kendall Street, Cambridge, MA 02142, with a copy to General Counsel, Momenta Pharmaceuticals, Inc., 675 W. Kendall Street, Cambridge, MA 02142 and to Jonathan E. Book, Esq., Foley Hoag LLP, 155 Seaport Boulevard, Boston, MA 02210 and (ii) if to Buyer, to Philip T. Chase, Esq., General Counsel, Alnylam Pharmaceuticals, Inc., 300 Third Street, Cambridge, MA 02142, with a copy to Joseph L. Faber, Esq., Faber Daeufer & Rosenberg PC., 950 Winter Street, Waltham, MA 02451 . Either party may change its address for the giving of notices by notice given in accordance with this section.

8.2                                 No Third Party Beneficiary.  This Purchase Agreement and any related agreement are not intended to confer upon any other person any rights or remedies, except for any right to indemnification that a person may have pursuant to Subsections 7.2 or 7.3 hereof.

8.3                                 Choice of Law.  This Purchase Agreement shall be governed by and construed in accordance with the laws of Massachusetts without regard to applicable principles of conflict or choice of law.

8.4                                 Amendments and Waivers.  No amendment of any provision in this Purchase Agreement shall be valid, unless in writing and signed by the party to be charged. No failure or delay on the part of any party to exercise any rights under this Purchase Agreement shall operate or imply a waiver thereof, unless in a writing signed by the party to be charged.

8.5                                 Final and Binding Arbitration.  Any dispute arising solely between Seller and Buyer from or relating to this Purchase Agreement or any related agreement or the transactions contemplated hereby or thereby shall be resolved exclusively and finally by arbitration pursuant to the rules for commercial arbitration of the American Arbitration Association, and judgment upon any arbitral award may be entered in any court of competent jurisdiction. No such arbitral award may include exemplary, punitive or statutory damages or legal fees or expenses of any party.

8.6                                 Coordination of Publicity.       Except for disclosures required by Securities and Exchange Commission regulations or other applicable Federal, state or local law, Buyer and Seller agree to coordinate any publicity or other public disclosure of the transactions contemplated under this Purchase Agreement.

{Signatures Follow}

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IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the date first written above.

BUYER:

ALNYLAM PHARMACEUTICALS, INC.

By:	/s/ Patricia Allen
Name: Patricia Allen
Title: VP, Finance, duly authorized

SELLER:

MOMENTA PHARMACEUTICALS, INC.

By:	/s/ Richard P. Shea
Richard P. Shea, its Vice President, Treasurer and
Chief Financial Officer, duly authorized

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EXHIBIT A-1

Copy of Sublease

SUBLEASE

This Sublease (the “Sublease”) is made as of September 8, 2006 by and between Archemix Corp., a Delaware corporation, having an address of 300 Third Street, Cambridge, Massachusetts 02142 (“Sublandlord”) and Momenta Pharmaceuticals, Inc., a Delaware corporation, having an address of 675 West Kendall Street, Cambridge, MA 02142 (“Subtenant”).

W I T N E S S E T H:

A.                                   Three Hundred Third Street L.L.C., predecessor-in-interest to ARE-MA Region No. 28, LLC, a Delaware limited liability company (“Landlord”), as landlord, and Sublandlord, as tenant, entered into a Lease dated April 11, 2005, as amended by (i) that First Amendment to Lease dated July 9, 2006, between Sublandlord and Landlord (collectively, the “Overlease”), pursuant to which Sublandlord leases approximately 67,451 rentable square feet of space (the “Premises”) located on the first, second and P-1 and P-2 levels of the building known as 300 Third Street, Cambridge, Massachusetts (the “Building”). A partially redacted copy of the Overlease is attached hereto and incorporated herein as “Exhibit A”;

B.                                     Subtenant desires to sublease from Sublandlord and Sublandlord desires to sublease to Subtenant, a portion of the Premises as identified on “Exhibit B” attached hereto and incorporated herein (hereinafter referred to as the “Subleased Premises”), which Subleased Premises shall consist of approximately 22,364 rentable square feet located on a portion of the second floor of the Building as set forth on attached “Exhibit B”.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.  DEMISE OF SUBLEASED PREMISES.  Sublandlord hereby demises and subleases to Subtenant, and Subtenant hereby hires and takes from Sublandlord, the Subleased Premises for the term and upon the conditions hereinafter set forth, in “AS IS, WHERE IS” condition, subject to the completion of Sublandlord’s Work (as hereinafter defined), together with the right to use, on a non-exclusive basis, the lavatories, hallways, lobbies and other common elements of the Building and/or the Premises appurtenant to the Subleased Premises. If Subtenant desires additional premises for purposes of solvent storage or waste neutralization (“Storage Space”), Subtenant shall notify Sublandlord in writing thereof and Sublandlord shall cooperate with Subtenant and use commercially reasonable efforts to lease from Landlord such Storage Space desired by Subtenant and to thereupon sublease same to Subtenant. Subtenant shall be responsible for all Fixed Rent and Additional Rent charged by Landlord applicable to any Storage Space.  Notwithstanding the foregoing, the securing of such Storage Space by Sublandlord shall not be a condition to the effectiveness of this Sublease. If Subtenant does not elect to lease any Storage Space, then Sublandlord shall cooperate with Subtenant to share a portion of Sublandlord’s waste neutralization and solvent storage areas located within Sublandlord’s Premises to accommodate Subtenant’s reasonable requirements, subject to Sublandlord’s reasonable requirements for Sublandlord’s operations. Subtenant agrees to pay its proportionate share of the costs thereof.

2. TERM.                                            (a)  Initial Term.  The initial term of this Sublease (the “Term”) shall commence on the later to occur of (i) the date of this Sublease, (ii) the date on which Landlord’s written consent to this Sublease is obtained and delivered to Subtenant, and (iii) the date on which Sublandlord delivers possession of the Subleased Premises to Subtenant (the “Commencement Date”). Notwithstanding the foregoing, in the event such Landlord’s consent to this Sublease is not obtained in accordance with Section 15 herein and possession of the Subleased Premises delivered to Subtenant on or before the date which is sixty (60) days following the date of Sublandlord’s execution of this Sublease, then either party shall have the right to cancel this Sublease on fifteen (15) days written notice to the other (the “Cancellation Notice”) and with the giving of such notice, this Sublease shall be deemed canceled and no further force or effect and neither party shall have any liability or obligation to the other in respect thereof. Notwithstanding the foregoing, if within fifteen (15) days after the giving of the Cancellation Notice, Landlord’s consent is received and possession of the Subleased Premises delivered to Subtenant, then the Cancellation Notice shall be deemed null and void and this Sublease shall continue in full force and effect. The Term shall of this Sublease shall end on April 30, 2011 (the “Expiration Date”), as it may be extended hereunder, or shall end on such earlier date upon which such term may expire or be terminated pursuant to the provisions hereof or pursuant to law. The Term and any extension thereof in accordance with the provisions of this Sublease is referred to as the “Term”.

                                                (b)                                 Extended Term.  Provided that, at the time Subtenant elects to exercise the option herein granted, (i) this Sublease is in full force and effect, (ii) Subtenant is not in default beyond any applicable notice and grace periods hereunder, and (iii) Subtenant or an Affiliated Transferee (as defined in Section 16.B of the Overlease) is occupying all of the Subleased Premises, Subtenant shall have the option, upon written notice to Sublandlord (“Subtenant’s Extension Notice”) given not less than six (6) months prior to the expiration of the Expiration Date, to extend the Term of this Sublease for an additional four (4) year period (the “Extended Term”)

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expiring on April 30, 2015, subject to Sublandlord’s Termination Option and Subtenant’s Termination Option (as such terms are hereinafter defined). The Extended Term shall commence immediately following the end of the initial Term hereof. All terms and conditions applicable during the initial Term shall apply during the Extended Term including without limitation the obligation of Subtenant to pay Fixed Rent and its Pro Rata Share of Operating Expenses and Taxes except that (x) Subtenant shall have no further right to extend this Sublease beyond the Extended Term hereinabove provided, (y) there shall be no tenant improvement allowance, and (z) such Extended Term shall be subject to the parties’ Termination Options.

(c)                                  Sublandlord’s Termination Option. From and after the earlier to occur of (i) the date of Subtenant’s Extension Notice, if any, and (ii) October 1, 2010 and continuing through the Term as such Term may be extended, Sublandlord shall have the right to terminate this Sublease (“Sublandlord’s Termination Option”) as follows:

(i) where Subtenant has delivered to Sublandlord Subtenant’s Extension Notice as hereinabove provided, upon delivery of written notice to Subtenant within thirty (30) days following the date of Sublandlord’s receipt of Subtenant’s Extension Notice, which termination shall be effective upon the Expiration Date hereof; or

(ii) where Subtenant has delivered to Sublandlord Subtenant’s Extension Notice as hereinabove provided, and Sublandlord has failed to deliver written notice to Subtenant within such thirty (30) day period as provided in subsection (i) above, upon delivery of written notice to Subtenant, which termination shall be effective on a date specified in Sublandlord’s notice which shall be not less than nine (9) months following the date of such notice (“Sublandlord’s Early Termination Date”).

If Sublandlord exercises Sublandlord’s Termination Option under subsection (i) above, then (i) all rent payable under this Sublease shall be paid and apportioned as of the Expiration Date; (ii) neither party shall have any rights, estates, liabilities, or obligations under this Sublease for the period accruing after Expiration Date, except those which are incurred, have accrued or relate to the period prior to Expiration Date, and (iii) Subtenant shall surrender and vacate the entire Subleased Premises and deliver possession thereof to Sublandlord on or before the Expiration Date in the condition required under both this Sublease and the Overlease.

If Sublandlord exercises Sublandlord’s Termination Option under subsection (ii) above, then (i) all rent payable under this Sublease shall be paid and apportioned as of the Sublandlord’s Early Termination Date; (ii) neither party shall have any rights, estates, liabilities, or obligations under this Sublease for the period accruing after Sublandlord’s Early Termination Date, except those which are incurred, have accrued or relate to the period prior to Sublandlord’s Early Termination Date, and (iii) Subtenant shall surrender and vacate the entire Subleased Premises and deliver possession thereof to Sublandlord on or before Sublandlord’s Early Termination Date in the condition required under both this Sublease and the Overlease.

(d)                                 Subtenant’s Termination Option.  Provided that Subtenant is not in default under this Sublease beyond any applicable notice and grace periods on either the date Subtenant exercises Subtenant’s Termination Option (as hereinafter defined) or, or unless waived in writing by Sublandlord, on Subtenant’s Early Termination Date (as hereinafter defined), after the earlier to occur of (i) the date of Subtenant’s Extension Notice, if any, and (ii) October 1, 2010, and continuing through the Term as such Term may be extended, Subtenant shall have the right to terminate this Sublease upon the giving of nine (9) months’ prior written notice to Sublandlord (“Subtenant’s Termination Option”), which termination shall be effective on the date that is nine (9) months following the date of such written notice to Sublandlord (“Subtenant’s Early Termination Date”). If Subtenant exercises Subtenant’s Termination Option, then (i) all rent payable under this Sublease shall be paid and apportioned as of the Subtenant’s Early Termination Date; (ii) neither party shall have any rights, estates, liabilities, or obligations under this Lease for the period accruing after Subtenant’s Early Termination Date, except those which are incurred, have accrued or relate to the period prior to Subtenant’s Early Termination Date, and (iii) Subtenant shall surrender and vacate the entire Subleased Premises and deliver possession thereof to Sublandlord on or before Subtenant’s Early Termination Date in the condition required under both this Sublease and the Overlease.

(e)                                  Notwithstanding anything to the contrary contained herein, in no event shall the exercise of Subtenant’s Termination Option or Sublandlord’s Termination Option cause the Sublease Term to terminate prior to April 30, 2011.

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3.  SUBORDINATION TO AND INCORPORATION OF THE OVERLEASE.

                                                (a)  This Sublease is in all respects subject and subordinate to the terms and conditions of the Overlease and to the matters to which the Overlease, including any amendments thereto, is or shall be subordinate. Subtenant agrees that Subtenant has reviewed and is familiar with the Overlease and the Sublease, and will not do or suffer or permit anything to be done which would result in a default or breach (whether or not subject to notice or grace periods) on the part of Sublandlord under the Overlease or cause the Overlease to be terminated. Sublandlord agrees that it will not (i) do or suffer or permit anything to be done which would result in a default or breach under the Overlease or cause the Overlease to be terminated, or (ii) modify or amend the Overlease, or take any other action which results in the modification, surrender or cancellation of Overlease to the extent such modification, surrender or cancellation decreases any of Subtenant’s rights under this Sublease or increases any of Subtenant’s obligations under this Sublease, without the prior written consent of Subtenant. If, however, the Overlease is terminated prior to its scheduled expiration for any reason whatever, this Sublease shall likewise terminate, without further notice.

(b)  Except as otherwise expressly provided in this Sublease, the terms, covenants, conditions, rights, obligations, remedies and agreements of the Overlease are incorporated into this Sublease by reference and made a part hereof as if fully set forth herein and shall constitute the terms of this Sublease, mutatis, mutandis, Sublandlord being substituted for “Landlord” thereunder, Subtenant being substituted for “Tenant” thereunder and “Subleased Premises” being substituted for “Premises” thereunder, except to the extent that such terms do not relate to the Subleased Premises or are inapplicable to, or specifically inconsistent with the terms of this Sublease, it being understood and agreed that Sublandlord will not be acting as, or assuming any of the responsibilities of, Landlord, and all references in the Overlease to Landlord-provided services or Landlord insurance requirements, and any other references which by their nature relate to the owner or operator of the Building, rather than to a tenant of the Building subleasing space to a subtenant, shall continue to be references to Landlord and not to Sublandlord. All capitalized terms used and not otherwise defined herein shall have the same meaning as set forth in the Overlease.

(c)  The following provisions of the Overlease shall not be incorporated herein by reference and are expressly excluded from the terms of this Sublease: any redacted portions of the Overlease, Article 1 (clauses A - N, P, Q & S), Article 2 [Premises, Term and Commencement Date], Article 3 [Rent], Article 5(A) and (B) [Tenant’s Work/Alterations and Additions], Article 12(E) [Signs], the second and third sentences of Article 12(G) [Condition of Premises], Article 16(C) [Recapture], Articles 23(e) and (h) [Security Deposit], 24 [Brokerage Commission], 28(A), (B), (C), (E), (G) and (H) [Additional Rights Reserved By Landlord], 30(C) [Notices], 30(J) [Limitation of Liability], 30(K) [Memorandum of Lease], 30(Z) [Dispute Resolution], 31 [Right of First Refusal], 32 [Right of First Option], 33 [Termination Option], 34 [Generator], Attachment No. 1 to Exhibit B, Exhibit C and attachments thereto [Workletter], Exhibit F [Generator Space], Exhibit E [Rent Commencement Date Confirmation], Exhibit G [Tenant’s List of Hazardous Materials], and Exhibit K [Flammables License Application].

(d)                               For the purposes of incorporation herein, the terms of the Overlease are subject to the following additional modifications:

(i)                                     In all provisions of the Overlease (under the terms thereof and without regard to modifications thereof for purposes of incorporation into this Sublease) requiring the approval or consent of Landlord, Subtenant shall be required to obtain the approval or consent of both Sublandlord (which approval or consent of Sublandlord shall not be unreasonably withheld, conditioned or delayed) and Landlord.

(ii)                                In all provisions of the Overlease requiring the tenant to submit, exhibit to, supply or provide Landlord with evidence, certificates, or any other matter or thing, Subtenant shall be required to submit, exhibit to, supply or provide, as the case may be, the same simultaneously to both Landlord and Sublandlord. In any such instance, Sublandlord shall reasonably determine if such evidence, certificate or other matter or thing shall be satisfactory.

(iii)                               Notwithstanding anything to the contrary contained in Article 10 or Article 11 of the Overlease, Sublandlord shall have no obligation to restore or rebuild any portion of the Subleased Premises after any destruction or taking by eminent domain.

(iv)                            Sublandlord shall not be deemed to have made any of Landlord’s representations, warranties and indemnities under the Overlease (provided, however, that to the extent permitted under the Overlease, or as otherwise consented to by Landlord, Sublandlord hereby assigns to Subtenant the third party benefits of such representation, warranties and indemnities of Landlord and the right to enforce same, provided, however, that Sublandlord shall also retain the rights to enforce such representations, warranties and indemnities).

(v)                                 Sublandlord shall not be deemed or construed in any way to indemnify Subtenant for any breach of Landlord under the Overlease or any other actions or omissions of Landlord.

(vi)                              Section 30(T) of the Overlease shall be amended by including the following language at the end of the paragraph: “, or to the Securities Exchange Commission or such other entity as required by law.”

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4. RENT.

(a) Beginning on the earlier to occur of (i) March 10, 2007 and (ii) Subtenant’s beneficial use of the Subleased Premises for the conduct of its business, and continuing through the Sublease Term, including any Extended Term (if applicable), Subtenant shall pay to Sublandlord annual fixed rent (the “Fixed Rent”) per annum in the amount of One Million Seventy-Three Thousand Four Hundred Seventy-Two and No/100 Dollars ($1,073,472.00) in advance in equal monthly installments of Eight-Nine Thousand Four Hundred Fifty-Six and No/100 Dollars ($89,456.00), pro-rated on a per diem basis in the case of any partial months during the Term addressed to Sublandlord at the address set forth in this Sublease, Attn: Chief Financial Officer, or such other address set forth in a written notice to Subtenant. Subtenant’s Fixed Rent shall be proportionately adjusted in the event Subtenant leases any Storage Space from Sublandlord.

(b)                                 Except as otherwise set forth herein, each monthly installment shall be payable on or before the first day of the calendar month for which such payment is made, without notice or demand and without abatement, set-off or deduction.

(c)                                  In addition to the Fixed Rent and any other sums which Subtenant may be obligated to pay pursuant to any other provision of this Sublease, Subtenant agrees to pay to Sublandlord as “Additional Rent” hereunder as and when such sums are due and payable by Sublandlord under the Overlease, or as otherwise hereinafter provided:

(i)  “Expense Adjustment Amount” in an amount equal to 33.15%, (“Subtenant’s Pro Rata Share”) of the amounts payable by Sublandlord on account of Operating Expenses and Real Estate Taxes pursuant to Article 4(A) of the Overlease, which Subtenant’s Pro Rata Share shall be proportionately adjusted in the event Subtenant leases any Storage Space from Sublandlord;

(ii)  the cost of all utilities consumed by Subtenant in the Subleased Premises, including but not limited to electricity, natural gas and water, sewer, steam, fire protection, telephone and other communication and alarm services (the “Utility Charges”). Subtenant agrees that Subtenant’s usage of electricity and gas shall be measured by separate sub-meter to be installed by Subtenant, and Subtenant shall pay Subtenant’s Pro Rata Share of all other utilities supplied to the Subleased Premises and not directly billed to Subtenant by the utility provider;

(iii)                               the Parking Fee (as hereinafter defined in Section 22 hereof);

(iv)                              all Subtenant Surcharges (as hereinafter defined); and

(v)                                 if pursuant to Section 1 above, Subtenant leases any Storage Space, Subtenant shall pay all Fixed Rent and Additional Rent charged by Landlord in respect of the Storage Space (“Storage Space Charges”).

(d)  As used herein, the term “Subtenant Surcharges” shall mean any and all amounts other than the Expense Adjustment Amount, Utility Charges, Parking Fee and the Storage Space Charges which become due and payable by Sublandlord to Landlord under the Overlease whether as additional rent or for any extra services or otherwise, which would not have become due and payable but for the acts and omissions of Subtenant under this Sublease or which are otherwise attributable to the Subleased Premises, including, but not limited to: (i) any increases in the Landlord’s fire, rent or other insurance premiums resulting from any act or omission of Subtenant, (ii) any additional rent under the Overlease payable by Sublandlord on account of Subtenant’s use of other extra services above those provided in Article VII of the Overlease, and (iii) any additional rent under the Overlease payable by Sublandlord on account of any other additional service as may be provided to the Subleased Premises. Notwithstanding the foregoing, Subtenant Surcharges shall not include (i) amounts which relate to the acts or omissions of Sublandlord under the Overlease and not the acts or omissions of Subtenant under this Sublease, (ii) maintenance and repairs with respect to any non-common areas of the Premises (other than the Subleased Premises); or (iii) Fixed Rent pursuant to the Overlease, and, except as expressly provided in this Sublease, items of Additional Rent pursuant to the Overlease. Subtenant shall pay the Additional Rent set forth in subsections (c) and (d) of this Section 4 within thirty (30) days after the presentation of statements therefor by the Landlord or Sublandlord to Subtenant.

(e)                                  To the extent any utilities to the Subleased Premises are not separately sub-metered, if Subtenant or any other occupant of the Premises makes use of any utilities during hours other than during Building business hours, or if Subtenant or any other occupant of the Premises adds any machinery, appliances or equipment which materially increases or decreases the aggregate electrical load in the Subleased Premises or other portions of the Premises, as the case may be, the applicable Utility Charges shall be adjusted proportionately to reflect any change in such use.

(f)                                    Sublandlord shall provide copies of all bills (or relevant portions thereof) received from Landlord affecting or relating to Subtenant’s use of the Subleased Premises to Subtenant promptly upon receipt. Notwithstanding the foregoing, (i) if the Overlease provides that a payment of additional rent is payable by the Sublandlord to Landlord within a shorter period of time,

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Subtenant shall pay the additional rent provided for in this Section 4 relating to such payment of additional rent not later than the business day preceding the date that Sublandlord shall be so required to pay, and (ii) if the Overlease provides that a payment of additional rent thereunder is payable by Sublandlord to Landlord, on demand, then Subtenant shall pay any additional rent provided for in this Section 4 relating to such payment of additional rent under the Overlease, upon the demand of Sublandlord. Any failure or delay by Sublandlord in billing any sum set forth in this Section 4 shall not constitute a waiver of Subtenant’s obligation to pay the same in accordance with the terms of this Sublease.

(g)  Upon its receipt thereof, Sublandlord shall furnish to Subtenant a copy of each notice or statement from Landlord affecting the Subleased Premises with respect to Subtenant’s obligations hereunder, together with Sublandlord’s calculation (if applicable) of the amount owed by Subtenant hereunder and the basis for such calculation. If Sublandlord disputes the correctness of any such notice or statement and if such dispute is resolved in Sublandlord’s favor, or if Sublandlord shall receive any refund of rent without a dispute, Sublandlord shall promptly pay to Subtenant Subtenant’s Pro Rata Share of any refund (after deducting from the amount of any such refund an equitable portion of all expenses, including court costs and reasonable attorneys’ fees, incurred by Sublandlord in resolving such dispute) received by Sublandlord in respect (but only to the extent) of any related payments of rent made by Subtenant less any amounts theretofore received by Subtenant directly from Landlord, and relating to such refund; provided, however, that, if Sublandlord is required under the terms of the Overlease to pay such amounts pending the determination of any such dispute (by agreement or otherwise), Subtenant shall pay the full amount of the Fixed Rent, Expense Adjustment Amounts, Utility Charges, the Parking Fee, the Storage Space Charges and Subtenant Surcharges in accordance with this Sublease and the Landlord’s statement or notice.

(h)   Subtenant’s obligation to pay the Fixed Rent, the Expense Adjustment Amount, Utility Charges, the Parking Fee, the Storage Space Charges, Subtenant Surcharges and all other sums payable under this Section 4 or otherwise under this Sublease and Sublandlord’s obligation to pay any amounts due to Subtenant under this Sublease shall survive the termination or earlier expiration of this Sublease until such amounts have been paid in full.

(i)  The Fixed Rent, Expense Adjustment Amount, Utility Charges, the Parking Fee, the Storage Space Charges, Subtenant Surcharges and any other amounts payable pursuant to this Sublease (“Rent”) shall be paid by Subtenant to Sublandlord at the address first set forth above, or at such other place as Sublandlord may hereafter designate from time to time in writing, in lawful money of the United States of America, by, at Sublandlord’s option, a good unendorsed check, subject to collection, as and when the same become due and payable, without demand therefor and without any deduction, set-off or abatement whatsoever. Any other amounts of additional rents and other charges herein reserved and payable shall be paid by Subtenant in the manner and to the persons set forth in the statement from Sublandlord describing the amounts due. In the event of nonpayment of any component of Rent reserved hereunder, Sublandlord shall have all the rights and remedies with respect thereto as are herein provided for in case of nonpayment of the Fixed Rent reserved hereunder.

(j)  All past due installments of rent shall bear interest at the Default Rate reserved under the Overlease from the date due until paid. Additionally, Subtenant shall be responsible for all late charges payable by Sublandlord under Article 3 of the Overlease as a result of any late payment by Subtenant hereunder.

5.                                       SECURITY DEPOSIT.

(a)                                  To secure the full and faithful performance by Subtenant of all the terms, provisions, conditions, covenants and obligations (including, without limitation, the payment of rent) on Subtenant’s part to be performed hereunder, on or before the Commencement Date hereof, Subtenant shall deliver to Sublandlord a security deposit (“Security Deposit”) in the amount of Two Million Nine Hundred Seven Thousand Three Hundred Twenty Dollars ($2,907,320.00) in either (i) cash or (ii) an unconditional, clean, irrevocable “evergreen” letter of credit, payable on sight, in form and substance satisfactory to Sublandlord and otherwise in accordance with the requirements of Article 23 of the Overlease. Said Security Deposit shall be proportionately increased in the event Subtenant leases any Storage Space. Sublandlord hereby approves Silicon Valley Bank, N.A. as the issuer of the letter of credit. The failure to timely deliver any subsequent or extension letter of credit shall constitute a material default hereunder for which no notice need be given, and for which no grace or cure period need be allowed (notwithstanding anything herein set forth to the contrary) and the letter of credit, then in effect, may be presented for payment and negotiated notwithstanding that no other default may then exist under this Sublease and upon such presentment and negotiation, the default for Subtenant’s failure to so deliver shall be deemed to have been cured. In the event Subtenant defaults beyond any applicable notice and cure periods herein set forth in respect of any of the terms, provisions, conditions, covenants and obligations of this Sublease, including, but not limited to, the payment of Fixed Rent and Additional Rent, Sublandlord may, without first applying any other security, use, apply or retain the whole or any part of the proceeds of the letter of credit or cash security deposit delivered as security hereunder to the extent required for the payment of any Fixed Rent or Additional Rent or any other sum as to which Subtenant is in default or for any sum which Sublandlord may incur or may be required to incur by reason of Subtenant’s default in respect of any of the terms, provisions, conditions, covenants and obligations on Subtenant’s part to be performed hereunder, including but not limited to, any actual out-of-pocket damages or

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deficiencies which accrued before or after the commencement of summary proceedings or other re-entry by Sublandlord. If Subtenant shall fully and faithfully comply with all of the terms, provisions, covenants and conditions of this Sublease, the letter of credit or cash security deposit shall be returned to Subtenant after the Expiration Date and after delivery of possession of the Sublease Premises to Sublandlord. Every cash security deposit or letter of credit deposited with Sublandlord hereunder shall be transferable by its terms to an assignee of Sublandlord’s interests under the Overlease without charge to Sublandlord and without any further responsibility and liability with respect to such security and Subtenant agrees to look solely to such assignee of Sublandlord (who may be an assignee/successor-in-interest, by way of example and not by limitation, as a result of a merger with Sublandlord, as a result of a purchase of substantially all of Sublandlord’s assets, etc.) for the return of the cash security deposit or letter of credit or the proceeds thereof. The provisions of the preceding sentence are self-operative without the need for further documentation. Subtenant shall not assign or encumber or attempt to assign or encumber any cash security deposit or letter of credit or any of the proceeds thereof.

(h)                                 If Subtenant shall faithfully perform all of the covenants and agreements contained in this Sublease on the part of Subtenant to be performed and provided that there is not an Event of Default under the terms and conditions of this Sublease, the Security Deposit shall be reduced as follows:

(i)            to an amount equal to Two Million Four Hundred Ninety-Three Thousand Five Hundred Eighty-Six and No/100 Dollars ($2,493,586.00) upon Subtenant having fully satisfied its obligations set forth in Section III (D) of Exhibit C attached hereto;

(ii)           to an amount equal to One Million Eight Hundred Seventy Thousand Three Hundred One Dollars ($1,870,301.00) upon the end of the third Sublease Year (for purposes hereof, the term “Sublease Year” shall refer to the first 12 month period following the Commencement Date hereof and each succeeding 12 month period following such Commencement Date); and

(iii)          in the event this Sublease is extended as hereinabove provided, to an amount equal to One Million Two Hundred Forty-Six Thousand Seven Hundred Ninety-Three and No/100 Dollars ($1,246,793.00) upon the end of the fifth Sublease Year.

If the Security Deposit is a letter of credit, Subtenant shall, upon thirty (30) days’ prior written notice to Landlord, effectuate a substitution of the then current letter of credit, with a new letter of credit reflecting the applicable reduced amount set forth above, and otherwise subject to all of the terms and conditions set forth in this Section. If the Security Deposit is in the form of cash, Sublandlord shall, upon thirty (30) days’ prior written request of Subtenant, and provided that there is not an Event of Default under the terms and conditions of this Sublease either at the time of such request or at the time that such reduction is to take effect, refund to Subtenant the applicable difference between the then current amount of the Security Deposit and the reduced amount.

6. USE OF SUBLEASED PREMISES. Subtenant shall use the Subleased Premises only for those purposes allowed under the Overlease, and for no other purposes whatsoever. Sublandlord agrees that Subtenant shall be permitted, subject to Subtenant obtaining all applicable permits and approvals and to Sublandlord’s rights under the Overlease.

7. CONDITION OF SUBLEASED PREMISES.

(a)                                  Subtenant represents and warrants that it has made a thorough examination of the Subleased Premises and it is familiar with the condition thereof. Subtenant acknowledges that it enters into this Sublease without any representation or warranties by Sublandlord or anyone acting or purporting to act on behalf of Sublandlord, as to present or future condition of the Subleased Premises or the appurtenances thereto or any improvements therein or of the Building, except as otherwise expressly set forth herein. Sublandlord hereby represents that the Subleased Premises shall be in broom clean condition and free of all occupants and from all personalty when delivered to Subtenant. It is further agreed that, other than the Sublandlord’s Work, Sublandlord has no obligation to perform any work therein or contribute to the cost of any work.

(b)                                 On or before the date that is three (3) months following the Commencement Date, subject to Sublandlord’s receipt of all necessary approvals, Sublandlord shall substantially complete a demising wall within the Subleased Premises, demising the Subleased Premises from the remainder of the Premises (“Sublandlord’s Work”), provided that Sublandlord shall use commercially reasonable efforts not to materially interfere with the performance by Subtenant of Subtenant’s Work (as hereinafter defined) within the Subleased Premises.

(c)                                  Subtenant, at its sole cost and expense, in accordance with the attached “Exhibit C”, subject to Subtenant’s receipt of the Subtenant Allowance (as hereinafter defined) and Subtenant’s receipt of all necessary approvals, shall design, perform and complete all other improvements to the Subleased Premises as more particularly set forth in the work letter attached hereto as “Exhibit C” (herein called “Subtenant’s Work”). Subtenant shall complete all of Subtenant’s Work in good and workmanlike manner, fully paid for and free from liens, in accordance with the plans and specifications approved by Landlord and Sublandlord as provided in

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“Exhibit C”. Notwithstanding the fact that the foregoing activities may occur prior to the Rent Commencement Date, Subtenant agrees that all of Subtenant’s obligations provided for in this Sublease shall apply during the period from the Commencement Date to the Rent Commencement Date, with the exception of any obligation to pay Fixed Rent, Expense Adjustment Amounts and the Storage Space Charges. Notwithstanding the foregoing, Subtenant shall pay to Sublandlord all Utility Charges and Subtenant Surcharges applicable to such period. Sublandlord shall provide Subtenant with a Subtenant Work Allowance to reimburse Subtenant for all or part of the cost of Subtenant’s Work as more particularly set forth in the attached “Exhibit C”. Subtenant shall use all commercially reasonable efforts during the performance of Subtenant’s Work to minimize interference with the business operations of other tenants in the Building.

(d)                                 Subtenant shall, at its sole cost and expense, provide janitorial and cleaning services to the Subleased Premises.

8. ALTERATIONS. Other than as expressly set forth herein, Subtenant shall make no alterations, installations, additions or improvements in or to the Subleased Premises (“Alterations”), without first obtaining Sublandlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, all Subtenant Alterations, including Subtenant’s Work, shall be subject to the terms of the Overlease and to the consent of Landlord.

9. FAILURE OF SUBLANDLORD TO PERFORM OBLIGATIONS. Subtenant acknowledges and agrees that Sublandlord shall have no obligation to provide any services to the Subleased Premises or to perform the terms, covenants, conditions or obligations contained in the Overlease on the part of Landlord to be performed. Subtenant agrees to look solely to Landlord for the furnishing of such services and the performance of such terms, covenants, conditions or obligations. In the event that Landlord shall fail to furnish such services or to perform any of the terms, covenants, conditions or obligations contained in the Overlease on its part to be performed, Sublandlord shall be under no obligation or liability whatsoever to Subtenant for such failure. In any event, Subtenant shall not be allowed any abatement or diminution of rent under this Sublease because of Landlord’s failure to perform any of its obligations under the Overlease unless Sublandlord is entitled to an abatement under the terms of the Sublease, in which event, Subtenant shall be entitled to a proportionate and equitable abatement. Sublandlord agrees, however, that in the event that if Landlord shall fail to provide the services or perform the obligations to be provided or performed by it pursuant to the terms of the Overlease, Sublandlord shall, upon written notice from Subtenant, use commercially reasonable efforts to enforce the terms of the Overlease, at Subtenant’s sole cost and expense. If Landlord shall default in the performance of any of its obligations under the Overlease, Sublandlord shall, upon request and at the expense of Subtenant, timely institute and diligently prosecute any action or proceeding reasonably requested by Subtenant in order to have Landlord comply with any obligation of Landlord under the Overlease or as required by law. Subtenant shall indemnify and hold harmless Sublandlord from and against any and all costs or claims arising out of or in connection with any such action or proceeding undertaken by Sublandlord on behalf of Subtenant. Subtenant shall not make any claim against Sublandlord for any damage which may arise, nor shall Subtenant’s obligations hereunder be diminished, by reason of (i) the failure of Landlord to keep, observe or perform any of its obligations pursuant to the Overlease, unless such failure is due to Sublandlord’s default under this Sublease, or (ii) the acts or omissions of Landlord, its agents, contractors, servants, employees, invitees or licensees. In the event that Sublandlord elects to enforce its rights under the Overlease with respect to the Subleased Premises, Sublandlord shall charge Subtenant for its pro rata share of such costs. The provisions of this Section 9 shall survive the expiration or earlier termination of the Term hereof.

10. ACCESS. Sublandlord and Landlord and their respective agents may, at reasonable times and upon reasonable notice, enter to view the Subleased Premises, and make repairs and alterations as Sublandlord and/or Landlord should elect to do and may show the Subleased Premises to others, before the expiration of the Term; provided, however, that Sublandlord may show the Subleased Premises to prospective tenants only during the last twelve (12) months of the Term; provided, further, at Subtenant’s election, except in cases of emergency, access to the Subleased Premises shall be in the presence of a representative of Subtenant. Upon entry by Sublandlord to the Subleased Premises, Sublandlord shall use commercially reasonable efforts to minimize interference with Subtenant’s use and occupancy of the Subleased Premises.

11. INDEMNIFICATION/INSURANCE.

(a)                                  Subtenant shall defend, indemnify and hold harmless Sublandlord and its agents, successors and assigns, from and against any and all injury, loss, costs, expenses, liabilities, claims or damage (including attorneys’ fees and disbursements) to any person or property (i) arising from, related to, or in connection with any use or occupancy of the Subleased Premises by Subtenant, (ii) arising from, related to, or in connection with any act or omission (including, without limitation, construction and repair of the Subleased Premises in connection with Subtenant’s Work or subsequent work) of Subtenant, its agents, contractors, employees, customers and invitees, or (iii) which occurs in any part of the Property other than the Subleased Premises and is caused by the negligence or willful misconduct of Subtenant, which indemnity extends to any and all claims arising from any breach or default in the performance of any obligation on Subtenant’s part to be performed under the terms of this Sublease. This indemnification shall survive the expiration or termination of the Sublease Term.

(b)  Sublandlord shall defend, indemnify and hold Subtenant harmless from and against all claims, causes of action, liabilities, losses, costs and expenses arising from or in connection with any injury or other damage or damages to any person or

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property resulting from the negligence or willful misconduct of Sublandlord, its agents, contractors, employees, customers and invitees. This indemnification shall survive the expiration or termination of the Sublease Term.

(c)                                  In no event shall Sublandlord be liable for any consequential damages hereunder nor shall Subtenant be liable for any consequential damages hereunder, except as may result from Subtenant’s failure to timely surrender the Subleased Premises at the expiration or earlier termination of the Term.

(d)                                 Subtenant shall carry insurance for all personal property and trade fixtures on the Subleased Premises and for all Alterations, including but not limited to Subtenant’s Work, performed by Subtenant or on its account. Subtenant shall also carry all insurance as required in the Overlease, naming Sublandlord and Landlord as additional insureds on all policies required thereunder.

(e)                                  The parties agree that all property insurance carried by either party with respect to the Subleased Premises, whether or not required by this Sublease, shall include a waiver of the subrogation of rights of recovery to the extent such rights have been waived by the insured party prior to the occurrence of loss or injury. Each party shall be entitled to have duplicates or certificates of any policies containing such provisions. Each party hereby waives any rights of recovery against the other for loss or injury against which the waiving party is protected by insurance containing provisions denying to the insurer acquisition by subrogation of rights of recovery, reserving, however, any rights with respect to any excess of loss or injury over the amount recovered by such insurance.

12. ASSIGNMENT AND SUBLETTING. Subtenant shall not assign, sell, transfer (whether by operation of law or otherwise), pledge, mortgage or otherwise encumber this Sublease or any portion of its interest in the Subleased Premises, nor sublet all or any portion of the Subleased Premises or permit any other person or entity to use or occupy all or any portion of the Subleased Premises, without the prior written consent of Sublandlord (which consent of Sublandlord shall not be unreasonably withheld, conditioned or delayed) and Landlord, and in accordance with the terms of Article 16 of the Overlease. Notwithstanding the foregoing, the provisions of Section 16.B of the Overlease shall apply to an assignment or sublease by Subtenant to an “Affiliated Transferee” as if such transfer were an assignment or sublease, as applicable, by Sublandlord, as Tenant, under the Overlease. Notwithstanding anything in the Overlease to the contrary, if Subtenant desires to assign this Sublease or sublet more than sixty-seven percent (67%) of the Subleased Premises (other than to an Affiliated Transferee), Subtenant shall have the right to notify Sublandlord in writing in advance. Sublandlord shall have thirty (30) days from the date of receipt of Subtenant’s notice, to elect to recapture the Subleased Premises effective upon the proposed effective date of the sublease or assignment (but not earlier than sixty (60) days following the date of Subtenant’s notice), which election shall be in writing and delivered within said thirty (30) day period. If Sublandlord does not elect to recapture or fails to notify Subtenant of its election within such thirty day period, upon Subtenant’s receipt of a bona fide offer for an assignment of this Sublease or sublease of more than sixty-seven percent (67%) of the Subleased Premises and the giving of written notice to Sublandlord of such offer and the receipt by Sublandlord of any information related to the proposed sublease or assignment reasonably requested by Sublandlord, Sublandlord shall have five (5) business days in which to either consent to or deny the proposed sublease or assignment. To the extent not inconsistent with the terms of this Section 12, the terms and provisions of Article 16 of the Overlease shall apply to this Sublease between Subtenant and Sublandlord.

13. CASUALTY AND CONDEMNATION. Notwithstanding anything to the contrary contained in this Sublease or in the Overlease, Subtenant shall not have the right to terminate this Sublease as to all or any part of the Subleased Premises, or be entitled to an abatement of Fixed Rent, the Expense Adjustment Amounts, Utility Charges, the Parking Fee, the Storage Space Charges , Subtenant Surcharges, or any other component of Rent or additional rent, by reason of a casualty or condemnation affecting the Subleased Premises unless Sublandlord is entitled to terminate the Overlease or is entitled to a corresponding abatement under the Overlease. If Sublandlord is entitled to terminate the Overlease for all or any portion of the Subleased Premises by reason of casualty or condemnation, Sublandlord shall notify Subtenant thereof prior to giving any notice to Landlord and Subtenant may terminate this Sublease as to any corresponding part of the Subleased Premises by written notice to Sublandlord given at least five (5) business days prior to the date(s) Sublandlord is required to give notice to Landlord of such termination under the terms of the Overlease.

14. CONSENTS. In no event shall Sublandlord be liable for failure to give its consent or approval in any situation where consent or approval has been withheld or refused by Landlord, whether or not such withholding or refusal was proper, provided, however that Sublandlord shall use commercially reasonable efforts to obtain such consents.

15. CONSENT OF LANDLORD. (a)  Sublandlord and Subtenant hereby acknowledge and agree that this Sublease is subject to and conditioned upon Sublandlord obtaining the written consent (the “Consent”) of Landlord as provided in the Overlease. Sublandlord agrees to use commercially reasonable efforts to obtain the Consent. Promptly following the execution and delivery of this Sublease by Sublandlord and Subtenant, Sublandlord shall submit this Sublease to Landlord. It is expressly understood and agreed that notwithstanding anything to the contrary contained herein, the Term shall not commence, Subtenant shall not take possession of the Subleased Premises or any part thereof, nor shall Subtenant’s other obligations hereunder begin to accrue, until the Consent has been obtained. Subtenant hereby agrees that it shall cooperate in good faith with Sublandlord and shall comply with any reasonable requests made of Subtenant by Sublandlord or Landlord in the procurement of the Consent.

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(b)                                 In addition to the Consent, Sublandlord agrees to request from Landlord, and to use commercially reasonable efforts to obtain, at no expense to Sublandlord, a recognition agreement, whereby Landlord agrees to recognize Subtenant upon the terms of this Sublease upon a termination of the Overlease. Any such recognition agreement, however, shall not be a condition to the commencement of this Sublease and the failure to obtain such recognition agreement shall not give Subtenant the right to terminate this Sublease pursuant to Section 2(a) hereof.

16. DEFAULTS. Subtenant covenants and agrees that in the event that it shall default in the performance of any of the terms, covenants and conditions of this Sublease beyond any applicable notice, grace or cure periods or of the Overlease as incorporated herein (collectively, an “Event of Default”), Sublandlord shall have the right to (i) any and all remedies reserved by Landlord under the Overlease, which are incorporated herein and made a part hereof, with the same force and effect as if herein specifically set forth in full, and (ii) any and all other rights and remedies available to Sublandlord at law and in equity.

17. NOTICE. Whenever, by the terms of this Sublease, any notice, demand, request, approval, consent or other communication (each of which shall be referred to as a “notice”) shall or may be given either to Sublandlord or to Subtenant, such notice shall be in writing and shall be sent by nationally recognized overnight courier providing for receipted delivery, or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows (or to such other address or addresses as may from time to time hereafter be designated by Sublandlord or Subtenant, as the case may be, by like notice):

(a)                                  If intended for Sublandlord, to:

Archemix Corp.

300 Third Street

Cambridge, Massachusetts 02142

Attn: Chief Financial Officer

and to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, MA 02111

Attention: Stuart A. Offner, Esq.

(b)                                 If intended for Subtenant, to:

Momenta Pharmaceuticals, Inc.

675 West Kendall Street

Cambridge, MA 02142

Attention: Richard P. Shea, CFO

and to:

Foley Hoag LLP

155 Seaport Boulevard

Boston, MA 02210

Attn: Real Estate Department

All such notices shall be deemed to have been served on the date of actual receipt (in the case of hand delivery), or one (1) business day after such notice shall have been deposited with a nationally recognized overnight courier, or three (3) business days after such notice shall have been deposited in the United States mails within the continental United States (in the case of mailing by registered or certified mail as aforesaid).

18. SURRENDER OF SUBLEASED PREMISES. Subtenant shall at the expiration or other termination of this Sublease remove all Subtenant’s goods and effects from the Subleased Premises. Subtenant shall deliver to Sublandlord the Subleased Premises and all keys, locks thereto, and other fixtures connected therewith and all alterations and additions made to or upon the Subleased Premises, except those alterations and additions that may be required by Landlord or Sublandlord to be removed, in good order and condition, normal wear and tear and damage by fire or other casualty not caused by Subtenant excepted; provided, however, Sublandlord agrees that Subtenant shall have no obligation to remove any alterations or additions if, with respect to any given alteration or addition, Subtenant previously requested in writing a written waiver of such obligation by Sublandlord and Landlord and Sublandlord and Landlord have delivered such written waiver to Subtenant. In addition, if Subtenant fails to surrender the Subleased

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Premises in the condition required hereunder, Sublandlord shall have the right to cause the Subleased Premises to be restored to such condition and charge the cost thereof to Subtenant. In the event of Subtenant’s failure to remove any of Subtenant’s property from the Subleased Premises, Sublandlord and Landlord are hereby authorized, without liability to Subtenant for loss or damage thereto, and at the sole risk of Subtenant, to remove and store any of the property at Subtenant’s expense, or to retain same under Sublandlord’s or Landlord’s control or to sell at public or private sale, without notice any or all of the property not so removed and to apply the net proceeds of such sale to the payment of any sum due hereunder, or to destroy such property.

19. BROKER. Subtenant represents and warrants to Sublandlord that Subtenant has not dealt, either directly or indirectly, with any broker in connection with this Sublease, or the sub-subletting of the Subleased Premises to Subtenant, other than CB Richard Ellis and GVA Thompson Doyle Hennessy & Stevens (the “Brokers”) and Sublandlord shall be solely responsible for all fees of the Brokers. Subtenant shall indemnify Sublandlord from and against any and all loss, costs and expenses, including reasonable attorney’s fees, incurred by Sublandlord, resulting from a breach of such representation and warranty. Sublandlord represents and warrants to Subtenant that Sublandlord has not dealt, either directly or indirectly, with any broker in connection with this Sublease, or the sub-subletting of the Subleased Premises to Subtenant, other than the Brokers. Sublandlord shall indemnify Subtenant from and against any and all loss, cost and expenses, including reasonable attorneys’ fees, incurred by Subtenant, resulting from a breach of such representation and warranty.

20. COUNTERPARTS. This Sublease may be executed in one or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

21. PARKING. Subject to the terms of Article 26 of the Overlease, Sublandlord shall provide Subtenant with, and Subtenant shall lease from Sublandlord, twenty-four (24) of the parking spaces allocated to Sublandlord under the Overlease, which parking spaces shall be on an unassigned, unreserved basis, at the fair market parking rates as established by Landlord from time to time (the “Parking Fee”), which Parking Fee shall be paid by Subtenant at the same time and in the same manner as Subtenant’s monthly payments of Fixed Rent.

22. ROOF RIGHTS. If Subtenant desires to locate telecommunications equipment, an emergency generator and/or HVAC equipment on the roof of the Building (collectively “Roof Rights”), Subtenant shall notify Sublandlord in writing thereof and Sublandlord shall cooperate with Subtenant and use commercially reasonable efforts to obtain same from Landlord on Subtenant’s behalf, at Subtenant’s expense. Subtenant shall be responsible for any and all Additional Rent charged by Landlord applicable to any Roof Rights. Any Roof Rights shall be subject to Subtenant securing of all necessary permits and approvals and the terms of the Overlease. Notwithstanding the foregoing, the securing of such Roof Rights by Sublandlord shall not be a condition to the effectiveness of this Sublease.

23. LOADING DOCK. Subtenant shall have the non-exclusive right to utilize the loading dock and freight elevator as Sublandlord on the same terms and conditions as set forth in Article 7(B) of the Overlease.

24. SIGNAGE. Subtenant shall have the right, at Subtenant’s expense, to install (i) Subtenant’s identification signage, including its name and logo, in the second floor elevator lobby, and (ii) building standard signage in the first floor lobby, provided that such signage is coordinated with Landlord, consistent with other signage in the Building and in compliance with all applicable laws.

25. LIMITATION OF ESTATE. Subtenant’s estate shall in all respects be limited to, and be construed in a fashion consistent with, the estate granted to Sublandlord by Landlord. From and after the Commencement Date, Subtenant shall stand in the place of Sublandlord and shall defend, indemnify and hold Sublandlord harmless with respect to all covenants, warranties, and obligations of Subtenant hereunder. In the event Sublandlord is prevented from performing any of its obligations under this Sublease by a breach by Landlord of a term of the Overlease, then, except as otherwise expressly agreed to herein, Sublandlord’s sole obligation in regard to its obligation under this Sublease shall be to use reasonable efforts in diligently pursuing the correction or cure by Landlord of Landlord’s breach under the Overlease.

26. ENTIRE AGREEMENT. It is understood and acknowledged that there are no oral agreements between the parties hereto affecting this Sublease, and this Sublease supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto or displayed by Sublandlord to Subtenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Sublease. This Sublease and any exhibits and schedules attached hereto contain all of the terms, covenants, conditions, warranties and agreements of the parties relating in any manner to the rental, use and occupancy of the Subleased Premises and shall be considered to be the only agreements between the parties hereto and their representatives and agents. None of the terms, covenants, conditions or provisions of this Sublease can be modified, deleted or added to except in a writing signed by the parties hereto which is consented to by Landlord. All negotiations and oral agreements acceptable to both parties have been merged into and are included herein. There are no representations or warranties between the

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parties, except any express representations and agreements contained in this Sublease.

27.                                 NOTICE OF SUBLEASE. At the request of either party, Sublandlord and Subtenant will execute and record a notice of sublease pursuant to M.G.L. c.183, § 4.

IN WITNESS WHEREOF, Sublandlord and Subtenant herein have duly executed this instrument on the day and year first above written.

SUBLANDLORD:	ARCHEMIX CORP.

	By:	/s/ Gregg Beloff
	Title:	CFO, VP, Secretary
Duly authorized

SUBTENANT: MOMENTA PHARMACEUTICALS, INC.

	By:	/s/ Richard P. Shea
Richard P. Shea, its Chief Financial Officer and Treasurer, duly authorized

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EXHIBIT A-2

Copy of Sublease Consent

12

CONSENT TO SUBLEASE

This Consent to Sublease (this “Consent”) is made as of October 23, 2006, by ARE-MA Region No. 28, LLC, a Delaware limited liability company, having an address of 385 East Colorado Boulevard, Suite 299, Pasadena, California 91101 (“Landlord”), Archemix Corp., a Delaware corporation, having an address of 300 Third Street, Cambridge, Massachusetts 02142 (“Tenant”), and Momenta Pharmaceuticals, Inc., a Delaware corporation, having an address of 675 West Kendall Street, Cambridge, Massachusetts 02142 (“Sublessee”) with reference to the following Recitals.

R E C I T A L S

A.                                    Landlord and Tenant have entered into that certain Office Lease dated as of April 11, 2005, as amended by that certain First Amendment to Lease dated as of July 9, 2006, (as so amended, the “Lease”) wherein Landlord leased to Tenant certain premises located on Levels 01, 02, P-1 and P-2 (the “Premises”) of the building commonly known as and located at 300 Third Street, Cambridge, Massachusetts, which Premises are more particularly described in the Lease.

B.                                    Tenant desires to sublease to Sublessee a portion of the Premises consisting of approximately 22,364 rentable square feet located on Level 02 of the building (the “Subleased Premises”), more particularly described in and pursuant to the provisions of that certain Sublease dated as of September 8, 2006 (the “Sublease”), a copy of which is attached hereto as Exhibit A. A redacted version of the Lease is attached to the Sublease.

C.                                    Tenant and Sublessee desire to obtain Landlord’s consent to the Sublease.

NOW, THEREFORE, in consideration of the foregoing and the agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord hereby consents to the sublease of the Subleased Premises to Sublessee, such consent being subject to and upon the following terms and conditions, to which Tenant and Sublessee hereby agree:

1.                                       All initially capitalized terms not otherwise defined in this Consent shall have the meanings set forth in the Lease unless the context clearly indicates otherwise.

2.                                       This Consent shall not be effective and the Sublease shall not be valid nor shall Sublessee take possession of the Subleased Premises unless and until Landlord shall have received a fully executed counterpart of this Consent. Tenant and Sublessee each represents and warrants to Landlord that the copy of the Sublease attached hereto as Exhibit A is true, correct and complete in all respects.

3.                                       Landlord’s consent set forth herein is subject to the following:

a.                                       Any and all proposed alterations, additions or improvements to be made in connection with Sublessee’s occupancy of the Subleased Premises (collectively, “Sublease Improvements”) shall only be performed pursuant to and in compliance with all of the terms of the Lease;

300 Third Street, Cambridge

Archemix/Momenta Sublease

© Alexandria Real Estate Equities, Inc. 1999

CONFIDENTIAL-DO NOT COPY

b.                                      Tenant and Sublessee shall comply with the provisions of the Lease regarding any and all Hazardous Materials to be used, stored or maintained in connection with Sublessee’s proposed use of the Subleased Premises; and

c.                                       Pursuant to and in accordance with the terms of the Lease, those Sublease Improvements which constitute specialty Alterations may be required to be removed at the expiration or earlier termination of the Lease at no cost or expense to Landlord, with all damage occasioned by such removal being fully repaired.

d.                                      Pursuant to Article 16 of the Lease, Tenant shall pay to Landlord monthly, as Additional Rent under the Lease, a sum equal to fifty percent (50%) of the Excess Income (as such term is defined in Section 16(D) of the Lease) payable in connection with the Sublease, if any. Within sixty (60) days after the date on which Tenant delivers possession of the Subleased Premises to Sublessee, Tenant shall provide Landlord with written documentation in form, scope and substance reasonably acceptable to Landlord verifying any and all of Tenant’s Transfer Expenses (as such term is defined in Section 16(D) of the Lease), or they shall be disregarded in computing Excess Income.

4.                                       Landlord neither approves nor disapproves the terms, conditions and agreements contained in the Sublease, all of which shall be subordinate and at all times subject to: (a) all of the covenants, agreements, terms, provisions and conditions contained in the Lease, (b) superior ground leases, mortgages, deeds of trust, or any other hypothecation or security now existing or hereafter placed upon the real property of which the Premises are a part and to any and all advances secured thereby and to all renewals, modifications, consolidations, replacements and extensions thereof, and (c) all matters of record affecting the Premises and all laws, ordinances and regulations now or hereafter affecting the Premises.

5.                                       Nothing contained herein or in the Sublease shall be construed to:

a.                                       modify, waive, impair, or affect any of the terms, covenants or conditions contained in the Lease (including Tenant’s obligation to obtain any required consents for any other or future sublettings), or to waive any breach thereof, or any rights or remedies of Landlord under the Lease against any person, firm, association or corporation liable for the performance thereof, or to enlarge or increase Landlord’s obligations or liabilities under the Lease (including, without limitation, any liability to Sublessee for any portion of the security deposit held by Tenant under the Sublease), and all terms, covenants and conditions of the Lease are hereby declared by each of Landlord and Tenant to be in full force and effect.

b.                                      require Landlord to accept any payments from Sublessee on behalf of Tenant, except as expressly provided in Section 8 hereof.

Tenant shall remain liable and responsible for the due keeping, performance and observance of all the terms, covenants and conditions set forth in the Lease on the part of the Tenant to be kept, performed and observed and for the payment of the Base Rent,

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Additional Rent and all other sums now and hereafter becoming payable thereunder for all of the Premises, including, without limitation, the Subleased Premises.

6.                                       Notwithstanding anything in the Sublease to the contrary:

a.                                       Sublessee shall not do anything which violates the terms of the Lease to the extent applicable to the Subleased Premises.

b.                                      Landlord and Sublessee each hereby release the other, and waive their respective rights of recovery against the other for direct or consequential loss or damage arising out of or incident to the perils covered by property insurance carried by such party to the extent of such insurance and waive any right of subrogation which might otherwise exist in or accrue to any person on account thereof.

c.                                       Tenant and Sublessee agree to each of the terms and conditions of this Consent, and upon any conflict between the terms of the Sublease and this Consent, the terms of this Consent shall control; provided, however, that as between Tenant and Sublessee only, nothing in this Consent shall be deemed to reduce Sublessee’s rights or increase Sublessee’s obligations under the Sublease.

d.                                      The Sublease shall be deemed and agreed to be a sublease only and not an assignment and there shall be no further subletting or assignment of all or any portion of the Premises demised under the Lease (including the Subleased Premises demised by the Sublease) except in accordance with the terms and conditions of the Lease.

e.                                       If Landlord terminates the Lease as a result of a default by Tenant thereunder or the Lease terminates for any other reason, the Sublease shall automatically terminate concurrently therewith; provided, however, that if Landlord elects, in its sole and absolute discretion and without obligation, exercisable by giving written notice to Sublessee within ten (10) days after such termination (a “Reinstatement Notice”), to reinstate the Sublease, then in such event Sublessee shall attorn to Landlord and the Sublease shall become and be deemed to be a direct lease between Landlord and Sublessee. If Landlord exercises the reinstatement option provided under this section, Landlord shall undertake the obligations of Tenant under the Sublease from the time of the Reinstatement Notice through the expiration or earlier termination of the Sublease, but Landlord shall not (a) be liable for more than one (1) month’s rent or any security deposit paid by Sublessee (except to the extent actually delivered to Landlord), (b) be liable for any prior act or omission of Tenant under the Lease prior to the Reinstatement Notice or for any other defaults of Tenant under the Sublease prior to the Reinstatement Notice, (c) be subject to any defenses or offsets previously accrued which Sublessee may have against Tenant for any period prior to the Reinstatement Notice, or (d) be bound by any changes or modifications made to the Sublease without the prior written consent of Landlord.

f.                                         Tenant and Sublessee acknowledge and agree that if Tenant or Landlord elects to terminate the Lease pursuant to the terms thereof, or if Landlord and Tenant voluntarily elect to terminate the Lease, Landlord shall have no responsibility,

3

liability or obligation to Sublessee, and the Sublease shall terminate unless reinstated in Landlord’s sole and absolute discretion as expressly provided in Section 6(e) above.

g.                                      Within thirty (30) days after request therefor, Tenant shall reimburse Landlord for all of Landlord’s reasonable out-of-pocket costs and expenses incurred to third parties in connection with the Sublease and this Consent.

h.                                      Tenant and Sublessee agree that, as between Tenant and Sublessee only, (i) all references in this Consent to the Lease shall be deemed to refer only to the non-redacted portions of the Lease attached to the Sublease, and (ii) Tenant shall indemnify and hold Sublessee harmless from and against any liabilities or obligations which may by this Consent be imposed on Sublessee under redacted portions of the Lease.

7.                                       Any act or omission of Sublessee or anyone claiming under or through Sublessee that violates any of the provisions of the Lease shall be deemed a violation of the Lease by Tenant.

8.                                       Upon a default by Tenant under the Lease, Landlord may proceed directly against Tenant, any guarantors or anyone else liable under the Lease or the Sublease without first exhausting Landlord’s remedies against any other person or entity liable thereon to Landlord. If Landlord gives Sublessee notice that Tenant is in default under the Lease after the giving of any applicable notice and the expiration of any applicable grace or cure period, Sublessee shall thereafter make directly to Landlord all payments otherwise due Tenant, which payments will be received by Landlord without any liability to Landlord except to credit such payments against amounts due under the Lease. The mention in this Consent of any particular remedy shall not preclude Landlord from any other remedy in law or in equity.

9.                                       Tenant shall pay any brokerage commissions or fees that may be payable as a result of or in connection with the Sublease, and Tenant hereby indemnifies and agrees to hold Landlord harmless from and against any loss or liability arising therefrom or from any other commissions or fees payable in connection with the Sublease which result from the actions of Tenant. Sublessee hereby indemnifies and agrees to hold Landlord harmless from and against any loss or liability arising from any commissions or fees payable in connection with the Sublease which result from the actions of Sublessee.

10.                                 Tenant and Sublessee agree that the Sublease will not be modified or amended in any way without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed. Tenant and Sublessee hereby agree that it shall be reasonable for Landlord to withhold its consent to any modification or amendment of the Sublease which would change the permitted use of the Subleased Premises or which would affect Landlord’s status as a real estate investment trust. Any modification or amendment of the Sublease without Landlord’s prior written consent shall be void and of no force or effect.

11.                                 This Consent may not be changed orally, but only by an agreement in writing signed by Landlord and the party against whom enforcement of any change is sought.

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12.                                 This Consent may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute but one and the same instrument.

13.                                 This Consent and the legal relations between the parties hereto shall be governed by and construed and enforced in accordance with the internal laws of the Commonwealth of Massachusetts, without regard to its principles of conflicts of law.

[ Signatures on next page ]

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IN WITNESS WHEREOF, Landlord, Tenant and Sublessee have caused their duly authorized representatives to execute this Consent as of the date first above written.

LANDLORD:

ARE-MA REGION NO. 28, LLC,
a Delaware limited liability company

By:	Alexandria Real Estate Equities, L.P.,
a Delaware limited partnership, member

By:	ARE-QRS Corp., a Maryland
corporation, general partner

By:	/s/ Jennifer Pappas
Name: Jennifer Pappas
Title: V.P. & Assistant Secretary

TENANT:

ARCHEMIX CORP.,
a Delaware corporation

By:	/s/ John A. Harre
Name: John A. Harre
Title: Asst. Secretary, V.P. Intellectual Property

SUBLESSEE:

MOMENTA PHARMACEUTICALS, INC.,
a Delaware corporation

By:	/s/ Richard P. Shea
Name: Richard P. Shea
Title: V.P. & CFO

6

EXHIBIT B

Copy of Construction Contract

1997 EDITION

AIA DOCUMENT A111-1997

U Standard Form of Agreement Between Owner and Contractor where the basis for payment is the COST OF THE WORK PLUS A FEE with a negotiated Guaranteed Maximum Price

AGREEMENT made as of the		This document has important legal consequences. Consultation with an attorney is encouraged with respect to its completion or modification.
in the year 2nd day of May
(In words, indicate day, month and year)

B
BETWEEN the Owner:	Momenta Pharmaceuticals, Inc
(Name, address and other information)	675 West Kendall Street
Cambridge, MA 02142

This document is not intended for use in competitive bidding.

and the Contractor:	F.L. Caulfield & Sons , Inc.	AIA Document A201-1997, General Conditions of the Contract for Construction, is adopted in this document by reference.
(Name, address and other information)	13 Clover Street
Dorchester, MA02122

The Project is:
(Name and address)	Momenta	This document has been approved and endorsed by The Associated General Contractors of America.
3rd Floor Renovations
300 Third Street
Cambridge, MA

The Architect is:	Olson Lewis Dioli & Doktor
(Name, address and other information)	Architects & Planners, Inc.
17 Elm Street
Manchester, MA 01944

The Owner and Contractor agree as follows.

Copyright 1920, 1925, 1951, 1958, 1961, 1963, 1967, 1974, 1978, 1987, O 1997 by The American Institute of Architects. Reproduction of the material herein or substantial quotation of its provisions without written permission of the AIWA violates the copyright laws of the United States and will subject the violator to legal prosecution. WARNING: Unlicensed photocopying violates U.S. copyright laws and will subject the violator to legal prosecution.

01997 AIA®

AIA DOCUMENT A111-1997

OWNER-CONTRACTOR
AGREEMENT

The American Institute

of Architects

1735 New York Avenue, N.W.

Washington, D.C. 20006-5292

ARTICLE 1 THE CONTRACT DOCUMENTS

The Contract Documents consist of this Agreement, Conditions of the Contract (General, Supplementary and other Conditions), Drawings, Specifications, Addenda issued prior to execution of this Agreement, other documents listed in this Agreement and Modifications issued after execution of this Agreement; these form the Contract, and are as fully a part of the Contract as if attached to this Agreement or repeated herein. The Contract represents the entire and integrated agreement between the parties hereto and supersedes prior negotiations, representations or agreements, either written or oral. An enumeration of the Contract Documents, other than Modifications, appears in Article 15. If anything in the other Contract Documents, other than language set forth in a Modification expressly amending the Agreement, is inconsistent with this Agreement, this Agreement shall govern.

In the event of any inconsistency or discrepancy within or among the Contract Documents, the Contractor shall proceed with the Work and give preference according to the following priorities:  Modification agreed to by the Owner and Contractor after the date hereof as specified in such Modification; the Agreement; the Conditions of Contract; Specifications; Drawings. Work relating to any such inconsistency or discrepancy which is performed by or on behalf of the Contractor shall be at the Contractor’s sole risk and expense.

ARTICLE 2 THE WORK OF THIS CONTRACT

The Contractor shall fully execute the Work described in the Contract Documents, except to the extent specifically indicated in the Contract Documents to be the responsibility of others. All Work shall be performed in compliance with (i) customary good practices and (ii) all applicable laws, statutes, professional standards, building codes and regulations.

ARTICLE 3 RELATIONSHIP OF THE PARTIES

The Contractor accepts the relationship of trust and confidence established by this Agreement and covenants with the Owner to cooperate with the Architect and exercise the Contractor’s skill and judgment in furthering the interests of the Owner; to furnish efficient business administration and supervision; to furnish at all times an adequate supply of workers and materials; and to perform the Work in an expeditious and economical manner consistent with the Owner’s interests. The Owner agrees to furnish and approve, in a timely manner, information required by the Contractor and to make payments to the Contractor in accordance with the requirements of the Contract Documents.

ARTICLE 4 DATE OF COMMENCEMENT AND SUBSTANTIAL COMPLETION

4.1 The date of commencement of the Work shall be the date of this Agreement unless a different date is stated below or provision is made for the date to be fixed in a notice to proceed issued by the Owner.

If, prior to commencement of the Work, the Owner requires time to file mortgages, mechanic’s liens and other security interests, the Owner’s time requirement shall be as follows:

(Insert the date of commencement, if it differs from the date of this Agreement or, if applicable, state that the date will be fixed in a notice to proceed.)

4.2          The Contract Time shall be measured from the date of commencement.

4.3          The Contractor shall achieve Substantial Completion of the entire Work not later than                               days from the date of commencement, or as follows:

(Insert number of calendar days. Alternatively, a calendar date may be used when coordinated with the date of commencement. Unless stated elsewhere in the Contract Documents, insert any requirements for earlier Substantial Completion of certain portions of the Work.)    10/1/2007, subject to adjustments of this Contract Time as provided in the Contract Documents.

(Insert provisions, if any, for liquidated damages relating to failure to complete on time, or for bonus payments for early completion of the Work.)

ARTICLE 5 BASIS FOR PAYMENT

5.1          CONTRACT SUM

5.1.1 The Owner shall pay the Contractor the Contract Sum in current funds for the Contractor’s performance of the Contract. The Contract Sum is the Cost of the Work as defined in Article 7 plus the Contractor’s Fee.

5.1.2 The Contractor’s Fee is:  2.75%

(State a lump sum, percentage of Cost of the Work or other provision for determining the Contractor’s Fee, and describe the method of adjustment of the Contractor’s Fee for changes in the Work.)

5.2          GUARANTEED MAXIMUM PRICE

5.2.1 The sum of the Cost of the Work and the Contractor’s Fee is guaranteed by the contractor not to exceed Four million Two Hundred Twenty Five Thousand Eight Hundred Sixty Six Dollars ($4,225,866), subject to additions and deductions by Change Order as provided in the Contract Documents. Such maximum sum is referred to in the Contract Documents as the Guaranteed Maximum Price. Costs which would cause the Guaranteed Maximum Price to be exceeded shall be paid by the Contractor without reimbursement by the Owner.

(Insert specific provisions if the Contractor is to participate in any savings.)  Unavailable at this time

5.2.2 The Guaranteed Maximum Price is based on the following alternates, if any, which are described in the Contract Documents and are hereby accepted by the Owner: N/A

(State the numbers or other identification of accepted alternates. If decisions on other alternates are to be made by the Owner subsequent to the execution of this Agreement, attach a schedule of such other alternates showing the amount for each and the date when the amount expires.)

WARNING: Unlicensed photocopying violates U.S. copyright laws and will subject the violator to legal prosecution.

5.2.3 Unit prices, if any, are as follows:  N/A

5.2.4 Allowances, if any, are as follows:

(Identify and state the amounts of any allowances, and state whether they include labor, materials, or both.)

Please refer to F. L. Caulfield & Sons, Inc. cost estimate list

5.2.5 Assumptions, if any, on which the Guaranteed Maximum Price is based are as follows:

• Contractor has not included a Performance and Payment Bond

• Contractor has not included Builders Risk Insurance

• Contractor has not included handling of Hazardous Materials encountered during the course of the work

• Contractor has not included overtime costs other than final tie-ins

5.2.6 To the extent that the Drawings and Specifications are anticipated to require further development by the Architect, the Contractor has provided in the Guaranteed Maximum Price for such further development consistent with the Contract Documents and reasonably inferable therefrom. Such further development does not include such things as changes in scope, systems, kinds and quality of materials, finishes or equipment, all of which, if required, shall be incorporated by Change Order.

ARTICLE 6 CHANGES IN THE WORK

6.1    Adjustments to the Guaranteed Maximum Price on account of changes in the Work may be determined by any of the methods listed in Subparagraph 7.3.3 of AIA Document A201-1997.

6.2  In calculating adjustments to subcontracts (except those awarded with the Owner’s prior consent on the basis of cost plus a fee), the terms “cost” and “fee” as used in Clause 7.3.3.3 of AIA Document A201-1997 and the terms “costs” and “a reasonable allowance for overhead and profit” as used in Subparagraph 7.3.6 of AIA Document A201-1997 shall have the meanings assigned to -them in AIA Document A201-1997 and shall not be modified by Articles 5, 7 and 8 of this Agreement. Adjustments to subcontracts awarded with the Owner’s prior consent on the basis of cost plus a fee shall be calculated in accordance with the terms of those subcontracts.

6.3  In calculating adjustments to the Guaranteed Maximum Price, the terms “cost” and “costs” has used in the above-referenced provisions of AIA Document A201-1997 shall mean the Cost of the -Work as defined in Article 7 of this Agreement and the terms “fee” and “a reasonable allowance for overhead and profit” shall mean the Contractor’s Fee as defined in Subparagraph 5.1.2 of -this Agreement.

6.4 If no specific provision is made in Paragraph 5.1 for adjustment of the Contractor’s Fee in the case of changes in the Work, or if the extent of such changes is such, in the aggregate, that application of the adjustment provisions of Paragraph 5.1 will cause substantial inequity to the Owner or Contractor, the Contractor’s Fee shall be equitably adjusted on the basis of the Fee established for the original Work, and the Guaranteed Maximum Price shall be adjusted accordingly.

ARTICLE 7 COSTS TO BE REIMBURSED

7.1      COST OF THE WORK

The term Cost of the Work shall mean costs necessarily incurred by the Contractor in the proper performance of the Work. Such costs shall be at rates not higher than the standard paid at the place of the Project except with prior consent of the Owner. The Cost of the Work shall include only the items set forth in this Article 7.

7.2      LABOR COSTS

7.2.1 Wages of construction workers directly employed by the Contractor to perform the construction of the Work at the site or, with the Owner’s approval, at off-site workshops.

7.2.2 Wages or salaries of the Contractor’s supervisory and administrative personnel when stationed at the site with the Owner’s approval.

(If it is intended that the wages or salaries of certain personnel stationed at the Contractor’s principal or other offices shall be included in the Cost of the Work, identify in Article 14 the personnel to be included and whether for all or only part of their time, and the rates at which their time will be charged to the Work.)

7.2.3 Wages and salaries of the Contractor’s supervisory or administrative personnel engaged, at factories, workshops or on the road, in expediting the production or transportation of materials or equipment required for the Work, but only for that portion of their time required for the Work.

7.2.4 Costs paid or incurred by the Contractor for taxes, insurance, contributions, assessments and benefits required by law or collective bargaining agreements and, for personnel not covered by such agreements, customary benefits such as sick leave, medical and health benefits, holidays, vacations and pensions, provided such costs are based on wages and salaries included in the Cost of the Work under Subparagraphs 7.2.1 through 7.2.3.

7.3      SUBCONTRACT COSTS

7.3.1 Payments made by the Contractor to Subcontractors in accordance with the requirements of the subcontracts.

7.4      COSTS OF MATERIALS AND EQUIPMENT INCORPORATED IN THE COMPLETED CONSTRUCTION

7.4.1 Costs, including transportation and storage, of materials and equipment incorporated or to be incorporated in the completed construction.

7.4.2 Costs of materials described in the preceding Subparagraph 7.4.1 in excess of those actually installed to allow for reasonable waste and spoilage. Unused excess materials, if any, shall become the Owner’s property at the completion of the Work or, at the Owner’s option, shall be sold by the Contractor. Any amounts realized from such sales shall be credited to the Owner as a deduction from the Cost of the Work.

7.5      COSTS OF OTHER MATERIALS AND EQUIPMENT, TEMPORARY FACILITIES AND RELATED ITEMS

7.5.1 Costs, including transportation and storage, installation, maintenance, dismantling and removal of materials, supplies, temporary facilities, machinery, equipment, and hand tools not customarily owned by construction workers, that are provided by the Contractor at the site and fully consumed in the performance of the Work; and cost (less salvage value) of such items if not fully consumed, whether sold to others or retained by the Contractor. Cost for items previously used by the Contractor shall mean fair market value.

7.5.2 Rental charges for temporary facilities, machinery, equipment, and hand tools not customarily owned by construction workers that are provided by the Contractor at the site, whether rented from the Contractor or others, and costs of transportation, installation, minor repairs and replacements, dismantling and removal thereof. Rates and quantities of equipment rented shall be subject to the Owner’s prior approval.

7.5.3 Costs of removal of debris from the site.

7.5.4 Costs of document reproductions, facsimile transmissions and long-distance telephone calls, postage and parcel delivery charges, telephone service at the site and reasonable petty cash expenses of the site office.

7.5.5 That portion of the reasonable expenses of the Contractor’s personnel incurred while traveling in discharge of duties connected with the Work.

7.5.6 Costs of materials and equipment suitably stored off the site at a mutually acceptable location, if approved in advance by the Owner.

7.6                               MISCELLANEOUS COSTS

7.6.1 That portion of insurance and bond premiums that can be directly attributed to this Contract

7.6.2 Sales, use or similar taxes imposed by a governmental authority that are related to the. Work.

7.6.3 Fees and assessments for the building permit and for other permits, licenses and inspections for which the Contractor is required by the Contract Documents to pay.

7.6.4 Fees of laboratories for tests required by the Contract Documents, except those related to defective or nonconforming Work for which reimbursement is excluded by Subparagraph 13.5.3 of AIA Document A201-1997 or other provisions of the Contract Documents, and which do not fall within the scope of Subparagraph 7.7.3.

7.6.5 Royalties and license fees paid for the use of a particular design, process or product required by the Contract Documents; the cost of defending suits or claims for infringement of patent rights arising from such requirement of the Contract Documents; and payments made in accordance with legal judgments against the Contractor resulting from such suits or claims and payments of settlements made with the Owner’s consent. However, such costs of legal defenses, judgments and settlements shall not be included in the calculation of the Contractor’s Fee or subject to the Guaranteed Maximum Price. If such royalties, fees and costs are excluded by the last sentence of Subparagraph 3.17.1 of AIA Document A201-1997 or other provisions of the Contract Documents, then they shall not be included in the Cost of the Work.

7.6.6 Data processing costs related to the Work.

7.6.7 Deposits lost for causes other than the Contractor’s negligence or failure to fulfill a specific responsibility to the Owner as set forth in the Contract Documents.

7.6.8 Legal, mediation and arbitration costs, including attorneys’ fees, other than those arising from disputes between the Owner and Contractor, reasonably incurred by the Contractor in the performance of the Work and with the Owner’s prior written approval; which approval shall not be unreasonably withheld.

7.6.9 Expenses incurred in accordance with the Contractor’s standard personnel policy for relocation and temporary living allowances of personnel required for the Work, if approved by the Owner.

7.7    OTHER COSTS AND EMERGENCIES

7.7.1 Other costs incurred in the performance of the Work if and to the extent approved in advance in writing by the Owner.

7.7.2 Costs due to emergencies incurred in taking action to prevent threatened damage, injury or loss in case of an emergency affecting the safety of persons and property, as provided in Paragraph 10.6 of AIA Document A201-1997.

ARTICLE 8 COSTS NOT TO BE REIMBURSED

8.1  The Cost of the Work shall not include:

8.1.1 Salaries and other compensation of the Contractor’s personnel stationed at the Contractor’s principal office or offices other than the site office, except as specifically provided in Subparagraphs 7.2.2 and 7.2.3 or as may be provided in Article 14.

8.1.2 Expenses of the Contractor’s principal office and offices other than the site office. 8.1.3 Overhead and general expenses, except as may be expressly included in Article 7.

8.1.4 The Contractor’s capital expenses, including interest on the Contractor’s capital employed For the Work.

8.1.5 Rental costs of machinery and equipment, except as specifically provided in Subparagraph 7.5.2.

8.1.6 Costs due to the negligence or Failure to fulfill a specific responsibility of the Contractor, Subcontractors and suppliers or anyone directly or indirectly employed by any of them or for whose acts any of them may be liable.

8.1.7 Any cost not specifically and expressly described in Article 7.

8.1.8 Costs, other than costs included in Change Orders approved by the Owner, that would cause the Guaranteed Maximum Price to be exceeded.

ARTICLE 9 DISCOUNTS, REBATES AND REFUNDS

9.1      Cash discounts obtained on payments made by the Contractor shall accrue to the Owner if (i) before making the payment, the Contractor included them in an Application for Payment and received payment therefore from the Owner, or (2) the Owner has deposited funds with the Contractor with which to make payments; otherwise, cash discounts shall accrue to the Contractor. Trade discounts, rebates, refunds and amounts received from sales of surplus materials and equipment shall accrue to the Owner, and the Contractor shall make provisions so that they can be secured.

9.2    Amounts that accrue to the Owner in accordance with the provisions of Paragraph 9.1 shall be credited to the Owner as a deduction from the Cost of the Work.

ARTICLE 10 SUBCONTRACTS AND OTHER AGREEMENTS

10.1 Those portions of the Work that the Contractor does not customarily perform with the Contractor’s own personnel shall be performed under subcontracts or by other appropriate agreements with the Contractor. The Owner may designate specific persons or entities from whom the Contractor shall obtain bids. The Contractor shall obtain bids from Subcontractors and from suppliers of materials or equipment fabricated especially for the Work and shall deliver such bids to the Architect. The Owner shall then determine, with the advice of the Contractor and the Architect, which bids will be accepted. The Contractor shall not be required to contract with anyone to whom the Contractor has reasonable objection.

10.2 If a specific bidder among those whose bids are delivered by the Contractor to the Architect (i) is recommended to the Owner by the Contractor; (2) is qualified to perform that portion of the Work; and (3) has submitted a bid that conforms to the requirements of the Contract Documents without reservations or exceptions, but the Owner requires that another bid be accepted, then the Contractor may require that a Change Order be issued to adjust the Guaranteed Maximum Price by the difference between the bid of the person or entity recommended to the Owner by the Contractor and the amount of the subcontract or other agreement actually signed with the person or entity designated by the Owner.

10.3 Subcontracts or other agreements shall conform to the applicable payment provisions of this Agreement, and shall not be awarded on the basis of cost plus a fee without the prior consent of the Owner.

ARTICLE 11 ACCOUNTING RECORDS

The Contractor shall keep full and detailed accounts and exercise such controls as may be necessary for proper financial management under this Contract, and the accounting and control systems shall be satisfactory to the Owner. The Owner and the Owner’s accountants shall be afforded access to, and shall be permitted to audit and copy, the Contractor’s records, books, correspondence, instructions, drawings, receipts, subcontracts, purchase orders, vouchers, memoranda and other data relating to this Contract, and the Contractor shall preserve these for a period of three years after final payment, or for such longer period as may be required by law.

ARTICLE 12 PAYMENTS

T2.1 PROGRESS PAYMENTS

12.1.1 Based upon Applications for Payment submitted to the Architect by the Contractor and Certificates for Payment issued by the Architect, the Owner shall make progress payments on account of the Contract Sum to the Contractor as provided below and elsewhere in the Contract Documents.

12.1.2 The period covered by each Application for Payment shall be one calendar month ending on the last day of the month, or as follows:

12.1.3 Provided that an Application for Payment is received by the Architect not later than the day of a month, the Owner shall make payment to the Contractor not later than the             day of the month. If an Application for Payment is received by the Architect after the application date fixed above, payment shall be made by the Owner not later than               days               after               the Architect receives the Application for Payment.

Requisitions shall be received by the Architect on or about the 1st of each month. Payments are due from the Owner within 30 days of receipt of Requisition.

12.1.4 With each Application for Payment, the Contractor shall submit payrolls, petty cash accounts, receipted invoices or invoices with check vouchers attached, and any other evidence required by the Owner or Architect to demonstrate that cash disbursements already made by the Contractor on account of the Cost of the Work equal or exceed (i) progress payments already received by the Contractor; less (2) that portion of those payments attributable to the Contractor’s Fee; plus (3) payrolls for the period covered by the present Application for Payment. No application for payment shall include any amounts for labor or Work not yet performed or materials and/or equipment not yet incorporated into the Project (or delivered to and securely stored at the Project Site), or which are defective.

12.1.5 Each Application for Payment shall be based on the most recent schedule of values submitted by the Contractor in accordance with the Contract Documents. The schedule of values shall allocate the entire Guaranteed Maximum Price among the various portions of the Work, except that the Contractor’s Fee shall be shown as a single separate item. The schedule of values shall be prepared in such form and supported by such data to substantiate its accuracy as the Architect may require. This schedule, unless objected to by the Architect, shall be used as a basis for reviewing the Contractor’s Applications for Payment.

12.1.6 Applications for Payment shall show the percentage of completion of each portion of the Work as of the end of the period covered by the Application for Payment. The percentage of completion shall be the lesser of (1) the percentage of that portion of the Work which has actually been completed; or (2) the percentage obtained by dividing (a) the expense that has actually been incurred by the Contractor on account of that portion of the Work for which the Contractor has made or intends to make actual payment prior to the next Application for Payment by (b) the share of the Guaranteed Maximum Price allocated to that portion of the Work in the schedule of values.

12.1.7 Subject to other provisions of the Contract Documents, the amount of each progress payment shall be computed as follows:

.1  take that portion of the Guaranteed Maximum Price properly allocable to completed Work as determined by multiplying the percentage of completion of each portion of the Work by the share of the Guaranteed Maximum Price allocated to that portion of the Work in the schedule of values. Pending final determination of cost to the Owner of changes in the Work, amounts not in dispute shall be included as provided in Subparagraph 7.3.8 of AIA Document A201-1997;

.2  add that portion of the Guaranteed Maximum Price properly allocable to materials and equipment delivered and suitably stored at the site for subsequent incorporation in the Work, or if approved in advance by the Owner, suitably stored off the site at a location agreed upon in writing;

 .3 add the Contractor’s Fee, less retainage of percent (10%)**. The Contractor’s Fee shall be computed upon the Cost of the Work described in the two preceding Clauses at the rate stated in Subparagraph 5.1.2 or, if the Contractor’s Fee is stated as a fixed sum in that Subparagraph, shall be an amount that bears the same ratio to that fixed-sum fee as the Cost of the Work in the two preceding Clauses bears to a reasonable estimate of the probable Cost of the Work upon its completion;

.4  subtract the aggregate of previous payments made by the Owner;

.5  subtract the shortfall, if any, indicated by the Contractor in the documentation required by Paragraph 12.1.4 to substantiate prior Applications for Payment, or resulting from errors subsequently discovered by the Owner’s accountants in such documentation; and

.6  subtract amounts, if any, for which the Architect has withheld or nullified a Certificate for Payment as provided in Paragraph 9.5 of AIA Document A201-1997.

**Retainage reduced to 5% after 50% completion

12.1.8 Except with the Owner’s prior approval, payments to Subcontractors shall be subject to retainage of not less than percent (10%)**. The Owner and the Contractor shall agree upon a mutually acceptable procedure for review and approval of payments and retention for Subcontractors. **Retainage reduced to 5% after 50% completion

12.1.9 In taking action on the Contractor’s Applications for Payment, the Architect shall be entitled to rely on the accuracy and completeness of the information furnished by the Contractor and shall not be deemed to represent that the Architect has made a detailed examination, audit or arithmetic verification of the documentation submitted in accordance with Subparagraph 12.1.4 or other supporting data; that the Architect has made exhaustive or continuous on-site inspections or that the Architect has made examinations to ascertain how or for what purposes the Contractor has used amounts previously paid on account of the Contract. Such examinations, audits and verifications, if required by the Owner, will be performed by the Owner’s accountants acting in the sole interest of the Owner.

12.2 FINAL PAYMENT

12.2.1 Final payment, constituting the entire unpaid balance of the Contract Sum, shall be made by the Owner to the Contractor when:

.1  the Contractor has fully performed the Contract except for the Contractor’s responsibility to correct Work as provided in Subparagraph 12.2.2 of AIA Document A201-1997, and to satisfy other requirements, if any, which extend beyond final payment; and

.2 a final Certificate for Payment has been issued by the Architect.

12.2.2 The Owner’s final payment to the Contractor shall be made no later than 30 days after the issuance of the Architect’s final Certificate for Payment, or as follows: N/A

12.2.3 The Owner’s accountants will review and report in writing on the Contractor’s final accounting within 30 days after delivery of the final accounting to the Architect by the Contractor. Based upon such Cost of the Work as the Owner’s accountants report to be substantiated by the Contractor’s final accounting, and provided the other conditions of Subparagraph 12.2.1 have been met, the Architect will, within seven days after receipt of the written report of the Owner’s accountants, either issue to the Owner a final Certificate for Payment with a copy to the Contractor, or notify the Contractor and Owner in writing of the Architect’s reasons for withholding a certificate as provided in Subparagraph 9.5.1 of the AIA Document A201-1997. The time periods stated in this Subparagraph 12.2.3 supersede those stated in Subparagraph 9.4.1 of the AIA Document A201-1997.

12.2.4 If the Owner’s accountants report the Cost of the Work as substantiated by the Contractor’s final accounting to be less than claimed by the Contractor, the Contractor shall be entitled to demand arbitration of the disputed amount without a further decision of the Architect. Such demand for arbitration shall be made by the Contractor within 30 days after the Contractor’s receipt of a copy of the Architect’s final Certificate for Payment; failure to demand arbitration within this 3o-day period shall result in the substantiated amount reported by the Owner’s accountants becoming binding on the Contractor. Pending a final resolution by arbitration, the Owner shall pay the Contractor the amount certified in the Architect’s final Certificate for Payment.

12.2.5 If, subsequent to final payment and at the Owner’s request, the Contractor incurs costs described in Article 7 and not excluded by Article 8 to correct defective or nonconforming Work,

the Owner shall reimburse the Contractor such costs and the Contractor’s Fee applicable thereto on the same basis as if such costs had been incurred prior to final payment, but not in excess of the Guaranteed Maximum Price. If the Contractor has participated in savings as provided in Paragraph 5.2, the amount of such savings shall be recalculated and appropriate credit given to the Owner in determining the net amount to be paid by the Owner to the Contractor.

ARTICLE 13 TERMINATION OR SUSPENSION

13.1 The Contract may be terminated by the Contractor, or by the Owner for convenience, as provided in Article 14 of AIA Document A201-1997. However, the amount to be paid to the Contractor under Subparagraph 14.1.3 of AIA Document A201-1997 shall not exceed the amount the Contractor would be entitled to receive under Paragraph 13.2 below.

13.2 The Contract may be terminated by the Owner for cause as provided in Article 14 of AIA Document A201-1997. The amount, if any, to be paid to the Contractor under Subparagraph 14.2.4 of AIA Document A201-1997 shall not cause the Guaranteed Maximum Price to be exceeded, nor shall it exceed an amount calculated as follows:

13.2.1 Take the Cost of the Work incurred by the Contractor to the date of termination;

13.2.2 Add the Contractor’s Fee computed upon the Cost of the Work to the date of termination at the rate stated in Subparagraph 5.1.2 or, if the Contractor’s Fee is stated as a fixed sum in that Subparagraph, an amount that bears the same ratio to that fixed-sum Fee as the Cost of the Work at the time of termination bears to a reasonable estimate of the probable Cost of the Work upon its completion; and

13.2.3 Subtract the aggregate of previous payments made by the Owner.

13.3 The Owner shall also pay the Contractor fair compensation, either by purchase or rental at the election of the Owner, for any equipment owned by the Contractor that the Owner elects to retain and that is not otherwise included in the Cost of the Work under Subparagraph 13.2.1. To the extent that the Owner elects to take legal assignment of subcontracts and purchase orders (including rental agreements), the Contractor shall, as a condition of receiving the payments referred to in this Article 13, execute and deliver all such papers and take all such steps, including the legal assignment of such subcontracts and other contractual rights of the Contractor, as the Owner may require for the purpose of fully vesting in the Owner the rights and benefits of the Contractor under such subcontracts or purchase orders.

13.4 The Work may be suspended by the Owner as provided in Article 14 of AIA Document A201-1997; in such case, the Guaranteed Maximum Price and Contract Time shall be increased as provided in Subparagraph 14.3.2 of AIA Document A201-1997 except that the term “profit” shall be understood to mean the Contractor’s Fee as described in Subparagraphs 5.1.2 and Paragraph 6.4 of this Agreement.

ARTICLE 14 MISCELLANEOUS PROVISIONS

14.1 Where reference is made in this Agreement to a provision AIA Document A201-1997 or another Contract Document, the reference refers to that provision as amended or supplemented by other provisions of the Contract Documents.

14.2 Payments due and unpaid under the Contract shall bear interest from the date payment is due at the rate stated below, or in the absence thereof, at the legal rate prevailing from time to time at the place where the Project is located.

(Insert rate of interest agreed upon, if any.)

(Usury laws and requirements under the Federal Truth in Lending Act, similar state and local consumer credit laws and other regulations at the Owner’s and Contractor’s principal places of business, the location of the Project and elsewhere may affect the validity of this provision. Legal advice should be obtained with respect to deletions or modifications, and also regarding requirements such as written disclosures or waivers.)

14.3 The Owner’s representative is:	John Shearns
(Name, address and other information.)	Microbia, Inc.
320 Bent Street
Cambridge, MA 02141

14.4 The Contractor’s representative is:	Thomas Caulfield/Dick Martin

14.5 Neither the Owner’s nor the Contractor’s representative shall be changed without ten days’ written notice to the other party.

14.6   Other provisions:   N/A

ARTICLE 15 ENUMERATION OF CONTRACT DOCUMENTS

15.1     The Contract Documents, except for Modifications issued after execution of this Agreement, are enumerated as follows:

15.1.1 The Agreement is this executed 1997 edition of the Standard Form of Agreement Between Owner and Contractor, AIA Document AM-1997.

15.1.2 The General Conditions are the 1997 edition of the General Conditions of the Contract for Construction, AIA Document A201-1997.

15.1.3 The Supplementary and other Conditions of the Contract are those contained in the Project Manual dated             , and are as follows:      N/A

Document	Title	Pages

15.1.4 The Specifications are those contained in the Project Manual dated as in Subparagraph 15.1.3, and are as follows:

(Either list the Specifications here or refer to an exhibit attached to this Agreement.)

Section	Title	Pages

No formal specifications were issued

15.1.5 The Drawings are as follows, and are dated different date is shown below:

(Either list the Drawings here or refer to an exhibit attached to this Agreement.)

Number	Title	Date

SEE ATTACHED

15.1.6 The Addenda, if any, are as follows:

Number	Date	Pages

No formal specifications were issued

WARNING: Unlicensed photocopying violates U.S. copyright laws and will subject the violator to legal prosecution

Portions of Addenda relating to bidding requirements are not part of the Contract Documents unless the bidding requirements are also enumerated in this Article 15.

15.1.7 Other Documents, if any, forming part of the Contract Documents are as follows:

(List here any additional documents, such as a list of alternates that are intended to form part of the Contract Documents.AlA Document A201-1997 provides that bidding requirements such as advertisement or invitation to bid, Instructions to Bidders, sample forms and the Contractor’s bid are not part of the Contract Documents unless enumerated in this Agreement. They should be listed here only if intended to be part of the Contract Documents.)

N/A

1997 AIA®

AIA DOCUMENT A111-1997

OWNER-CONTRACTOR AGREEMENT

The American Institute

of Architects

1735 New York Avenue, N.W.

Washington, D.C. 20006-5292

ARTICLE 16 INSURANCE AND BONDS

(List required limits of liability for insurance and bonds. AIA Document A201-1997 gives other specific requirements for insurance and bonds.)

Contractor shall purchase from and maintain in a company or companies lawfully authorized to do business in the Commonwealth of Massachusetts and having an A.M. Best’s Insurance Rating of A:VIII or better, insurance for not less than the following, or greater if required by law:

Type of Insurance	Limit of Liability ($0.00)

Commercial General Liability	$1,000,000 per occurrence/$2,000,000 in the aggregate

Excess/Umbrella Liability	$6,000,000 per occurrence and in the Aggregate

Automobile Liability (schedules, hired And non-owned autos)	$1,000,000 combined single limit per per accident

Liability insurance shall include all major divisions of coverage and be of a comprehensive basis including:

1.              Premises Operations (including X-C/U as applicable).

2.              Independent Contractors’ Protective

3.              Products:  and Completed Operations

4.              Personal Injury Liability with Employment Exclusion deleted.

5.              Contractual-including specified provisions for the Contractor’s indemnification obligation Under the Contract Documents

6.     Broad form Property Damage including Completed Operations.

Contractor shall name Owner, Archemix Corporation (“Sublandlord”), Three Hundred Third Street LLC and BioMed Realty Trust, Inc. (collectively, “Master Landlord”) and Momenta Pharmaceuticals (“subtenant”), and any other interested party of whom Contractor shall be given written notice as an additional insurance on all liability policies of Contractor throughout the Project and for Completed Operations Coverage for an additional two year period after completion of the Work. The insurance policy shall be endorsed stating that such insurance shall be primary to and non-contributory with any other insurance maintained by Owner, Sublandlord or Master Landlord.

Contractor’s insurance shall provide that the insurer waives all rights of recovery or subrogation against Owner, Sublandlord and Master Landlord, and their officers, directors, employees, agents and insurers for (i) damages for injury to or death of persons; (ii) damage to property; and (iii) claims arising by reason of the foregoing due to hazards covered by insurance, to the extend of proceeds recovered therefrom.

Certificates of Insurance for all insurance required hereby shall be furnished by the Contractor to Owner, Sublandlord and Master Landlord before Contractor or any Subcontractor commences any Work and thereafter at least thirty (30) days prior to each cancellation, non-renewal or material reduction in coverage that causes the insurance to no longer meet the requirements herein. The insurance certificates required hereby shall provide that he insurance carrier shall endeavor to provide the certificate holders with at least ten (10) days notice prior to the cancellation, non-renewal or adverse material change in any policy covered thereby. If any policy of Insurance required to be maintained by Contractor herein is cancelled or non-renewed, Contractor shall promptly replace the policy with a substantially similar policy from an insurer with an A.M. Best’s Insurance Rating of A:  VIII or better, and Contract will provide evidence of same to owner.

This Agreement is entered into as of the day and year first written above and is executed in at least three original copies, of which one is to be delivered to the Contractor, one to the Architect for use in the administration of the Contract, and the remainder to the Owner.

/s/ Richard P. Shea	/s/ Thomas P. Caulfield
OWNER (Signature)	CONTRACTOR (Signature)

Richard P. Shea CFO	Thomas P. Caulfield, President
(Printed name and title)	(Printed name and title)

CAUTION: You should sign an original AIA document or a licensed reproduction. Originals contain the AIA logo printed in red; licensed reproductions are those produced in accordance with the Instructions to this document.

EXHIBIT C

List of Drawings

New Laboratories & Offices for: MOMENTA, Level Four, 300 Third Street Cambridge, Massachusetts. Construction Set 19 June 2007. Alexandria Real Estate as the Owner, Momenta Pharmaceuticals Inc as the Tenant, FL Caulfield & Sons as the Construction Manager and Olsen Lewis Dioli & Doktor Architect as the Architect.

Architectural:

A1.0, Existing/Demolition Parking Level 1 Plan, Construction Set, 19 June 2007

A1.1, Proposed Plan Parking Level 1 & 2, Construction Set, 19 June 2007

A2.0, Existing Plan, Construction Set, 19 June 2007

A2.1, Proposed Plan, Construction Set, 19 June 2007

A2.2, Reflected Ceiling Plan, Construction Set, 19 June 2007

A2.3, Equipment Plan, Construction Set, 19 June 2007

A2.4, Dimensioned Plan, Construction Set, 19 June 2007

A2.5, Furniture & Cubicles Plan, 19 June 2007

A2.6, Fire Extinguisher Location Plan, Construction Set, 19 June 2007

A5.0, Casework Elevations, Construction Set, 19 June 2007

A6.0, Wall and Door Types, Schedules, Construction Set, 19 June 2007

AF2.1, Proposed Flooring/ Paint Plan and Finish Schedule, Construction Drawings, 27 March 2007

Structural:

S1, (Dated in general notes 25 April 2007)

S2, (Not dated, drawing reflect new generator and fan location)

Fire Alarm:

FA.0, Legend, Detail and Notes, Value Engineering Changes, 8 May 2007

FA.1, Parking Levels One & Two, Partial Plans, Value Engineering Changes, 8 May 2007

FA.2, Fourth Floor Office Plan, Value Engineering Changes, 8 May 2007

Fire Protection:

FP.0,  Legend, Details and Notes, Value Engineering Changes, 8 May 2007

FP.1, Parking Levels One & Two, Partial Plans, Value Engineering Changes, 8 May 2007

FP.2D, Fourth Floor, Demolition Plan,Value Engineering Changes, 8 May 2007

FP.2, Fourth Floor, New York Plan, Value Engineering Changes, 8 May 2007

Plumbing:

P0.1, Legend and Diagrams, Value Engineering Changes, 8 May 2007

P1.1, Parking Level 1 (First Floor), Value Engineering Changes, 8 May 2007

P1.2, Parking Level 1 (Second Floor), Value Engineering Changes, 8 May 2007

P2.1. Office Level 1 Part Plan (Third Floor),Value Engineering Changes, 8 May 2007

P2.2, Office Level 1 Part Plan (Third Floor),Value Engineering Changes, 8 May 2007

P2.3, Office Level 1 Part Plan (Third Floor),Value Engineering Changes, 8 May 2007

P3.1, Office Level II Part Plan (Fourth Floor), Value Engineering Changes, 8 May 2007

P3.2, Office Level II Part Plan (Fourth Floor), Value Engineering Changes, 8 May 2007

P3.3, Office Level II Part Plan (Fourth Floor), Value Engineering Changes, 8 May 2007

P4.1, Roof Plan, Value Engineering Changes, 8 May 2007

P5.1, Part Plan, Value Engineering Changes, 8 May 2007

Mechanical:

H0.1, HVAC Legend & General Notes, Value Engineering Changes, 8 May 2007

H0.2, HVAC Schedules, Value Engineering Changes, 8 May 2007

H0.3, HVAC Details, Value Engineering Changes, 8 May 2007

H0.4, HVAC Details, Value Engineering Changes, 8 May 2007

H1.1. HVAC Parking Level 1 Plan, Value Engineering Changes, 8 May 2007

H1.2, HVAC Fourth Floor Ductwork Plan, Value Engineering Changes, 8 May 2007

H1.3, HVAC Fourth Floor Piping Plan, Value Engineering Changes, 8 May 2007

H1.4, HVAC Roof Plan, Value Engineering Changes, 8 May 2007

Electrical:

E0.1, Legend, Notes and Schedules, Value Engineering Changes, 8 May 2007

E0.2, Power Riser Distribution Diagram, Value Engineering Changes, 8 May 2007

E0.3, Schedules and Details, Value Engineering Changes, 8 May 2007

E0.4, Details, Value Engineering Changes, 8 May 2007

E1.1, First Floor Lighting Part Plans, Value Engineering Changes, 8 May 2007

E1.2, Fourth Floor Lighting Plan, Value Engineering Changes, 8 May 2007

E2.1, First Floor Power Part Plans, Value Engineering Changes, 8 May 2007

E2.2, Fourth Floor Power Plan, Value Engineering Changes, 8 May 2007

E2.3, Roof Level Power Plan, Value Engineering Changes, 8 May 2007

ED1.1, First Floor Demolition Part Plans, Value Engineering Changes, 8 May 2007

TD1.2, Fourth Floor Communications Plan, Value Engineering Changes, 8 May 2007

EXHIBIT D

Copy of Architect Contract

4 October 2006

Mr. Richard Shea

Momenta Pharmaceuticals, Inc.

675 West Kendall Street

Cambridge, Massachusetts 02142

Re: Fee Proposal for Design of New Offices and Laboratories for Momenta, 2nd Floor, 300 Third Street, Cambridge, Mass

Mr. Shea:

I am pleased to submit this fee proposal for the above described project. This fee proposal covers Schematic Design, Permit Drawings, Construction Drawings, and Construction Observation of the approximately 20,000 sq ft space at 300 Third.

We assume that you will develop a program which would include names of spaces in the project, areas of the individual spaces (or desired dimensions), projected head counts and an equipment matrix which would list all floor standing equipment and any benchtop equipment which might have specific utility requirements such as 208 volt power, RODI water, CO2, etc. We are available to consult with you to assist you in the preparation of the above documents. Should you wish to hire us to prepare the above documents we will do so for the additional fee of $10,000.

We will act as Architect for the above project and will provide all the Basic Services as described, for a fixed fee of $180,700. The fee is divided into the following Phases:

Phase Name	Fee
Schematic Design	$22,800
Permit Set	$43,410
Construction Drawings	$74,690
Construction Observation	$39,800
TOTAL	$180,700

The fee includes normal expenses such as travel to and from the site and your offices, and all prints needed to execute the project (except those to be used for bidding and construction). MEPFP Engineering services only are included (AHA Engineers) in this proposal. We assume that no structural engineering is required as there is already rooftop areas allocated for your air handling equipment. Any additional consultants for the project will be hired only with your agreement and will be billed to you at their cost.

This fee is based on the assumption that you will work with an experienced BioTech contractor to build the project, such as Linbeck, The Richmond Group, or other similarly capable company.

We will supply all working prints for the project except those used for construction (typically paid for by the contractor). We expect no additional reimbursable expenses for the project.

We will bill you monthly on a basis of percentage completion of the various phases.

Looking forward to working with you towards a successful collaboration on this project, I remain…

Yours Truly,

/s/ Randy Lewis

Randy Lewis, President	/s/ Richard P. Shea
For Momenta

STANDARD SCHEDULE OF CHARGES AND CONDITIONS

I. Fees

Work covered by a fixed fee in the Letter of Agreement will be billed monthly on a basis of percentage of completion of the Architect’s work. The fees will not exceed the amount in the Letter Agreement unless an amendment or Change Order is signed by both parties.

II. Consultants

Fees for consultants not included in the Letter of Agreement, will be charged at a multiple of 1.10 times professional service charges. Additional consultants shall be used only when authorized in writing by the Owner.

III. Reimbursable Expenses

Reimbursable Expenses are in addition to compensation for the Architect’s services and include expenses incurred by the Architect and Architect’s employees and consultants directly related to the Project. The following items of direct non-salary expenses will be billed at a multiple of 1 times the actual direct cost.

1.                       authorized out-of-town travel and subsistence,;

2.                       fees paid for securing approval of authorities having jurisdiction over the Project;

3.                       reproductions, plots, standard form documents, postage, handling and delivery of Instruments of Service;

4.                       renderings, models and mock-ups requested by the Owner;

5.                       expense of professional liability insurance dedicated exclusively to this Project or the expense of additional insurance coverage or limits requested by the Owner in excess of that normally carried by the Architect and the Architect’s consultants;

6.                       other similar direct Project-related expenditures, approved in advance by Owner in writing.

IV. Change in Services

Change in Services of the Architect, including services required of the Architect’s consultants, may be accomplished after execution of this Agreement, without invalidating the Agreement, if mutually agreed in writing. The Architect shall notify the Owner prior to providing such services. If the Owner deems that all or a part of such Change in Services is not required, the Owner shall give prompt written notice to the Architect, and the Architect shall have no obligation to provide those services. Except for a change due to the fault of the Architect, Change in Services of the Architect shall entitle the Architect to an adjustment in compensation and to any Reimbursable Expenses.

The following circumstances that affect the Architect’s services for the Project, shall entitle the Architect to an appropriate adjustment in the Architect’s schedule and compensation:

1.                       change in the instructions or approvals given by the Owner that necessitate revisions in Instruments of Service;

2.                       enactment or revision of codes, laws or regulations or official interpretations which necessitate  changes to previously prepared Instruments of Service;

3.                       decisions of the Owner not rendered in a timely manner;

4.                       significant change in the Project including, but not limited to, size, quality, complexity, the Owner’s  schedule or budget, or procurement method;

5.                       failure of performance on the part of the Owner or the Owner’s consultants or contractors;

6.                       preparation for and attendance at a public hearing, a dispute resolution proceeding or a legal  proceeding except where the Architect is party thereto;

The Architect shall be paid at the rate or rates set forth herein for Change in Services:

Principals	$150.00/hour
Associates	$125.00/hour
Project Architects	$100.00/hour
Designers	$55.00 - 95.00/hour

V. Invoices and Retainers

A.    Where included in the Letter of Agreement, retainers are due with the execution of the Agreement. Invoices will generally be submitted monthly for services performed during the previous month or at the end of phases described in the Letter of Agreement. Payment will be due within 30 days of receipt of the invoice. Interest will be added to accounts in arrears over 30 days.

B.    Unless a maximum sum is agreed upon and incorporated into the Letter of Agreement, the Owner’s obligation for Architect’s services shall be limited to the accrued services performed, consultants, fees and reimbursable expenses to date of invoice.

VI. Insurance and Liability

We are protected by Workers Compensation Insurance, Professional Liability Insurance and by Standard Public Liability Insurance. We will furnish information and Certificates at your request. Our Professional Liability Insurance Limit is $1,000,000. Additional coverage at the Owner’s request is available upon reimbursement to the Architect of increased premium charge.

VII. Ownership and Use of Documents

A.    Drawings, specifications, and other documents produced by the Architect under the Agreement (“Developments”), shall be “works made for hire” and the exclusive property of Owner. Architect shall keep and maintain complete records of all Developments and all work carried out by Architect under the terms of this Agreement. These records shall also be “works made for hire” and the exclusive property of Owner. Architect may keep one copy of these records in its files solely for reference purposes. Architect assigns to Owner all of its right, title and interest in and to any and all Developments. During and after the term of this Agreement, Architect will cooperate fully in obtaining proprietary protection for any and all Developments, all in the name of the Owner and at Owner’s cost and expense, and, without limitation, shall execute and deliver all requested applications, assignments and other documents, and take such other measures as Owner shall reasonably request, in order to perfect and enforce Owner’s rights in any and all Developments. Architect hereby appoints Owner its attorney-in-fact to execute and deliver any such documents on behalf of Architect in the event Architect shall fail to do so.

B.    Architect shall not  use any third party intellectual property or facilities in performing the Services contemplated by this Agreement or engage in any other activities that would result in a third party having an ownership interest in any Developments.

VIII. Confidential Information.

A.    As used in this Agreement, the term “Confidential Information” shall mean any and all proprietary information of Owner, including, without limitation, that pertaining to its technologies, products, intellectual property, finances, operations and/or business, which is disclosed to Architect by Owner, or which Architect learns or observes through the course of performing services hereunder. Architect shall hold in strict confidence all Confidential Information and shall not disclose to any other person any of the Confidential Information.

B.    Limitation on Obligations. The obligations of Architect specified herein shall not apply, and Architect shall have no further obligations, with respect to any Confidential Information to the extent Architect can demonstrate that such Confidential Information:

(1)          is generally known to the public at the time of disclosure or becomes generally known through no wrongful act on the part of Architect;

(2)          is lawfully in Architect’s possession at the time of disclosure other than as a result of a breach of any legal obligation by any party; or

(3)          becomes known to Architect through disclosure by a third party having the legal right to disclose such Confidential Information, provided that such disclosure is made to Architect without any obligation of non-use or non-disclosure.

C. Ownership. Architect agrees that Owner is and shall remain the exclusive owner of the Confidential Information and all patent, copyright, trade secret, trademark and other intellectual property rights therein. No license or conveyance of any such rights to Architect is granted or implied under this Agreement.

D. Return of Confidential Information. Upon the written request of Owner, Architect shall return or destroy (as instructed by Owner), within ten business days of such request, all tangible manifestations of the Confidential Information. Subsequent to any return of the Confidential Information, Architect will continue to be bound by his/her obligations hereunder.

IX. Construction Cost Estimates

Since the Architect has no control over construction cost or contractors’ prices, any construction cost estimates are made on the basis of the Architect’s experience and judgment as a design professional, but the Architect cannot and does not warrant or guarantee that contractors’ proposals, bids or costs will not vary from the Architect’s estimates.

X. Owner’s Responsibilities

A.    The Owner shall furnish such legal, accounting, and insurance counseling services as may be required for the project and shall provide the Architect with all existing information relating to the project which the Architect may request. If the Owner becomes aware of any fault or default in the project or the Architect’s services, the Owner shall promptly notify the Architect. The Owner shall furnish required information or services as expeditiously as necessary for the orderly performance of the work.

XI. Architect’s Role During Construction

If this Agreement provides for construction phase services by the Architect, the Architect shall visit the site at intervals appropriate to the stage of construction, to become generally familiar with the progress and quality of the work and to determine, in general, if the work is proceeding in accordance with the drawings, specifications, and other contract documents. On the basis of the on-site observations as an Architect, the Architect shall endeavor to guard the Owner against defects and deficiencies in the work of the Contractor. However, it is understood that the Contractor, not  the Architect, is responsible for the construction of the project, and that the Architect is not responsible for the acts or omissions of any contractor or subcontractor, for safety programs or enforcement, or for construction means, methods, techniques, sequences, and procedures employed by the Contractor.

XII. Termination and Suspension of Service

A.    This Letter of Agreement may be terminated by either party in case of substantial breach by the other, upon fifteen days prior written notice, provided that the breaching party has not cured such breach within the aforementioned fifteen days. In addition, Owner may terminate this Agreement at any time upon 30 days prior written notice. In the event of termination for reasons other than the Architect’s breach, the Architect shall be compensated for all services performed up to the termination date, together with reimbursable expenses then due.

B.    In the event the Architect’s services are terminated prior to completion of construction of the project: the Architect shall not be responsible for any changes made by others in any documents furnished by the Architect, hereunder, for any components of the Project for which shop drawings or other submissions are required, for the failure of any construction contractor to construct the Project or any portion thereof in accordance with documents furnished by the Architect, or for any errors or omissions in documents furnished by the Architect which could have been discovered and corrected by the Architect had it been engaged for subsequent phases of work on the Project.

C.    Except for damages resulting from a breach of confidentiality obligations hereunder, the Architect and the Owner waive consequential damages for claims, disputes or other matters in question arising out of or relating to this Agreement. This mutual waiver is applicable, without limitation, to all consequential damages due to either party’s termination in accordance with Section

XIII. Promotional and Professional Materials

The Architect shall have the right to include photographic or artistic representations of the design of the Project among the Architect’s promotional and professional materials. The Architect shall be given reasonable access to the completed Project to make such representations. However, the Architect’s materials shall not include the Owner’s confidential or proprietary information if the Owner has previously advised the Architect in writing of the specific information considered by the Owner to be confidential or proprietary. The Owner shall provide professional credit for the Architect in the Owner’s promotional materials for the Project.

XIV. Basic Agreement

This Agreement represents the complete integrated agreement between the parties, supersedes all prior agreements, may be amended only in writing, and is binding upon the parties, their successors, assigns, and legal representatives.

19 August 2007

Mr. Richard Shea

Momenta Pharmaceuticals, Inc.

675 West Kendall Street

Cambridge, Massachusetts 02142

Re: Request for Fee Increase – Design of New Offices and Laboratories for Momenta, 2nd Floor, 300 Third Street, Cambridge, Mass

Mr. Shea:

I apologize for sending this along to you now ... I have had this on my list of things to do for a long time. At firtst, it was actually doing the work described in this letter, then, it was dealing with the change to Alnylam’s occupancy of the space and also, a few hundred other things ...

I request a fee increase in the amount of $33,000.00. This increase is requested due to the additional work required when we are asked to make various changes to reduce the cost of the project after we had completed our Construction Documents. This caused the most work to be done by AHA Engineers as the changes affected more of their work (and drawings) than mine. Also, AHA has included in their request, an item which lists a fee amount covering additional site visits which were not a part of their original fee proposal as discussed with John Shearns.

The amounts requested are:

OLD&D additional Fee:	$2,100.00
AHA additional Fee:	$11,400.00
AHA additional site visits Fee:	$19,500.00
TOTAL	$33,000.00

Should this letter meet your approval, please sign and return a copy to me.

Call or email me if you have any question regarding this request.

Yours Truly,

/s/ Randy Lewis

Randy Lewis, President	/s/ Richard P. Shea
For Momenta

Attch: AHA letter May 16, 2007

EXHIBIT E-1

List of Equipment

Vendor	Description	PO Number	Amount
	300 3rd St Café Furniture	10834	$8,344.05
	300 3rd St Large Conference Room		$17,585.10
W. B. Mason	300 3rd St Office Furniture		$33,182.00
	300 3rd St Lobby/Waiting Area		$3,557.59
	300 3rd St Chairs		$3,422.26

Air Energy	“Domnick Hunter” Nitrogen Generator model N2MAX104	12008	$28,076.00
Incorporated	“Powerex” Air Compressor model SEH3007		$35,696.00

Signs on Site	Signage	11604	$4,137.00

EXHIBIT E-2

Copies of Purchase Orders

Vendor	Description	PO Number	PO Amount	Amount Remaining
F.L. Caulfield & Sons, Inc.	General Contractor	11792	$4,225,198.00	$1,002,634.00
Olson Lewis Dioli & Doktor	Architect	9241	$213,700.00	$18,182.00
Dick Burnham	“Better Built” Glassware Dryer model D900	12005	$13,819.00	$13,819.00
Dick Burnham	“Better Built” Glassware Washer model G302	12006	$54,219.00	$54,219.00
Dick Burnham	“Consolidated” Sterilizer, model SSR-3A-PB	12007 01	$36,020.00	$36,020.00
John Sherns	Project Management	12197	$10,000.00	$780.00

EXHIBIT F

Copies of Approvals

Description	No.	Issuer	Date
Building Permit	0407075	City of Cambridge ISD	5/3/07
Application for Gas Permit	0507055	City of Cambridge ISD	5/8/07
Application for Plumbing Permit	0507055	City of Cambridge ISD	5/8/07
Application Automatic Sprinkler Permit		City of Cambridge ISD	5/25/07
Application for Electrical Permit	0507079	City of Cambridge ISD	5/8/07
Application for Roof Top Permit	applied for - not issued	City of Cambridge ISD	applied for- not issued
Application and Permit for Cutting and Welding	07-1653	City of Cambridge Fire Department	7/9/07

EXHIBIT G

Detail Breakdown of Purchase Price

1. Sublease Rent for May 1, 2007 - October 31, 2007:		$773,328.34
2. Payments to Architect, Contractor and Vendors:
F.L. Caufield & Sons, Inc. (General Contractor)	$3,222,564.00
Archemix Corp. (reimbursement for construction-related expenses)(1)	$95,966.90
Nancy E. Weil (Project Manager)	$21,079.20
John J. Shearns (Project Manager)	$32,820.00
Olson Lewis Dioli & Doktor (Architect)	$195,518.00
W.B. Mason (furniture purchase as itemized on Exhibit E-1)	$66,091.44
Air Energy Incorporated (equipment purchase as itemized on Exhibit E-1)	$63,771.75
Signs on Site (signage)	$4,136.60
		$3,701,947.89
3. Credit for Seller’s share of Broker Fee		$(44,728.00)
Total Net Purchase Price payable to Momenta(2)		$4,430,548.23

(1) Does not include $14,527.23 paid by Momenta to Archemix as reimbursement for repair of damaged sprinkler valves.  As described in the last recital of the Purchase Agreement, such amount is not being reimbursed by Alnylam.

(2) Does not include reimbursement of Alnylam’s share of “Sublandlord’s Costs” paid by Momenta pursuant to Section 3.6 of the Purchase Agreement.

EXHIBIT H-1

[Form of Assignment, Assumption and Consent Agreement, and First Amendment to Sublease]

ASSIGNMENT, ASSUMPTION AND CONSENT AGREEMENT; AND

FIRST AMENDMENT TO SUBLEASE

ASSIGNMENT, ASSUMPTION AND CONSENT AGREEMENT; AND FIRST AMENDMENT TO SUBLEASE (this “Agreement”) dated as of October     , 2007 by and among Momenta Pharmaceuticals, Inc., a Delaware corporation (“Assignor”), Alnylam Pharmaceuticals, Inc., a Delaware corporation (“Assignee”), and Archemix Corp., a Delaware corporation (“Sublandlord”).

RECITALS

A.                                   ARE-MA Region No. 28, LLC, a Delaware limited liability company and successor-in-interest to Three Hundred Third Street L.L.C., (“Overlandlord” or “Landlord”) is the landlord under that certain Lease dated April 11, 2005, as amended by that certain First Amendment to Lease dated July 9, 2006 (“First Amendment to Lease”) and that certain Second Amendment to Lease dated October     , 2007 (“Second Amendment to Lease”), (collectively, the “Overlease”), pursuant to which Overlease, Sublandlord leases approximately 67,543 rentable square feet of space in that certain building commonly known as 300 Third Street, Cambridge, Massachusetts (“Building”).

B.                                     Assignor is the subtenant under that certain Sublease dated September 8, 2006, as consented to by Overlandlord pursuant to that certain Consent to Sublease dated October 23, 2006 between Overlandlord, Sublandlord and Assignor (“Sublease Consent”) (collectively, said sublease, as affected by the Sublease Consent is referred to herein as the “Sublease”), wherein Sublandlord subleases to Assignor the Subleased Premises consisting of approximately 22,364 rentable square feet located on a portion of the second floor in the Building, which Subleased Premises are more particularly described in the Sublease (the “Subleased Premises”). A true, complete and correct copy of the Sublease is attached hereto as Exhibit A.

C.                                     Assignor desires to assign its rights under the Sublease to Assignee, and Assignee desires to accept such assignment and to assume the performance of Assignor’s obligations thereunder, upon the terms and conditions set forth herein.

D.                                    Section 12 of the Sublease provides that the Sublease may not be assigned without the written consent of Sublandlord and Overlandlord.

E.                                      Sublandlord is willing to consent to the assignment of the Sublease from Assignor to Assignee upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of One Dollar ($1.00) and other good and valuable consideration, paid by each of the parties hereto to the other, the receipt and sufficiency of which is hereby acknowledged, and in further consideration of the provisions herein, the parties hereto agree as follows:

1.                                       Effective Date. The “Effective Date” of this Agreement shall be the date upon which all of the following shall have occurred:

(a)                                  Each of Assignor, Assignee, Sublandlord and Landlord shall have unconditionally received a fully executed counterpart of this Agreement;

(b)                                 Overlandlord shall have provided (i) a fully executed Second Amendment to the Overlease to Sublandlord in a form acceptable to Sublandlord, and (ii) its fully executed written consent, to the parties hereto (in a form acceptable to the parties hereto), to the assignment and assumption referenced in Section 2(a) hereof, the amendment of Sublease provisions referenced in Section 9 hereof, and the Subtenant’s Work plans in accordance with the terms of the Overlease and Sublease;

(c)                                  Sublandlord shall have unconditionally received from Assignee the Security Deposit required of the subtenant under the Sublease pursuant to Section 5 of the Sublease, as amended herein; and

(d)                                 the conditions set forth in Section 2 of that certain Consent to Assignment of Sublease dated as of October     , 2007 (“Landlord’s Assignment Consent”) have been completed.

It shall be a condition precedent to the occurrence of the Effective Date that there then exist neither an Event of Default under the Sublease, nor any state of facts which, with the giving of notice or passage of time or both, would constitute an Event of Default under the Sublease. If for any reason the Effective Date shall not have occurred on or before October 31, 2007, any party hereto shall have the right to terminate this Agreement by written notice to the other parties hereto, provided however, that in the event of such termination, (i) Assignor’s obligation to pay Sublandlord the Sublandlord’s Costs (as defined hereinafter) and (ii) Assignor’s and Assignee’s obligations set forth in Section 11 of this Agreement shall survive the termination of this Agreement. Promptly after the occurrence of the Effective Date, Sublandlord, Assignor and Assignee shall confirm the Effective Date in writing.

2.                                       Assignment and Assumption; Indemnities. Effective as of the Effective Date:

(a)                                  Assignor assigns and transfers to Assignee all of its right, title and interest as subtenant under the Sublease. Effective as of the Effective Date, Assignee (i) accepts such assignment, assumes the performance of all of the obligations as subtenant under the Sublease and agrees to be directly bound and fully liable to Sublandlord for, and to duly observe and comply with, all of the terms, covenants, agreements, provisions, obligations and conditions on the part of the subtenant and the Assignee to be performed or observed under the Sublease and this Agreement, respectively, and (ii) agrees for the benefit of Sublandlord and Overlandlord that Sublandlord and Overlandlord shall have the right to enforce against Assignee all of the Assignor’s obligations, liabilities, and duties under the Sublease to be performed by Assignee as fully and completely as if Assignee had originally executed the Sublease as the subtenant thereunder;

(b)                                 Assignor covenants and agrees to indemnify and hold harmless Assignee and Sublandlord from and against all costs, expenses, claims and losses, including, without limitation, reasonable attorneys’ fees, arising out of or in connection with any defaults in Assignor’s performance of its obligations as subtenant under the Sublease, which defaults occurred or arose out of the acts or failure to act of Assignor prior to the Effective Date;

(c)                                  Assignee covenants and agrees to indemnify and hold harmless Sublandlord and Assignor from and against all costs, expenses, claims and losses, including, without limitation, reasonable attorneys’ fees, arising out of or in connection with any defaults in Assignee’s performance of its obligations as subtenant under the Sublease, including, but not limited to, those defaults which occur or arise out of the acts or failure to act of Assignee from and after the Effective Date; and

(d)                                 On the Effective Date, (i) Assignor shall deliver the Subleased Premises to Assignee vacant, as-is-where-is and subject to the construction work in process associated with Subtenant’s Work (as defined in the Sublease) and Equipment (as defined in Section 10 hereof), and (ii) upon such delivery, Assignee automatically is deemed to accept possession of the Subleased Premises in such condition.

3.                                       Assignment Subject to Lease. The assignment in Section 2(a) above shall be subject at all times to the Sublease and to all of the provisions, covenants, agreements, terms and conditions of the Sublease and this Agreement, and Assignee shall not do or permit anything to be done in connection with Assignee’s use and occupancy of the Subleased Premises which would violate any of said provisions, covenants, agreements, terms and conditions.

4.                                       Consent. Effective as of the Effective Date, Sublandlord (i) consents to the assignment and assumption set forth in Section 2(a) above, subject to the covenants, agreements, terms, provisions, and conditions contained in the Sublease and subject to and in reliance upon, the representations, warranties, covenants, agreements, terms, provisions and conditions, contained in this Agreement and in Landlord’s Assignment Consent, and (ii) shall, on the next business day following the Effective Date, return to Silicon Valley Bank the Silicon Valley Bank letter of credit no. SVB-8800061917 in the amount of $2,907,320.00, request that Silicon Valley Bank cancel said letter of credit no. SVB-8800061917, and provide a copy of such request to Assignor. Sublandlord’s consent shall be deemed limited solely to this assignment and assumption, and Sublandlord reserves the right to consent or withhold consent, and all other rights as set forth in the Sublease, with respect to any other matters.

5.                                       Representations, Warranties and Acknowledgments.

(a)                                  Assignor and Assignee represent, warrant and acknowledge to Sublandlord that:

(i)                                     no money or other consideration has been or will be paid or given to Assignor by Assignee for this assignment or corresponding right to use or occupy the Subleased Premises other than as set forth in this Agreement, in Section 2.3 of that certain Purchase Agreement dated as of the date hereof by and between Assignor and Assignee (“Purchase Agreement”), and as set forth in Section 2.1 of the Purchase Agreement regarding potential adjustments to rent under the Sublease (including, but not limited to, those adjustments arising from recalculation of operating expenses or real estate taxes thereunder) for the time period set forth in item 1 of Exhibit G to the Purchase Agreement;

(ii)                                  As to Sublandlord, (A) this Agreement embodies the complete and entire agreement between Assignor and Assignee with respect to the assignment and assumption of the Sublease and (B) further, in the event of any conflict or inconsistency between the terms, covenants or conditions of this Agreement, and the terms, covenants or conditions of any other agreement between Assignor and Assignee, the terms, covenants and conditions of this Agreement shall control;

(iii)                               Sublandlord’s Work (as defined in the Sublease) and any other improvements required to be made by Sublandlord under the Sublease have been satisfactorily completed; as of the Effective Date, none of the Subtenant Allowance (as defined in the Sublease) has been requested by Assignor or paid by Sublandlord to Assignor (and Assignor and Assignee, respectively, have no claims arising therefrom or in connection therewith), the rent commencement date under the Sublease occurred on March 10, 2007, and there are no concessions, inducements or work to which the subtenant under the Sublease is entitled other than the remaining unpaid portion of the Subtenant Allowance payable by Sublandlord to Assignee pursuant to and in accordance with the terms of the Sublease;

(iv)                              to the best of their knowledge, no default on the part of Sublandlord exists under the Sublease, and there are no rights of off-set, counterclaims, or credits against rent or other charges under the Sublease;

(v)                                 all of the representations and warranties made by Assignor as subtenant under the Sublease are valid and enforceable as of the Effective Date of this Agreement (which representations and warranties shall hereby be deemed remade by Assignee as of the Effective Date);

(vi)                              notwithstanding any representations by Sublandlord or provisions to the contrary in the Sublease or this Agreement, the Subleased Premises (including, but not limited to, the Existing P-1 Subleased Premises and Additional P-1 Sublease Premises (which are defined hereinafter in this Agreement)), when delivered by Assignor (or by Sublandlord, as the case may be for part of the Existing P-1 Subleased Premises and/or Additional P-1 Sublease Premises) to Assignee, as of the Effective Date, are delivered by Assignor (or by Sublandlord, as the case may be for part of the Existing P-1 Subleased Premises and/or Additional P-1 Sublease Premises) and accepted by Assignee in their as-is-where-is condition and Sublandlord shall not be responsible or liable in any way to any party for the condition, progress or state or quality of construction of Subtenant’s Work or any other work to or condition of the Subleased Premises; and

(vii)                           there are no rights of off-set, counterclaims, or credits against rent or other charges under the Sublease based upon facts, circumstances, occurrences, or events existing prior to or on the Effective Date.

(b)                                 Assignor hereby represents and warrants to Assignee, as of the date hereof (which representations and warranties shall be deemed remade as of the Effective Date and shall survive the Effective Date) as follows, and agrees to indemnify and save Assignee harmless from and against any and all suits, actions, damages, reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees and other charges) which Assignee may sustain by reason of Assignor’s breach of any of such representations and warranties:

(i)                                     The Sublease (except as (A) modified hereby and (B) set forth in this Agreement) is a complete statement of the agreement between the parties hereto with respect to the subletting of the Subleased Premises. A copy of the Sublease is attached hereto as Exhibit A.

(ii)                                  The Sublease is presently in full force and effect as a valid and binding obligation according to its terms.

(iii)                               Assignor has not assigned, mortgaged, pledged, encumbered or otherwise transferred or sublet, in whole or in part, its subleasehold estate with respect to the Subleased Premises.

(iv)                              The term of the Sublease has commenced and the full rental is now accruing and payable thereunder. Fixed Rent under the Sublease has been paid through October 31, 2007.

(v)                                 Assignor has accepted possession of the Subleased Premises, and any improvements required by the terms of the Sublease to be made by Sublandlord have been completed to Assignor’s satisfaction.

(vi)                              None of the Subtenant Allowance (as defined in the Sublease) has been requested by Assignor or paid by Sublandlord to Assignor (and Assignor has no claims arising therefrom or in connection therewith).

(vii)                           As of the Effective Date, Assignor is not in default under the terms of the Sublease and has no charge, lien or claim (under the Sublease or otherwise) against rents or other charges due or to become due to Sublandlord thereunder. To Assignor’s knowledge, Sublandlord is not in default or breach of its obligations under the Sublease and Assignor has not sent or received any notice to the contrary.

(c)                                  Sublandlord hereby represents and warrants to Assignee and Assignor, as follows:

(i)                                     The Sublease (except as modified by this Agreement and Landlord’s Assignment Consent) is unmodified and in full force and effect as of the date hereof.

(ii)                                  Fixed Rent and Additional Rent (subject to possible adjustments to and recalculation thereof pursuant to the terms of the Sublease and Overlease) have been paid through October 31, 2007 and, as of the date hereof, no other Additional Rent is due from Assignor under the Sublease.

(iii)                               To Sublandlord’s knowledge, neither Sublandlord nor Assignor is in default under the Sublease past applicable notice and cure periods, and Sublandlord has not sent or received any notice to the contrary.

(iv)                              Sublandlord has not assigned, mortgaged, pledged, encumbered or otherwise transferred or sublet, in whole or in part its leasehold estate with respect to the Subleased Premises, except as set forth in the Sublease.

6(a).                         Partial Release of Assignor. This Agreement shall not operate to waive, modify (except as specifically set forth in Section 9 hereof), impair, release or in any manner affect any of the covenants, agreements, terms, provisions, obligations or conditions contained in the Sublease or to waive any breach thereof, or any rights of Sublandlord against any person, firm, association or corporation liable or responsible for the performance thereof. All terms, covenants, agreements, provisions and conditions of the Sublease are hereby ratified (as modified in Section 9 hereof) and declared by Assignee to be in full force and effect. As of the Effective Date, Assignee hereby unconditionally affirms its primary, direct and ongoing liability to Sublandlord for the performance of all obligations to be performed by the subtenant under the Sublease, including, without limitation, the obligations to pay Fixed Rent, Additional Rent and all other charges in the full amount, in the manner and at the times provided for in the Sublease. Sublandlord hereby releases Assignor from its obligations under the Sublease arising on and after the Effective Date of this Agreement. Assignor, however, agrees that nothing herein shall release or cause to be released Assignor from any of its obligations under the Sublease arising prior to the Effective Date of this Agreement, and Assignor shall remain fully liable therefor.

6(b).                        Excess Income. Only to the extent that Landlord expressly agrees and acknowledges in writing in Section 3(d) of the Landlord’s Assignment Consent that the consideration paid by Assignee to Assignor in connection with this transaction, is not considered as a sum or value given in consideration of this transaction for purposes of determining Excess Income (as defined in the Overlease) under the Overlease, Sublandlord also hereby agrees and acknowledges the same for purposes of determining Excess Income under the Sublease solely as to this transaction. Sublandlord is in no way making any representations, agreements or acknowledgements about what consideration is or is not considered as Excess Income as to any future transactions.

7.                                       Further Assignment or Subletting. Assignor and Assignee hereby agree that the terms, conditions, restrictions and prohibitions set forth in the Sublease regarding subletting and assignment (as modified hereby), including, without limitation, Section 12 of the Sublease, shall, notwithstanding this Agreement, (i) continue to be binding upon Assignor and Assignee with respect to all future assignments and transfers of the Sublease and all future sublettings of the Subleased Premises, and (ii) apply to Assignee with the same effect as if Assignee had been the original subtenant named in the Sublease. This Agreement shall not be construed either as a consent by Overlandlord, Sublandlord and/or Assignor to, or as permitting, any other or further assignment or transfer of the Sublease, whether in whole or in part, or any further subletting of the Subleased Premises or any part thereof, or as a waiver of the restrictions and prohibitions set forth in the Sublease regarding subletting and assignment.

8.                                       Remedies for Default. In the event (i) of any default by Assignor or Assignee in the full performance and observance of any of their respective obligations hereunder or (ii) any representation or warranty of Assignor and Assignee made herein is false or misleading in any material respect, either of such event may, at Sublandlord’s option, be deemed an Event of Default under the Sublease, and Sublandlord shall have the right to and may pursue all of the rights, powers and remedies provided for in the Sublease or at law or in equity or by statute or otherwise with respect to defaults, provided however, that if and to the extent the Sublease provides for notice of and/or an opportunity to cure the failure to perform any such obligation, such event shall only be deemed to be an Event of Default under the Sublease if it is not cured after the giving of any such notice to the party who failed to perform (with a copy of such notice to the other party) and the expiration of any such cure period.

9.                                       Amendment of Sublease. Effective as of the Effective Date, the Sublease shall be deemed amended as follows:

(a)                                  Surrender of Return Space and Addition of P-1 Subleased Premises.

(i)  Surrender of Return Space and P-1 Subleased Premises.  The following language shall hereby be added at the end of the first paragraph of Recital Section B of the Sublease and incorporated directly into the Sublease as a part thereof:

“Subtenant hereby returns and surrenders to Sublandlord the “Return Space” consisting of approximately 415 rentable square feet of space on the second floor of the Building, as such Return Space is more particularly described on Exhibit B-1 to the Sublease attached hereto and incorporated herein by reference. Said Return Space shall no longer be deemed a part of the Subleased Premises under the Sublease and Subtenant hereby acknowledges that, with Subtenant’s express consent, pursuant to the Second Amendment to Lease, Sublandlord surrendered said Return Space to Landlord.

Subtenant further desires to sublease from Sublandlord and Sublandlord desires to sublease to Subtenant three hundred and forty-three (343) rentable square feet of space located on the P-1 level of the Building, plus an additional seventy-two (72) rentable square feet of space located on the P-1 level of the Building (collectively, yielding 415 rentable square feet of space referred to herein as the “Existing P-1

Subleased Premises”) and an additional ninety-two (92) rentable square feet of space located on the P-1 level of the Building (“Additional P-1 Sublease Premises”), both of which are more particularly depicted on Exhibit B-1 to the Sublease attached hereto and incorporated herein by reference. The Existing P-1 Subleased Premises and Additional P-1 Sublease Premises shall henceforth be deemed to be included as part of the “Subleased Premises” as referenced throughout this Agreement (where applicable) and throughout the Sublease. By way of clarification, (i) after accounting for the surrender of the Return Space, the Existing P-1 Subleased Premises are included in the 22,364 rentable square feet of the subleased premises referenced in this Recital B of the Sublease, and (ii) the net effect of the foregoing surrender of the Return Space and addition of the Existing P-1 Subleased Premises and Additional P-1 Sublease Premises yields, (A) an additional 92 rentable square feet of space added to the Subleased Premises and rent and all other charges under the Sublease shall be adjusted proportionately as contemplated under the Sublease, and (B) the total rentable square footage of the Subleased Premises consisting of approximately 22,456 rentable square feet of space.”

(ii)  Subtenant Allowance Calculation Not To Include Additional P-1 Sublease Premises. Notwithstanding anything to the contrary in the Overlease, Sublease (including, but not limited to, Section B of Exhibit C to the Sublease), this Agreement or any other document, the amount of the Subtenant Allowance (as defined in the Sublease) shall not increase to include and shall not reflect inclusion of the addition of the Additional P-1 Sublease Premises in the Subleased Premises. The rentable square footage area of the Additional P-1 Sublease Premises shall not be included in calculating the dollar amount of the Subtenant Allowance.

(b)                                 Expiration Date. The next to last sentence of Section 2(a) of the Sublease shall hereby be deleted and replaced with the following:

“The Term of this Sublease shall end on September 30, 2011 (the “Expiration Date”), as it may be extended hereunder, or shall end on such earlier date upon which such term may expire or be terminated pursuant to the provisions hereof or pursuant to law.”

(c)                                  Extended Term. The first sentence of Section 2(b) of the Sublease shall hereby be deleted and replaced with the following:

“Provided that, at the time Subtenant elects to exercise the option herein granted, (i) this Sublease is in full force and effect, (ii) Subtenant is not in default beyond any applicable notice and grace period hereunder, and (iii) Subtenant or an Affiliated Transferee (as defined in Section 16.B of the Overlease) is occupying all of the Subleased Premises, Subtenant shall have the option, upon written notice to Sublandlord (“Subtenant’s Extension Notice”) given not less then twelve (12) months prior to the expiration of the Expiration Date, to extend the Term of this Sublease for an additional three (3) year and seven (7) month period (the “Extended Term”) expiring on April 30, 2015, subject to

Sublandlord’s Termination Option and Subtenant’s Termination Option (as such terms are hereinafter defined).”

(d)                                 Sublandlord’s Termination Option. Section 2(c-ii) of the Sublease is hereby deleted and replaced with the following:

“where Subtenant has delivered to Sublandlord Subtenant’s Extension Notice as hereinabove provided, and Sublandlord expressly accepts said extension in writing delivered to Subtenant within thirty (30) days after Sublandlord receives Subtenant’s Extension Notice, Sublandlord shall subsequently have the right to terminate the Sublease effective as of the date specified in Sublandlord’s subsequent notice to Subtenant (“Sublandlord’s Early Termination Date”), provided, however, that Sublandlord’s Early Termination Date shall be not less than nine (9) months following the date of such subsequent termination notice by Sublandlord to Subtenant.”

(e)                                  Early Termination. Section 2(e) of the Sublease shall hereby be deleted and replaced with the following:

“Notwithstanding anything to the contrary in Section 2 of the Sublease and without limiting Sublandlord’s rights set forth in Section 9(m) of this Agreement, in no event shall the exercise of Subtenant’s Termination Option or Sublandlord’s Termination Option cause the Sublease to terminate prior to September 30, 2011.”

(f)                                    Failure to Respond to Subtenant Extension Notice. The following sentence shall hereby be added to the Sublease as Section 2(f):

“ (f)                           Notwithstanding anything to the contrary in this Sublease, in the event that Sublandlord fails to expressly, in writing, respond to, reject, or accept Subtenant’s Extension Notice within thirty (30) days of Sublandlord’s receipt of Subtenant’s Extension Notice, Sublandlord shall automatically be deemed to have rejected Subtenant’s Extension Notice and (i) the Sublease shall expire on the Expiration Date, (ii) all rent payable under this Sublease shall be paid and apportioned as of the Expiration Date, (iii) neither party shall have any rights, estates, liabilities or obligations under this Sublease for the period accruing after the Expiration Date, except those which are incurred, have accrued or relate to the period prior to the Expiration Date, and (iv) Subtenant shall surrender and vacate the entire Subleased Premises and deliver possession thereof to Sublandlord on or before the Expiration Date in the condition required under both this Sublease and the Overlease.”

(g)                                 Security Deposit. The first sentence of Section 5(a) of the Sublease is hereby deleted and replaced with the following:

“To secure the full and faithful performance by Subtenant of all the terms, provisions, conditions, covenants and obligations (including, without limitation, the payment of rent) on Subtenant’s part to be performed hereunder, on or before the Commencement Date hereof, Subtenant shall deliver to Sublandlord a security deposit (“Security Deposit”) in the amount of Eight Hundred Thirty-Eight Thousand Six Hundred Thirty-Four Dollars ($838,634.00) in either (i) cash or (ii) an unconditional, clean irrevocable “evergreen” letter of credit, payable on sight, in form and substance satisfactory to Sublandlord and otherwise in accordance with the requirements of Article 23 of the Overlease.”

(h)                                 Security Deposit Reductions.

(i)                                     As of the Effective Date, Section 5(h) of the Sublease shall henceforth be deleted in its entirety.

(ii)                                  To the extent that the security deposit set forth in that certain lease dated as of September 26, 2003 by and between Overlandlord, as successor-in-interest to Cornerstone Real Estate Advisors, Inc., and Assignee of other space located in the Building (“Assignee’s Other Lease”) is reduced on or after the Effective Date, the Security Deposit required pursuant to this Sublease, as assigned to and assumed by Assignee, shall be reduced pro rata per rentable square foot reduction in the security deposit required under Assignee’s Other Lease, provided however, that the Security Deposit hereunder shall in no event be reduced below the amount of six (6) months’ Fixed Rent under this Sublease.

(i)                                     Condition of Subleased Premises. The second to last sentence of Section 7(a) of the Sublease is hereby deleted in its entirety.

(j)                                     Subtenant Notice Address. Section 17(b) of the Sublease shall hereby be deleted and replaced with the following:

“If intended for Subtenant, to:

Alnylam Pharmaceuticals, Inc.

300 Third Street

Cambridge, MA 02142

Attn: Philip T. Chase, Esq., General Counsel,

and to:

Joseph L. Faber, Esq.

Faber Daeufer & Rosenberg PC.

950 Winter Street

Waltham, MA 02451”

(k)                                  Surrender of Subleased Premises. The following paragraph shall be added to the end of Section 18 of the Sublease:

“Without limiting or affecting Sublandlord’s rights and Subtenant’s obligations set forth in the foregoing paragraph, upon the expiration, or pursuant to the terms of the Sublease, the earlier termination of the Sublease or recapture of any part or all of the Subleased Premises (including, but not limited to, the Existing P-1 Subleased Premises and Additional P-1 Sublease Premises), Sublandlord shall have the right, to require Subtenant (to the extent that Landlord so requires), at Subtenant’s sole expense, to (i) remove any alterations or additions made (by the current Subtenant or by any predecessor subtenant) to the Subleased Premises (including, but not limited to, the Existing P-1 Subleased Premises and Additional P-1 Sublease Premises) or any part thereof, and (ii) reconstruct, to their former location and condition (before the Commencement Date of the Sublease), any demising walls, floors, ceilings, and access points formerly separating the Existing P-1 Subleased Premises and/or Additional P-1 Sublease Premises from the adjacent areas, horizontally and/or vertically.”

(l)                                     Subtenant’s Construction Representative. The second paragraph of Section IV(A) of Exhibit C to the Sublease shall be deleted and replaced with the following:

“Subtenant’s Construction Representative: Richard P. Shea or any replacement designated in writing by Subtenant; Notwithstanding the foregoing, as of the “Effective Date” under that certain ASSIGNMENT, ASSUMPTION AND CONSENT AGREEMENT; AND FIRST AMENDMENT TO SUBLEASE dated October ____, 2007 between Sublandlord, Subtenant and Alnylam Pharmaceuticals, Inc., Subtenant’s Construction Representative shall be John Palmieri or any replacement designated in writing by Subtenant.”

(m)                               Overlease Termination. Notwithstanding anything to the contrary in the Sublease (as amended), including Section 2 of the Sublease, Subtenant hereby acknowledges and recognizes (i) Sublandlord’s right, pursuant to the terms of the Overlease, to terminate the Overlease prior to the Overlease Expiration Date, and (ii) Sublandlord shall have no liability of any kind to Subtenant or any successor arising from or in connection with the exercise, pursuant to the terms of the Overlease, of Sublandlord’s early termination right under the Overlease.

(n)                                 Assignee as Subtenant. From and after the Effective Date of this Agreement, all references to the “Subtenant” in the Sublease shall be deemed to mean Assignee.

10.                                 Equipment. Assignor hereby agrees not to remove the furniture, furnishings, fixtures, equipment and personal property located in the Subleased Premises, as described on Exhibit B hereto (the “Equipment”), but rather to transfer such Equipment to Assignee, subject to and except for any rights of Overlandlord and/or Sublandlord to said Equipment (i) under the Overlease and Sublease and/or (ii) to the extent said Equipment constitutes leasehold fixtures. Assignee shall accept the Equipment on the Effective Date in its “as is” and “where is” condition, subject to reasonable wear and tear, without any representation or warranty whatsoever by Sublandlord or Assignor, oral or written, express or implied (including, without limitation, any representation or warranty with respect to suitability or fitness for any particular use or purpose).

11.                                 Brokerage; Fees.

(a)                                  Assignor represents and warrants to Sublandlord that Assignor has dealt with no broker, finder or like agent in connection with this transaction, except the Assignee Broker (as more particularly described in the next succeeding section) and that Assignee shall be solely and completely responsible for payment of any fees, commissions or other costs or expenses to the Assignee Broker. In the event any claim is made against Sublandlord relative to dealings by Assignor with any broker, finder or like agent in connection with this transaction (including, but not limited to, by the Assignee Broker), Assignor shall defend the claim against Sublandlord with counsel of Assignor’s selection first reasonably approved by Sublandlord and save harmless and indemnify Sublandlord on account of loss, cost or damage which may arise by reason of such claim.

(b)                                 Assignee represents and warrants to Sublandlord that Assignee has dealt with no broker, finder or like agent in connection with this transaction, except for Richards Barry Joyce and Partners (“Assignee Broker”), and that Assignee shall be solely and completely responsible for payment of any fees, commissions or other costs or expenses to Assignee’s Broker. In the event any claim is made against Sublandlord relative to dealings by Assignee with any broker, finder or like agent in connection with this transaction (including, but not limited to, by the Assignee Broker), Assignee shall defend the claim against Sublandlord with counsel of Assignee’s selection first reasonably approved by Sublandlord and save harmless and indemnify Sublandlord on account of loss, cost or damage which may arise by reason of such claim.

(c)                                  As between Assignor and Assignee only, Assignor represents and warrants to Assignee that Assignor shall reimburse Assignee, upon written demand therefor, for one-half (1/2) of the amount of any fees, commissions or other costs or expenses payable by Assignee to Assignee’s Broker.

12.                                 Miscellaneous.

(a)                                  Successors and Assigns. The terms and provisions of this Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

(b)                                 Captions. The captions contained in this Agreement are for convenience only and shall in no way define, limit or extend the scope or intent of this Agreement, nor shall such captions affect the construction hereof.

(c)                                  Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement.

(d)                                 Authority. Each party hereto represents and warrants that it has full right, power and authority to enter into this Agreement and that the person executing this Agreement on behalf of such party is duly authorized to do so.

(e)                                  Capitalized Terms. All capitalized terms and words used in this instrument shall have the same meaning as set forth in the Sublease unless a contrary meaning is expressly set forth herein.

(f)                                    Notices. Any notices or other communications given or required to be given under this Agreement shall be effective only if in writing and delivered in the manner set forth in the Sublease, addressed, if to Sublandlord, at the address set forth in the Sublease or at such other address for such purpose designated by notice in accordance with the provisions of the Sublease, if to Assignor, to Richard P. Shea, CFO, Momenta Pharmaceuticals, Inc., 675 W. Kendall Street, Cambridge, MA 02142, with a copy to Momenta Pharmaceuticals, Inc., Attention: General Counsel, 675 W. Kendall Street, Cambridge, MA 02142, and to Jonathan E. Book, Esq., Foley Hoag LLP, 155 Seaport Boulevard, Boston, MA 02210, or at such other address for such purpose designated by notice in accordance with the provisions of the Sublease, and if to Assignee, at Philip T. Chase, Esq., General Counsel, Alnylam Pharmaceuticals, Inc., 300 Third Street, Cambridge, MA 02142, with a copy to Joseph L. Faber, Esq., Faber Daeufer & Rosenberg PC., 950 Winter Street, Waltham, MA 02451 until the Effective Date and thereafter at the Subleased Premises or at such other address for such purpose designated by notice in accordance with the provisions of the Sublease.

(g)                                 Sublandlord’s Costs. Assignor shall be liable to reimburse Sublandlord on demand for any costs incurred by Sublandlord in connection with the assignment and this Agreement, including, without limitation, the costs of making investigations as to the acceptability of Assignee, legal costs incurred in connection with the preparation of this Agreement and review of or work on any related agreements, architect’s fees, engineering costs, or related costs in connection with review and approval of any construction work performed or to be performed to the Subleased Premises, and any costs passed through to Sublandlord by Overlandlord in connection with any of the foregoing or as passed through to Sublandlord pursuant to the terms of the Overlease (collectively, “Sublandlord’s Costs”). As between Assignor and Assignee only, the percentage reimbursement of Sublandlord’s Costs for which Assignee is responsible to reimburse Assignor shall be as set forth in the Purchase Agreement.

(h)                                 Remedies Cumulative. Each right and remedy of Sublandlord provided for in this Agreement or in the Sublease shall be cumulative and shall be in addition to every other right and remedy provided for herein and therein or now or hereafter existing at law or in equity or by statute or otherwise, and the exercise by Sublandlord of any one or more of the rights or remedies so provided for or existing shall not preclude the simultaneous or subsequent exercise by Sublandlord of any or all other rights or remedies so provided for or so existing.

(i)                                     Sublandlord’s Liability. Sublandlord’s liability under this Agreement shall be limited to the same extent Sublandlord’s liability is limited under the Sublease.

(j)                                     Severability. If any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

(k)                                  Binding Effect. This Agreement is offered to Assignor and Assignee for signature and it is understood that this Agreement shall be of no force and effect and shall not be binding upon Sublandlord unless and until (i) the Effective Date, (ii) Sublandlord shall have executed and delivered a copy of this Agreement to both Assignor and Assignee, (iii) Overlandlord has provided Sublandlord with a copy of Overlandlord’s written fully executed consent to the (a) assignment and assumption herein, (b) amendment to Sublease provisions in Section 9 hereof, and (c) Subtenant’s Work plans in accordance with the terms of the Overlease and Sublease, and, (iv) Overlandlord has provided Sublandlord with the fully executed 2nd Amendment to Overlease.

(l)                                     Governing Law. This Agreement shall for all purposes be construed in accordance with, and governed by, the laws of the Commonwealth of Massachusetts.

(m)                               Conflict. As to Sublandlord, if there shall be any conflict or inconsistency between the terms, covenants and conditions of this Agreement and those of the Sublease, and the terms, covenants and conditions of any other document, then the terms, covenants and conditions of this Agreement and the Sublease shall prevail. The parties hereto agree that, as to Sublandlord, this Agreement is the sole agreement and instrument (as affected by Landlord’s Assignment Consent) governing the terms of the assignment and that Sublandlord is not a party to any other documents pertaining to the assignment of the Sublease from Assignor to Assignee, except the Landlord’s Assignment Consent. Further, as to Sublandlord, if there shall be any conflict or inconsistency between this Agreement and the terms, covenants or conditions of any other document related to the assignment, the terms, covenants and conditions of this Agreement shall prevail. For clarity, as between Assignor and Assignee only, no provision in this Agreement extinguishes or otherwise reduces Assignor’s obligations to Assignee set forth in the Purchase Agreement to retain, discharge, hold harmless and indemnify Assignee for certain obligations and liabilities as provided therein.

(n)                                 Survival. Assignor’s and Assignee’s representations and warranties in this Agreement to Sublandlord and to each other shall survive the Effective Date. Sublandlord’s representations in this Agreement to Assignor and Assignee shall survive the Effective Date.

(o)                                 Amendments and Waivers.     No amendment of any provision in this Agreement shall be valid, unless in writing and signed by the parties hereto and consented to in writing by Overlandlord (except that an amendment after the Effective Date hereof to the provisions of Section 9 hereof shall not require the signature or consent of Assignor). No failure or delay on the part of any party to exercise any rights under this Agreement shall operate or imply a waiver thereof, unless in a writing signed by the party to be charged.

[Signatures on next page.]

EXECUTED under seal as of the date and year first above written.

SUBLANDLORD

ARCHEMIX CORP.

By:
Name:
Title:

ASSIGNOR

MOMENTA PHARMACEUTICALS, INC.

By:
Name:	Richard P. Shea
Title:	its Vice President, Treasurer and Chief
Financial Officer, duly authorized

ASSIGNEE

ALNYLAM PHARMACEUTICALS, INC.

By:
Name:
Title:

EXHIBIT H-2

Form of Landlord Consent

CONSENT TO ASSIGNMENT OF SUBLEASE

This Consent to Assignment of Sublease (this “Consent”) is made as of October     , 2007, by ARE-MA Region No. 28, LLC, a Delaware limited liability company, having an address of 385 East Colorado Boulevard, Suite 299, Pasadena, California 91101 (“Landlord”), Archemix Corp., a Delaware corporation, having an address of 300 Third Street, Cambridge, Massachusetts 02142 (“Tenant”), Momenta Pharmaceuticals, Inc., a Delaware corporation, having an address of 675 West Kendall Street, Cambridge, Massachusetts 02142 (“Assignor”), and Alnylam Pharmaceuticals, Inc., a Delaware corporation with an address of 300 Third Street, Cambridge, Massachusetts 02142 (“Assignee”) with reference to the following Recitals.

R E C I T A L S

A.                                    Landlord and Tenant have entered into that certain Office Lease dated as of April 11, 2005, as amended by that certain First Amendment to Lease dated as of July 9, 2006, and that certain Second Amendment to Lease dated October 31, 2007 (as so amended, the “Lease”) wherein Landlord leased to Tenant certain premises located on Levels 01, 02, P-1 and P-2 (the “Premises”) of the building commonly known as and located at 300 Third Street, Cambridge, Massachusetts, which Premises are more particularly described in the Lease.

B.                                    Tenant has subleased to Assignor a portion of the Premises consisting of approximately 22,364 rentable square feet located on Level 02 of the building (the “Original Subleased Premises”), more particularly described in and pursuant to the provisions of that certain Sublease dated as of September 8, 2006 (the “Sublease”).

C.                                    Assignor desires to assign to assign to Assignee its rights under the Sublease, and Assignee desire to assume the performance of Assignor’s obligations under the Sublease, upon the terms and conditions set forth herein and in that certain Assignment, Assumption and Consent Agreement and First Amendment to Sublease dated October     , 2007 (the “Assignment”), a copy of which is attached hereto as Exhibit A.

D.                                    Pursuant to said Assignment, Tenant is amending the location of a portion of the Original Subleased Premises, as set forth more specifically in such Assignment, and subleasing to Assignee an additional 164 rentable square feet located on Level P-1 of the building, whereby the Original Subleased Premises are amended pursuant to the Assignment to constitute 22,456 rentable square feet located on Levels 02 and P-1 of the building (the “Subleased Premises”).

E.                                      Tenant, Assignor and Assignee desire to obtain Landlord’s consent to the Assignment.

NOW, THEREFORE, in consideration of the foregoing and the agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord hereby consents to the assignment of the Sublease to Assignee, such consent being subject to and upon the following terms and conditions, to which Tenant, Assignor and Assignee hereby agree:

1.                                       All initially capitalized terms not otherwise defined in this Consent shall have the meanings set forth in the Lease unless the context clearly indicates otherwise.

300 Third Street, Cambridge

Archemix/Momenta Sublease

© Alexandria Real Estate Equities, Inc. 1999

CONFIDENTIAL-DO NOT COPY

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2.                                       This Consent shall not be effective and the Assignment shall not be valid nor shall Assignee take possession of the Subleased Premises (i) unless and until Landlord shall have received a fully executed counterpart of this Consent and a fully executed counterpart of the Assignment, and (ii) provided that the foregoing conditions are satisfied, until the “Effective Date,” as that term is defined in the Assignment. Tenant and Assignor each represent and warrant to Landlord that the copy of the Assignment attached hereto as Exhibit A is true, correct and complete in all respects.

3.                                       Landlord’s consent set forth herein is subject to the following:

a.                                       Any and all proposed alterations, additions or improvements to be made in connection with Assignee’s occupancy of the Subleased Premises (collectively, “Assignment Improvements”) shall only be performed pursuant to and in compliance with all of the terms of the Lease;

b.                                      Tenant and Assignee shall comply with the provisions of the Lease regarding any and all Hazardous Materials to be used, stored or maintained in connection with Assignee’s proposed use of the Subleased Premises; and

c.                                       Pursuant to and in accordance with the terms of the Lease, those Assignment Improvements which constitute specialty Alterations may be required to be removed at the expiration or earlier termination of the Lease at no cost or expense to Landlord, with all damage occasioned by such removal being fully repaired.

d.                                      Pursuant to Article 16 of the Lease, Tenant shall pay to Landlord monthly, as Additional Rent under the Lease, a sum equal to fifty percent (50%) of the Excess Income (as such term is defined in Article 16(D) of the Lease) payable in connection with the Assignment and the Sublease, if any. Within sixty (60) days after the date of this Consent, Tenant shall provide Landlord with written documentation in form, scope and substance reasonably acceptable to Landlord verifying any and all of Tenant’s Transfer Expenses (as such term is defined in Article 16(D) of the Lease), or they shall be disregarded in computing Excess Income. Notwithstanding the foregoing, for purposes of this Consent only and for no other purpose, Landlord acknowledges and agrees that (i) the amount of $4,430,548.23, the components of which are itemized on the document entitled “Exhibit G, Detail Breakdown of Purchase Price,” which is attached hereto as Schedule 1, which amount is to be paid by Assignee for reimbursement of certain tenant improvement build-out costs (including sublease rent during the period of such buildout) and any adjustments to such sublease rent, whether paid by Assignor or Assignee, arising from the recalculation of operating expenses, utilities, real estate taxes and/or other rent adjustments provided for in the Sublease, for the period prior to the effective date of the Assignment, shall not be considered as a sum or value given in consideration of the assignment for purposes of determining Excess Income under Article16(D) of the Lease, (ii) the “Sublandlord’s Costs” (as defined in the Assignment) reimbursed to Tenant by Assignor or Assignee (and as may be reimbursed between Assignor and Assignee) shall not be considered as a sum or value given in consideration of the assignment for purposes of determining Excess Income under Article 16(D) of the Lease, and (iii) the “Transfer Expenses” (as defined in Article 16(D) of the

2

Lease) in the amount of $256,210.77 have been approved and acknowledged by Landlord in connection with any Excess Income under Article 16(D) of the Lease arising from the Sublease or Assignment.

4.                                       Landlord neither approves nor disapproves the terms, conditions and agreements contained in the Assignment, all of which in all events shall be subordinate and at all times subject to: (a) all of the covenants, agreements, terms, provisions and conditions contained in the Lease, (b) superior ground leases, mortgages, deeds of trust, or any other hypothecation or security now existing or hereafter placed upon the real property of which the Premises are a part and to any and all advances secured thereby and to all renewals, modifications, consolidations, replacements and extensions thereof, and (c) all matters of record affecting the Premises and all laws, ordinances and regulations now or hereafter affecting the Premises. Without limiting the foregoing, pursuant to the terms of Section 10 of the Consent to Sublease (as defined in Section 11 hereof) and the terms of Article 16 of the Lease, Landlord hereby consents to the amendment of the Sublease as set forth in the Assignment.

5.                                       Nothing contained herein or in the Assignment or the Sublease shall be construed to:

a.                                       Modify, waive, impair, or affect any of the terms, covenants or conditions contained in the Lease, including Tenant’s obligation to obtain any required consents for any other or future assignments or sublettings (except that it is understood that the amendments to the Sublease contained in the Assignment, as consented to by Landlord in Section 4 hereof, by their terms modify and affect the terms of the Sublease), or to waive any breach thereof, or any rights or remedies of Landlord under the Lease against any person, firm, association or corporation liable for the performance thereof, or to enlarge or increase Landlord’s obligations or liabilities under the Lease (including, without limitation, any liability to Assignor or Assignee for any portion of the security deposit held by Tenant under the Sublease), and all terms, covenants and conditions of the Lease are hereby declared by each of Landlord, Tenant, Assignor and Assignee to be in full force and effect; provided, however that from and after the time that this Consent is effective and the Assignment is valid as set forth in Section 2 hereof and Section 1 of the Assignment, as between Assignor and Landlord only (but not as between Assignor and any other party), notwithstanding anything contained in the Lease or Consent to Sublease (as defined in Section 11 hereof), Assignor shall have no further ongoing obligations to pay rent or other sums due under the Lease with respect to the Subleased Premises or to perform the obligations of Tenant under the Lease with respect to the Subleased Premises (it being understood that the foregoing shall not affect any obligations of Assignor with respect to the time prior to the effective date of the Assignment).

b.                                      require Landlord to accept any payments from Assignor or Assignee on behalf of Tenant, except as expressly provided in Section 8 hereof.

Tenant shall remain liable and responsible for the due keeping, performance and observance of all the terms, covenants and conditions set forth in the Lease on the part of the Tenant to be kept, performed and observed and for the payment of the Base Rent, Additional Rent and all other sums now and hereafter becoming payable thereunder for all of the Premises, including, without limitation, the Subleased Premises.

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6.                                       Notwithstanding anything in the Assignment or Sublease to the contrary:

a.                                       Assignee does hereby expressly assume and agree to be bound by and to perform and comply with, for the benefit of Landlord, each and every obligation of Assignee under the Sublease and, to the extent applicable to the Subleased Premises or the Sublease, each and every obligation of Tenant under the Lease, Assignee agrees that it shall not do anything which violates the terms of the Lease to the extent applicable to the Subleased Premises or the Sublease.

b.                                      Landlord and Assignee each hereby release the other, and waive their respective rights of recovery against the other for direct or consequential loss or damage arising out of or incident to the perils covered by property insurance carried by such party to the extent of such insurance and waive any right of subrogation which might otherwise exist in or accrue to any person on account thereof.

c.                                       Tenant, Assignor and Assignee each agree to each of the terms and conditions of this Consent, and upon any conflict between the terms of the Sublease and this Consent, or between the terms of the Assignment and this Consent, the terms of this Consent shall control; provided, however, that as between Tenant, Assignor and Assignee only, upon any conflict between the terms of the Assignment and this Consent, the terms of the Assignment shall control.

d.                                     Except in accordance with the terms and conditions of the Lease, there shall be no further subletting or assignment of all or any portion of the Premises demised under the Lease (including the Subleased Premises demised by the Sublease) or further assignment of the Lease or Sublease.

e.                                      If Landlord terminates the Lease as a result of a default by Tenant thereunder, Tenant terminates the Lease pursuant to the terms of Article 33 of the Lease (and in such event Assignee shall have no claims against Tenant for exercising such Lease termination right), or the Lease terminates before the expiration date thereof (as the same may be extended pursuant to and in accordance with the Lease) for any other reason (an “Early Lease Termination”), the Sublease shall automatically terminate concurrently therewith; provided, however, Landlord and Assignee agree that, as between Landlord and Assignee only, if such termination of the Lease occurs during the time period of Assignee’s tenancy under the Sublease of the Subleased Premises, then immediately upon such termination of the Lease:

(i)                                        The Subleased Premises shall automatically be added to and made a part of the premises that are leased by Landlord to Assignee pursuant to that certain Lease dated as of September 26, 2003 by and between Landlord, as successor in interest to Three Hundred Third Street LLC, as landlord, and Assignee as tenant (the “Alnylam Lease”) with respect to premises on Levels 03 and 04 and Peripheral Spaces (as defined in the Alnylam Lease and referred to herein as the “Existing Alnylam Premises”) in the Building, such that the Subleased Premises shall be made subject to and part of the Alnylam Lease and subject to the terms and conditions of the Alnylam Lease and the additional provisions set forth in Section 6(e)(iii) hereof;

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(ii)                                     Assignee as tenant shall attorn to Landlord and shall have the rights and obligations of tenant under the Alnylam Lease with respect to the Subleased Premises, and all of the terms and conditions of the Alnylam Lease, together with the additional provisions as set forth in Section 6(e)(iii) hereof, shall apply only as between Landlord and Assignee with respect to the Subleased Premises; and

(iii)                                  the Alnylam Lease shall be automatically amended accordingly to add the Subleased Premises to the Existing Alnylam Premises demised under the Alnylam Lease, to adjust the Tenant’s Pro Rata Share under the Alnylam Lease for the addition of the Subleased Premises to the rentable square feet of the Existing Alnylam Premises, and to add the following additional provisions to the Alnylam Lease:

(1)  The Monthly Rent (as defined in the Alnylam Lease) for the Subleased Premises shall be at the rate set forth for Base Rent under the Lease, subject to adjustment for specific Lease Year time periods as set forth in the Lease as follows:  (A) $43.00 per rentable square foot of the Subleased Premises through the last day of Lease Year 3 (as such Lease Year is defined in the Lease), (B) $45.00 per rentable square foot of the Subleased Premises from the first day of Lease Year 4 through the last day of Lease Year 6 (as such Lease Years are defined in the Lease) and (C) $46.00 per rentable square foot of the Subleased Premises from the first day of Lease Year 7 through the last day of Lease Year 10 (as such Lease Years are defined in the Lease). Monthly Rent (under the Alnylam Lease) with respect to the Subleased Premises for any Extended Term of the Alnylam Lease shall be determined in the same manner as provided in the Alnylam Lease for the determination of Extended Term Monthly Rent for the remainder of the Existing Alnylam Premises;

(2)  If at the time of the Early Lease Termination Landlord is obligated (A) under Section III of the “Work Letter” (as defined in the Lease) to provide Tenant thereunder with any unpaid portion of the “Tenant Work Allowance” or “Additional Work Allowance” (as such terms are defined in the Lease), or (B) under Section III of such Work Letter to apply any credits to Monthly Rent under the Lease on account of any ”Allowance Excess” (as such term is defined in the Lease), then to the extent that Assignee is fulfilling the obligations of the Tenant under the Work Letter with respect to the Subleased Premises and is entitled to such portion of the Tenant Work Allowance and/or Additional Work Allowance allocable to the Subleased Premises, and to the extent that neither Tenant, nor Assignor, is entitled to payment for such allocable portion of the Tenant Work Allowance and/or Additional Work Allowance and/or entitled to such credit on account of any Allowance Excess, and provided further that Assignee is not in default under the Alnylam Lease, Landlord shall, subject to and in accordance with the provisions of said Work Letter, provide Assignee with any such unpaid part, if any, of the portion of the Tenant Work Allowance and Additional Work Allowance allocable to the Subleased Premises, and apply such allocable portion of such credit, if

5

any, to Assignee’s obligations with respect to the Subleased Premises to pay Monthly Rent under the Alnylam Lease; and

(3)  Subject to payment of the Parking Fee (as that term is defined in the Alnylam Lease) therefor and the terms and conditions of the Alnylam Lease pertaining to parking, the number of parking spaces under the Alnylam Lease shall be increased by 24 parking spaces, which is, as between Tenant and Assignee, the number of parking spaces to which Assignee is entitled under the Sublease as of the effective date of the Assignment.

In the event of such Early Lease Termination and upon request of Landlord, Assignee shall execute and deliver a written confirmation of the foregoing amendment to the Alnylam Lease as such amendment is contained in this Section 6(e).

f.                                        Landlord shall not be (a) liable for any prior act or omission of Tenant under the Lease prior to any Early Lease Termination or for any defaults of Assignor under the Sublease prior to such Early Lease Termination, (b) subject to any defenses or offsets previously accrued which Assignee may have against Tenant or Assignor for any period prior to such Early Lease Termination, or (c) be bound by any changes or modifications made to the Sublease without the prior written consent of Landlord. Landlord and Assignee agree that, as between Landlord and Assignee only, interpretation of individual provisions of the Alnylam Lease, if as amended as contemplated hereby in the event of any Early Lease Termination, shall give effect to the parties’ mutual intention that, in the event of such Early Lease Termination and automatic amendment of the Alnylam Lease, notwithstanding anything contained in the Lease or Sublease as of the date hereof, the rights and obligations of Landlord and Assignee with respect to the Subleased Premises when added to the Alnylam Lease shall be as “Landlord” and “Tenant” respectively under the Alnylam Lease subject to the inclusion of the additional provisions in the Alnylam Lease with respect to the Subleased Premises, as set forth in Section 6(e)(iii) hereof.

g.                                     Within thirty (30) days after request therefor, Tenant shall reimburse Landlord for all of Landlord’s reasonable out-of-pocket costs and expenses incurred to third parties in connection with the Assignment and this Consent.

h.                                     Tenant and Assignee agree that, as between Tenant and Assignee only, (i) all references in this Consent to the Lease shall be deemed to refer only to the non-redacted portions of the Lease attached to the Sublease, and (ii) Tenant shall indemnify and hold Assignee harmless from and against any liabilities or obligations which may by this Consent be imposed on Assignee under redacted portions of the Lease.

7.                                       Any act or omission of Assignor or Assignee or anyone claiming under or through either Assignor or Assignee, which act or omission violates any of the provisions of the Lease shall be deemed a violation of the Lease by Tenant.

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8.                                       Upon a default by Tenant under the Lease, Landlord may proceed directly against Tenant, any guarantors or anyone else liable under the Lease or the Sublease without first exhausting Landlord’s remedies against any other person or entity liable thereon to Landlord. If Landlord gives Assignee notice that Tenant or Assignor is in default under the Lease after the giving of any applicable notice and the expiration of any applicable grace or cure period, Assignee shall thereafter make directly to Landlord all payments otherwise due Tenant or Assignor, which payments will be received by Landlord without any liability to Landlord except to credit such payments against amounts due under the Lease. The mention in this Consent of any particular remedy shall not preclude Landlord from any other remedy in law or in equity.

9.                                       Tenant shall pay any brokerage commissions or fees that may be payable as a result of or in connection with the Sublease and/or Assignment, and Tenant hereby indemnifies and agrees to hold Landlord harmless from and against any loss or liability arising therefrom or from any other commissions or fees payable in connection with the Sublease and/or Assignment which result from the actions of Tenant. Assignor hereby indemnifies and agrees to hold Landlord harmless from and against any loss or liability arising from any commissions or fees payable in connection with the Sublease and/or Assignment which result from the actions of Assignor. Assignee hereby indemnifies and agrees to hold Landlord harmless from and against any loss or liability arising from any commissions or fees payable in connection with the Sublease and/or Assignment which result from the actions of Assignee. As between Tenant, Assignor and Assignee only, however, responsibility for the payment of any brokerage commissions or fees that may be payable as a result of or in connection with the Assignment is specifically set forth in Section 11 of the Assignment.

10.                                 Tenant, Assignor and Assignee each agrees that it will not modify or amend the Sublease or Assignment in any way without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed. Tenant, Assignor and Assignee hereby agree that it shall be reasonable for Landlord to withhold its consent to any modification or amendment of the Sublease which would change the permitted use of the Subleased Premises or which would affect Landlord’s status as a real estate investment trust. Any modification or amendment of the Sublease without Landlord’s prior written consent shall be void and of no force or effect.

11.                                 This Consent may not be changed orally, but only by an agreement in writing signed by Landlord and the party against whom enforcement of any change is sought. This Consent supersedes all prior understandings and agreements, whether written or oral, between Landlord and any other party hereto with respect to the consent of the Landlord to the assignment of the Sublease; provided, however, that the Consent to Sublease dated October 23, 2006 by and among Landlord, Tenant and Assignor (the “Consent to Sublease”) shall continue to apply and remains in full force and effect with respect to the subject matter contained therein. As between Tenant and Assignor only, and as between Tenant and Assignee only, however, in the event of any conflict between the terms of this Consent, the terms of any other document and the terms of this Assignment, the Assignment controls.

12.                                 This Consent may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute but one and the same instrument.

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13.                                 This Consent and the legal relations between the parties hereto shall be governed by and construed and enforced in accordance with the internal laws of the Commonwealth of Massachusetts, without regard to its principles of conflicts of law.

[remainder of page intentionally left blank]

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IN WITNESS WHEREOF, Landlord, Tenant, Assignor and Assignee have caused their duly authorized representatives to execute this Consent as of the date first above written.

LANDLORD:

ARE-MA REGION NO. 28, LLC,
a Delaware limited liability company

By:	Alexandria Real Estate Equities, L.P.,
a Delaware limited partnership, member

By:	ARE-QRS Corp., a Maryland corporation, general partner

By:
Name:
Title:

TENANT:

ARCHEMIX CORP.,
a Delaware corporation

By:
Name:
Title:

ASSIGNOR:

MOMENTA PHARMACEUTICALS, INC.,
a Delaware corporation

By:
Name:
Title:

ASSIGNEE:

ALNYLAM PHARMACEUTICALS, INC.,
a Delaware corporation

By:
Name:
Title:

9

EXHIBIT H-3

Form of Second Amendment to Overlease

Note: Momenta Pharmaceuticals, Inc. is not a party to this Exhibit H-3. Pursuant to Item 601 of Regulation S-K, such exhibit is not being filed herewith.

EXHIBIT H-4

ASSIGNMENT AND ASSUMPTION OF CONSTRUCTION CONTRACT

THIS ASSIGNMENT AND ASSUMPTION OF CONSTRUCTION CONTRACT (the “Assignment”) is made as of October         , 2007 (the “Effective Date”) by Momenta Pharmaceuticals, Inc. (“Assignor”) and Alnylam Pharmaceuticals, Inc. (“Assignee”).

WHEREAS, Assignor is the owner under that certain Standard Form of Agreement between Owner and Contractor (AIA Document A111-1997) dated May 2, 2007, as modified by three Prime Contract Change Orders dated July 10, 2007, August 27, 2007 and October 1, 2007 (as so modified, the “Contract”), with F.L. Caulfield & Sons, Inc., as contractor (“Contractor”) with respect to the project (the “Project”) on the second floor of the Building located at 300 Third Street, Cambridge, Massachusetts. A true copy of the Contract is attached hereto as Exhibit A; and

WHEREAS, Assignor wishes to assign to Assignee, and Assignee wishes to assume Assignor’s interest in the Contract;

NOW, THEREFORE, incorporating the recitals above and in consideration of the mutual promises herein contained and other good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, Assignor and Assignee hereby agree as follows:

1.                                       Assignment of Contract. Assignor, for value received, hereby transfers and assigns to Assignee all of Assignor’s right, title and interest in and to the Contract. Notwithstanding the foregoing, Assignor does not assign, and hereby reserves all rights to, any proceeds from the claim made by Assignor to the Contractor (and/or subcontractor) for reimbursement in the amount of $14,527.23 paid by Assignor to Archemix Corp. for sprinkler valve damage incurred in connection with the Project.

2.                                       Assumption of Obligations by Assignee. By acceptance of this Assignment, Assignee hereby unconditionally assumes and agrees to perform all of the obligations and covenants of Assignor as owner under the Contract, arising from and after the Effective Date. Assignee agrees for the benefit of Contractor that Contractor shall have the right to enforce against Assignee all of the Assignor’s obligations, liabilities and duties under the Contract to be performed by Assignor as fully and completely as if Assignee had originally executed the Contract as the owner thereunder.

3.                                       Representations. Assignor represents as follows:

a.                                       The Contract is a complete statement of the agreement between the parties with respect to Project referred to therein.

b.                                      A true and complete copy of the Contract is attached hereto as Exhibit A. A copy of a Project Book maintained by Assignor for the Project including true copies of the schedule of values, releases of liens and insurance certificates received by Assignor is attached hereto as Exhibit B.

c.                                       The Contract is presently in full force and effect according to its terms and is the valid and binding obligation of the undersigned as of the Effective Date.

d.                                      Contractor has been paid $3,222,564.00 of the Contract Sum due under the Contract.

g.                                      Assignor, as of the Effective Date, is not in default under the terms of the Contract. To Assignor’s knowledge, Contractor is not in default in the performance of its obligations to Assignor under the Contract.

4.                                       Successors and Assigns. This Assignment shall inure to the benefit of the parties, their assigns and successors in interest or in title or in both.

5.                                       Governing Law. This Assignment shall be governed by and construed in accordance with laws of the Commonwealth of Massachusetts.

6.                                       Consent. This Assignment shall be of no force or effect unless and until Contractor shall give its written consent hereto.

{Signatures Follow}

IN WITNESS WHEREOF, this Assignment has been executed by Assignor and Assignee as a sealed instrument as of the day and year first above written.

Assignor:

MOMENTA PHARMACEUTICALS, INC.

Exhibit - Do Not Sign

By:
Richard P. Shea, its Vice President, Treasurer and Chief Financial Officer, duly authorized

Assignee:

ALNYLAM PHARMACEUTICALS, INC.

Exhibit - Do Not Sign
By:
Name:
Title: , duly authorized

CONTRACTOR CONSENT

The undersigned, being the Contractor under the above described Contract, subject to the covenants, agreements, terms, provisions and conditions contained in the Contract and this Assignment, hereby consents to the assignment of the Contract to Assignee, and agrees to accept the Assignee as the owner under the Contract.

Contractor:

F.L. Caulfield & Sons, Inc.

Exhibit - Do Not Sign
By:
Duly Authorized

EXHIBIT H-5

ASSIGNMENT AND ASSUMPTION OF ARCHITECT CONTRACT

THIS ASSIGNMENT AND ASSUMPTION OF ARCHITECT CONTRACT (the “Assignment”) is made as of October         , 2007 (the “Effective Date”) by Momenta Pharmaceuticals, Inc. (“Assignor”) and Alnylam Pharmaceuticals, Inc. (“Assignee”).

WHEREAS, Assignor and Olson Lewis Dioli & Doktor, Architects & Planners Incorporated (the “Architect”) are parties to that certain pursuant to a fee proposal agreement dated October 4, 2006, as modified by letter agreement dated August 19, 2007 (as so modified, the “Contract”) with respect to the project (the “Project”) on the second floor of the Building located at 300 Third Street, Cambridge, Massachusetts. A true copy of the Contract is attached hereto as Exhibit A-1;

WHEREAS, pursuant to the Architect Contract, the Architect has produced certain drawings and specifications (the “Drawings”). True copies of the Drawings are attached hereto as Exhibit A-2; and

WHEREAS, Assignor wishes to assign to Assignee, and Assignee wishes to assume Assignor’s interest in the Contract and the Drawings;

NOW, THEREFORE, incorporating the recitals above and in consideration of the mutual promises herein contained and other good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, Assignor and Assignee hereby agree as follows:

1.                                       Assignment of Contract. Assignor, for value received, hereby transfers and assigns to Assignee all of Assignor’s right, title and interest in and to the Contract and the Drawings.

2.                                       Assumption of Obligations by Assignee. By acceptance of this Assignment, Assignee hereby unconditionally assumes and agrees to perform all of the obligations and covenants of Assignor as owner under the Contract, arising from and after the Effective Date. Assignee agrees for the benefit of the Architect that the Architect shall have the right to enforce against Assignee all of the Assignor’s obligations, liabilities and duties under the Contract to be performed by Assignor as fully and completely as if Assignee had originally executed the Contract.

3.                                       Representations. Assignor represents as follows:

a.                                       The Contract is a complete statement of the agreement between the parties with respect to Project referred to therein.

b.                                      True and complete copies of the Contract and the Drawings are attached hereto as Exhibit A-1 and A-2.

c.                                       The Contract is presently in full force and effect according to its terms and is the valid and binding obligation of the undersigned as of the Effective Date.

d.                                      The Architect has been paid $195,518.00 under the Contract.

g.                                      Assignor, as of the Effective Date, is not in default under the terms of the Contract. To Assignor’s knowledge, the Architect is not in default in the performance of its obligations to Assignor under the Contract.

4.                                       Successors and Assigns. This Assignment shall inure to the benefit of the parties, their assigns and successors in interest or in title or in both.

5.                                       Governing Law. This Assignment shall be governed by and construed in accordance with laws of the Commonwealth of Massachusetts.

6.                                       Consent. This Assignment shall be of no force or effect unless and until the Architect shall give its written consent hereto.

{Signatures Follow}

IN WITNESS WHEREOF, this Assignment has been executed by Assignor and Assignee as a sealed instrument as of the day and year first above written.

Assignor:

MOMENTA PHARMACEUTICALS, INC.

Exhibit - Do Not Sign

By:
Richard P. Shea, its Vice President, Treasurer and Chief Financial Officer, duly authorized

Assignee:

ALNYLAM PHARMACEUTICALS, INC.

Exhibit - Do Not Sign
By:
Name:
Title: , duly authorized

ARCHITECT CONSENT

The undersigned, being the Architect under the above described Contract, subject to the covenants, agreements, terms, provisions and conditions contained in the Contract and this Assignment, hereby consents to the assignment of the Contract to Assignee, and agrees to accept the Assignee in the place and stead of the Assignor under the Contract.

Architect:

Olson Lewis Dioli & Doktor, Architects & Planners Incorporated

Exhibit - Do Not Sign

By:
Duly Authorized

EXHIBIT H-6

Bill of Sale

KNOW ALL MEN BY THESE PRESENTS that Momenta Pharmaceuticals, Inc., a Delaware corporation (“Seller”) for consideration of Ten and 00/100 Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, does hereby grant, sell, transfer and deliver unto Alnylam Pharmaceuticals, Inc., a Delaware corporation (“Purchaser”), the furniture, non-leasehold fixtures(3) and equipment described on Schedule A attached hereto.

And Seller does hereby warrant, covenant and agree that it has marketable title to said furniture, fixtures and equipment, free of all liens and encumbrances arising by or through Seller.

By acceptance of said furniture, fixtures and equipment, Purchaser hereby agrees that said furniture, fixtures and equipment is sold “AS-IS,” “WHERE-IS,” WITH ALL FAULTS, WITHOUT WARRANTIES OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED (EXCEPT, SELLER WARRANTS THAT IT HAS TITLE TO THE SAID furniture, fixtures and equipment), INCLUDING NO WARRANTIES OF MERCHANTABILITY, FITNESS FOR PARTICULAR PURPOSE, CONFORMITY TO ANY SPECIFICATIONS AND NON-INFRINGEMENT OF THIRD PARTY RIGHTS.

IN WITNESS WHEREOF, the undersigned has hereunto set its hand and seal as of the          day of October, 2007.

Witness:	Momenta Pharmaceuticals, Inc.

Exhibit - Do Not Sign

By:
Richard P. Shea, its Vice President, Treasurer and Chief Financial Officer, duly authorized
:

(3)  To the extent any fixtures are part of the leasehold estate pursuant to that certain Sublease dated as of September 8, 2006, as amended (the “Sublease”) between Archemix Corp., as sublandlord, and Seller, as subtenant, ownership of such fixtures shall be governed by the Sublease.

EXHIBIT H-7

ASSIGNMENT AND ASSUMPTION OF PURCHASE ORDERS

THIS ASSIGNMENT AND ASSUMPTION OF PURCHASE ORDERS (the “Assignment”) is made as of October         , 2007 (the “Effective Date”) by Momenta Pharmaceuticals, Inc. (“Assignor”) and Alnylam Pharmaceuticals, Inc. (“Assignee”).

WHEREAS, Assignor has made certain purchase orders (each, a “Purchase Order” and collectively, the “Purchase Orders”) with respect to equipment and furniture for the project on the second floor of the Building located at 300 Third Street, Cambridge, Massachusetts. True copies of the Purchase Orders are attached hereto as Exhibit A-1;  and

WHEREAS, Assignor wishes to assign to Assignee, and Assignee wishes to assume Assignor’s interest in the Purchase Orders;

NOW, THEREFORE, incorporating the recitals above and in consideration of the mutual promises herein contained and other good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, Assignor and Assignee hereby agree as follows:

1.                                       Assignment of Purchase Orders. Assignor, for value received, hereby transfers and assigns to Assignee all of Assignor’s right, title and interest in and to the Purchase Orders, including all deposits made by Assignor thereunder (the “Deposits”).

2.                                       Assumption of Obligations by Assignee. By acceptance of this Assignment, Assignee hereby unconditionally assumes and agrees to perform all of the obligations and covenants of Assignor under the Purchase Orders, arising from and after the Effective Date.

3.                                       Representations. Assignor represents as follows:

a.                                       True and complete copies of the Purchase Orders are attached hereto as Exhibit A-1.

b.                                      Assignor has paid Deposits under the Purchase Orders in the amounts set forth on Exhibit A-2 attached hereto.

c.                                       Assignor, as of the Effective Date, is not in default under the terms of the Purchase Orders. To Assignor’s knowledge, the respective vendors under the Purchase Orders are not in default in the performance of its obligations to Assignor under the Purchase Orders.

4.                                       Further Assurances. Assignor agrees to reasonably cooperate with Assignee to enforce Assignor’s rights under the Purchase Orders; provided, that, such cooperation shall be without material expense to Assignor. If any action to enforce the Purchase Orders must be made in Assignor’s name, Assignor hereby irrevocably appoints Assignee its attorney-in-fact to enforce Assignor’s rights under the Purchase Orders, such appointment being deemed coupled with an interest.

5.                                       Successors and Assigns. This Assignment shall inure to the benefit of the parties, their assigns and successors in interest or in title or in both.

6.                                       Governing Law. This Assignment shall be governed by and construed in accordance with laws of the Commonwealth of Massachusetts.

{Signatures Follow}

IN WITNESS WHEREOF, this Assignment has been executed by Assignor and Assignee as a sealed instrument as of the day and year first above written.

Assignor:

MOMENTA PHARMACEUTICALS, INC.

Exhibit - Do Not Sign

By:
Richard P. Shea, its Vice President, Treasurer and Chief Financial Officer, duly authorized

Assignee:

ALNYLAM PHARMACEUTICALS, INC.

Exhibit - Do Not Sign
By:
Name:
Title: , duly authorized